  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1998
                                                     REGISTRATION NO. 333-53281
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                              HUDSON HOTELS TRUST
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                          ONE AIRPORT WAY, SUITE 200
                           ROCHESTER, NEW YORK 14624
                                (716) 436-1700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               E. ANTHONY WILSON
                          ONE AIRPORT WAY, SUITE 200
                           ROCHESTER, NEW YORK 14624
                                (716) 436-1700
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

     DAVID C. WRIGHT, ESQUIRE                     ALAN J. PRINCE, ESQUIRE
         HUNTON & WILLIAMS                            KING & SPALDING
   RIVERFRONT PLAZA, EAST TOWER                    191 PEACHTREE STREET
       951 EAST BYRD STREET                       ATLANTA, GEORGIA 30303
     RICHMOND, VIRGINIA 23219                         (404) 572-4600
          (804) 788-8200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 21, 1998

PROSPECTUS

                               12,500,000 SHARES
                                                        [LOGO OF HUDSON HOTELS
                                                         APPEARS HERE]

                              HUDSON HOTELS TRUST

  Hudson Hotels Trust (the "Company") is a recently formed self-advised Maryland real estate investment trust that intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. Upon completion of the Formation Transactions (described herein), the Company, through Hudson Hotels Limited Partnership, L.P. and its subsidiaries (the "Partnership"), will own 29 existing hotels with 3,558 rooms (the "Initial Hotels"), including 26 Fairfield Inn(R) by Marriott hotels with a total of 3,179 rooms. The Initial Hotels will be leased to three wholly-owned subsidiaries (collectively, the "Lessee") of Hudson Hotels Corporation (the "Strategic Partner"), a publicly-owned company whose common stock is listed on the Nasdaq Stock Market under the symbol "HUDS." The Company's business strategy is to acquire stabilized hotels that the Company believes are undervalued by prevailing market conditions and offer the potential for high current rates of return to the Company, a substantial dividend to the Company's shareholders, and long term increases in value. To facilitate its strategy, the Company will enter into a 10-year strategic alliance agreement (the "Strategic Alliance") with the Strategic Partner. See "Strategic Alliance."
                      COMMON SHARES OF BENEFICIAL INTEREST
                                  ----------
  All of the Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), offered hereby (the "Offering") are being offered by the Company. Prior to the Offering, there has been no public market for the Common Shares. The Common Shares have been approved for listing, subject to final notice of issuance, on the New York Stock Exchange under the symbol "HHT." The initial public offering price per share is expected to be between $9.50 and $10.50. See "Underwriting" for a discussion of factors to be considered in establishing the initial public offering price. The Company initially intends to make regular quarterly distributions to its shareholders at an initial annual rate of $.95 per share or 9.5% of an assumed initial public offering price of $10.00, the mid-point of the price range. The Company's Declaration of Trust generally limits the number of Common Shares that may be owned by any single shareholder or affiliated group to 9.9% of the outstanding Common Shares. See "Risk Factors--Anti-takeover Effect of Ownership Limit, Staggered Board, Power To Issue Additional Shares and Certain Provisions of Maryland Law" and "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."
  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING, AMONG OTHERS:
  . the Company's lack of control over the daily operations of its hotels due to tax restrictions that prevent REITs from operating hotels;
  . the Company's dependence on rent payments from the Lessee for substantially all of the Company's income and risks associated with the Strategic Partner's capacity to manage a significant increase in the number of its managed hotels;
  . the Company's lack of experience operating as a REIT, and the fact that the
    Company and the Partnership are newly formed entities;
  . adverse developments with respect to the Fairfield Inn by Marriott franchise brand, under which approximately 90% of the Initial Hotels operate, which could reduce the Company's cash available for distribution to its shareholders;
  . conflicts of interest between the Company and certain of its officers and trustees, who also serve as officers and directors of the Strategic Partner, including conflicting demands on management time;
  . tax risks, including taxation of the Company as a regular corporation if it fails to qualify as a REIT, which could reduce materially the Company's cash available for distribution to its shareholders; and
  . the effect of increases in hotel room supply exceeding increases in demand and other economic conditions which may adversely affect real estate investments or the hospitality industry, the revenue of the Initial Hotels and the Lessee's ability to make lease payments from the operation of the Initial Hotels.
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
 CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at approximately $1,500,000 payable by the Company.
(3) The Company has granted the Underwriters an option to purchase up to an additional 1,875,000 Common Shares at the Price to Public less Underwriting Discount, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $   , $    and $   , respectively. See "Underwriting."

                                  ----------
  The Common Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made on or about July , 1998.

MORGAN KEEGAN & COMPANY, INC.
     CREDIT LYONNAIS SECURITIES (USA) INC.
         CROWELL, WEEDON & CO.
               INTERSTATE/JOHNSON LANE
                    CORPORATION
                       SUTRO & CO. INCORPORATED
                                TUCKER ANTHONY
                                    INCORPORATED
                                         WHEAT FIRST UNION

                  The date of this Prospectus is July  , 1998.

[LOGO OF HUDSON HOTELS
 APPEARS HERE]


                                                             [MAP APPEARS HERE]


                              THE INITIAL HOTELS

FAIRFIELD INN BY MARRIOTT  FAIRFIELD INN BY MARRIOTT   COMFORT SUITES
                           MIDWESTERN REGION           Cheektowaga
NORTHEASTERN REGION                                    (Metropolitan Buffalo),
                                                       New York
                           Glenview (Metropolitan Chicago), Illinois
Hartford, Connecticut      Willowbrook (Metropolitan Chicago), Illinois
Wilmington, Delaware

                           Fort Wayne, Indiana
Portland, Maine            Cedar Rapids, Iowa          HAMPTON INN
Buffalo, New York                                      Cheektowaga
                                                       (Metropolitan Buffalo),
                                                       New York
                           Florence (Metropolitan Cincinnati), Kentucky
Syracuse, New York         Louisville, Kentucky
Harrisburg, Pennsylvania   Akron, Ohio

Warrendale (Metropolitan Pittsburgh), Pennsylvania
                           Sharonville (Metropolitan Cincinnati), Ohio
                                                       HOLIDAY INN

                           Columbus, Ohio
WESTERN REGION                                         Cleveland, Ohio
                           Willoughby (Metropolitan Cleveland), Ohio
Flagstaff, Arizona

Phoenix West, Arizona      SOUTHEASTERN REGION
Scottsdale, Arizona        Winter Park (Orlando), Florida
Ontario, California        Rocky Mount, North Carolina
Rancho Cordova, California Chattanooga, Tennessee
Las Vegas, Nevada

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING PURCHASES OF THE COMMON SHARES TO STABILIZE THE MARKET PRICE, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................   1
  The Company..............................................................   1
  Risk Factors.............................................................   2
  Business and Investment Strategy.........................................   3
  The Initial Hotels.......................................................   4
  The Hotel Industry.......................................................   5
  Growth Strategy..........................................................   6
    Acquisition Strategy...................................................   6
    Internal Growth Strategy...............................................   6
  The Strategic Alliance...................................................   7
  Formation Transactions...................................................   8
  Benefits to Related Parties..............................................  10
    Receipt of Units by the Strategic Partner..............................  10
    The Pre-Offering Debt..................................................  10
    Payment to the Strategic Partner.......................................  11
    Issuance of Shares and Grants of Options to Officers and Trustees......  11
  Policies with Respect to Conflicts of Interest...........................  11
  Distribution Policy......................................................  11
  Tax Status...............................................................  11
  The Offering.............................................................  12
  Summary Financial Data...................................................  13
RISK FACTORS...............................................................  16
  Lack of Control Over Operations of the Hotels............................  16
  Dependence on Lessee and Payments Under the Percentage Leases............  16
  Potential Adverse Impact of Increased Hotel Management by the Strategic
   Partner.................................................................  16
  Newly Organized Company and Partnership, Limited Financial Data and
   Company's Lack of Experience as a REIT or as a Public Company...........  17
  Emphasis on Fairfield Inn by Marriott Hotels.............................  17
  Requirements of the Franchise Agreements.................................  17
  Conflicts of Interest....................................................  17
  Tax Risks................................................................  18
  Hotel Industry Risks.....................................................  19
  Real Estate Investment Risks.............................................  20
  Potential Adverse Effects of Leverage and Lack of Limits on
   Indebtedness............................................................  23
  No Prior Market for Common Shares........................................  23
  Effect of Market Interest Rates on Price of Common Shares................  24
  Reliance on Board of Trustees and Key Personnel..........................  24
  Ability of Board of Trustees to Change Certain Policies..................  24
  Anti-takeover Effect of Ownership Limit, Staggered Board, Power to Issue
   Additional Shares and Certain Provisions of Maryland Law................  24
THE COMPANY................................................................  26
  General..................................................................  26
  The Strategic Alliance...................................................  27
BUSINESS AND PROPERTIES....................................................  29
  Business and Investment Strategy.........................................  29
  The Hotel Industry.......................................................  29
  Growth Strategy..........................................................  32
  Acquisition Strategy.....................................................  32
  Internal Growth Strategy.................................................  33
  Fairfield Inn Hotels.....................................................  33
USE OF PROCEEDS............................................................  34
DISTRIBUTION POLICY........................................................  35
PRO FORMA CAPITALIZATION...................................................  37
SELECTED FINANCIAL INFORMATION.............................................  38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  42
  Overview.................................................................  42
  Results of Operations of the Initial Hotels..............................  42
  Liquidity and Capital Resources..........................................  43
  Inflation................................................................  44
  Seasonality..............................................................  44
  Year 2000 Compliance.....................................................  44
THE INITIAL HOTELS.........................................................  45
  Descriptions of Initial Hotels...........................................  46
  The Percentage Leases....................................................  52
  Franchise Agreements.....................................................  59
  Operating Practices......................................................  60
  Employees................................................................  61
  Environmental Matters....................................................  61
  Competition..............................................................  61
  Depreciation.............................................................  62
  Insurance................................................................  62
  Legal Proceedings........................................................  63
FORMATION TRANSACTIONS.....................................................  64
  Benefits to Related Parties..............................................  65
MANAGEMENT.................................................................  67
  Trustees and Executive Officers..........................................  67
  Audit Committee..........................................................  69
  Acquisition Committee....................................................  69
  Compensation Committee...................................................  69

  Executive Compensation...................................................  69
  Employment Agreements....................................................  70
  Compensation of Trustees.................................................  70
  Exculpation and Indemnification..........................................  70
  1998 Share Incentive Plan................................................  71
  The Trustees' Plan.......................................................  74
CERTAIN RELATIONSHIPS AND TRANSACTIONS.....................................  75
  The Strategic Partner....................................................  75
  Receipt of Units by the Strategic Partner................................  75
  Repayment of Indebtedness................................................  75
  Payment to the Strategic Partner.........................................  75
  Issuance of Shares and Grants of Options to Officers and Trustees........  76
  The Percentage Leases....................................................  76
  Franchise Licenses.......................................................  76
  Financial Advisory Fee...................................................  76
THE STRATEGIC PARTNER AND THE LESSEE.......................................  77
  General..................................................................  77
  Management Team..........................................................  78
PRINCIPAL SHAREHOLDERS.....................................................  79
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST...............................  80
  General..................................................................  80
  Common Shares............................................................  80
  Preferred Shares.........................................................  81
  Classification or Reclassification of Common Shares or Preferred Shares..  81
  Restrictions on Ownership and Transfer...................................  81
  Other Matters............................................................  84
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF
 TRUST AND BYLAWS..........................................................  85
  Classification of the Board of Trustees..................................  85
  Removal of Trustees......................................................  85
  Business Combinations....................................................  85
  Control Share Acquisitions...............................................  86
  Amendment................................................................  86
  Limitation of Liability and Indemnification..............................  87
  Operations...............................................................  88
  Dissolution of the Company...............................................  88
  Advance Notice of Trustees Nominations and New Business..................  88
  Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws..................................  88
  Maryland Asset Requirements..............................................  88
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES.................  89
  Investment Policies......................................................  89
  Financing................................................................  90
  Conflict of Interest Policies............................................  90
  Other Activities.........................................................  92
  Working Capital Reserves.................................................  92
SHARES AVAILABLE FOR FUTURE SALE...........................................  92
PARTNERSHIP AGREEMENT......................................................  94
  Management...............................................................  94
  Transferability of Interests.............................................  94
  Capital Contribution.....................................................  94
  Redemption Rights........................................................  95
  Operations...............................................................  95
  Distributions............................................................  95
  Allocations..............................................................  96
  Term.....................................................................  96
  Tax Matters..............................................................  96
FEDERAL INCOME TAX CONSIDERATIONS..........................................  97
  Taxation of the Company..................................................  97
  Requirements for Qualification...........................................  98
  Failure to Qualify....................................................... 105
  Taxation of Taxable U.S. Shareholders.................................... 106
  Taxation of Shareholders on the Disposition of the Common Shares......... 106
  Capital Gains and Losses................................................. 107
  Information Reporting Requirements and Backup Withholding................ 107
  Taxation of Tax-Exempt Shareholders...................................... 107
  Taxation of Non-U.S. Shareholders........................................ 108
  Other Tax Consequences................................................... 109
  Tax Aspects of the Partnership........................................... 109
  Income Taxation of the Partnership and its Partners...................... 111
  Sale of the Company's or the Partnership's Property...................... 112
UNDERWRITING............................................................... 113
EXPERTS.................................................................... 114
REPORTS TO SHAREHOLDERS.................................................... 115
LEGAL MATTERS.............................................................. 115
ADDITIONAL INFORMATION..................................................... 115
GLOSSARY................................................................... 116
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes (i) an offering price for the Common Shares of $10.00 per share (the "Offering Price"), the mid-point of the price range, and (ii) that the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, the "Company" as used herein, includes Hudson Hotels Trust and its subsidiaries, including Hudson Hotels Limited Partnership, L.P. and its subsidiaries (the "Partnership") and the "Strategic Partner" refers to Hudson Hotels Corporation and its subsidiaries. The offering of 12,500,000 Common Shares pursuant to this Prospectus is referred to herein as the "Offering." See "Glossary" for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

  Hudson Hotels Trust (the "Company") is a self-advised Maryland real estate investment trust, formed in April 1998, that intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. The Company intends to own and acquire stabilized hotel properties that the Company believes are undervalued in prevailing market conditions and offer the potential for high current rates of return to the Company, a substantial dividend to its shareholders, and long term increases in value. At the present time, the Company has identified such characteristics in stabilized limited service hotels operating under nationally recognized franchises. Upon completion of the Formation Transactions (as defined herein), the Company, through the Partnership, will own 29 existing hotels with 3,558 rooms (the "Initial Hotels"). The Initial Hotels have an average age of approximately nine years and will be leased, pursuant to leases providing for rent payments based, in part, on revenues from the Initial Hotels (the "Percentage Leases"), to three wholly-owned subsidiaries (collectively, the "Lessee") of Hudson Hotels Corporation (the "Strategic Partner"), a publicly-owned company whose common stock is listed on the Nasdaq Stock Market under the symbol "HUDS."

  Concurrently with the closing of the Offering, the Company will enter into a 10-year strategic alliance agreement (the "Strategic Alliance") with the Strategic Partner, pursuant to which (i) the Company will have an option and right of first refusal to purchase 25 existing hotels currently owned by the Strategic Partner (the "Option Hotels") and any hotel developed by the Strategic Partner during the term of the Strategic Alliance, (ii) the Company will have a right of first opportunity to acquire any hotel identified for acquisition by the Strategic Partner, and (iii) the Strategic Partner will have a right of first offer to lease any hotel property acquired by the Company that is not acquired subject to a condition that a specified party serve as lessee or manager of the property. The Company believes that the Strategic Alliance will enhance the Company's growth strategy by (i) providing the Company with a strategic partner that can assist the Company in identifying and evaluating hotel acquisition opportunities, (ii) providing the Company with a source of future acquisitions through the Option Hotels and hotels subsequently owned or developed by the Strategic Partner, and (iii) providing an experienced operator and lessee of the Company's hotel properties pursuant to the Percentage Leases.

  To facilitate its operating and acquisition strategy, the Company will work closely with the Strategic Partner, and the two companies will share a management team with extensive experience in the hospitality industry. E. Anthony Wilson, Chairman of the Board and Chief Executive Officer of the Strategic Partner, will also serve as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wilson was named the Hospitality Valuation Services Hotel Executive of the Year in 1996 and was named to Advertising Age magazine's list of the Top 100 Marketing Executives in 1995. John M. Sabin will serve as the Company's President and Chief Financial Officer and the Strategic Partner's Executive Vice President and Chief Financial Officer. Mr. Sabin has recently served as Senior Vice President, Treasurer and Chief Financial Officer of Vistana, Inc., a publicly-owned owner, operator and developer of time share resorts, and previously served as Vice President--Finance and Vice President-- Mergers and Acquisitions of Choice Hotels International, Inc. ("Choice") and Vice President--Corporate Mergers and Acquisitions at Marriott International, Inc. ("Marriott"). Michael T. George will serve as the Company's Executive Vice President and the Lessee's President and Chief Operating Officer. Mr. George most recently served as Chief Operating Officer of Sunstone Hotel Properties and has previously served as Senior Vice President of Operations at Capstar Hotels Company.

  Upon completion of the Formation Transactions, the Company will own the 29 Initial Hotels, which include 26 Fairfield Inn(R) by Marriott hotels with a total of 3,179 rooms (the "Initial Fairfield Inns") and one Hampton Inn(R) hotel, one Comfort Suites(R) hotel and one Holiday Inn(R) hotel with a total of 379 rooms (the "Other Initial Hotels"). The Initial Hotels will be leased to the Lessee under seven year leases designed to allow the Company to participate in increases in revenues at the Initial Hotels and to provide an incentive for the Lessee to exceed certain target hotel revenues. In the year ended December 31, 1997 and the quarter ended March 31, 1998, revenue per available room ("REVPAR") at the Initial Hotels increased by 3.5% and 5.7%, respectively over the same periods in 1996 and 1997. Upon completion of the Offering, the Company will acquire the Initial Hotels from two sellers unaffiliated with the Company for approximately $155.1 million in cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels). In addition, the Company expects to invest approximately $10 million over the next three years to fund certain property improvement programs ("PIPs") at the Initial Hotels as required by the franchisors, of which approximately $5 million is expected to be funded by ongoing capital expenditure reserves.

  The Company believes that the operation of the Initial Hotels under nationally recognized hotel franchises will provide the Company with certain benefits, such as the franchisors' national reservation systems and comprehensive physical and operational guidelines. Fairfield Inn by Marriott hotels ("Fairfield Inns") are limited service hotels designed for business and leisure travelers. According to Marriott, the first Fairfield Inn opened in 1987, and as of March 31, 1998, 346 hotels operated under the Fairfield Inn name. Limited service hotels generally, and Fairfield Inns particularly, do not include restaurants or lounges and contain little non-revenue producing space. Fairfield Inns are constructed, maintained and operated in accordance with a comprehensive set of building, maintenance, operational, record-keeping and reservation system guidelines designed to insure uniform service, appearance and quality.

  The Company has received commitments for $125 million in financing facilities (the "Credit Facility") from The Capital Company of America LLC ("Capital America"). Concurrently with the completion of the Offering and the Formation Transactions, the Company expects to incur approximately $42.6 million of indebtedness (representing approximately 27% of the Company's investment in hotels, at cost) under such Credit Facility to fund, in part, the acquisition of the Initial Hotels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  On a pro forma basis, if the Formation Transactions had been consummated as of January 1, 1997, the Company's "Funds From Operations" or "FFO" (as defined herein) for the year ended December 31, 1997 would have been approximately $16 million. See note 10 in "Summary Financial Data." The Company initially intends to make regular quarterly distributions of $.2375 per share, which, on an annualized basis, would equal $.95 per share or 9.5% of the Offering Price.

                                  RISK FACTORS

  An investment in the Common Shares involves various risks, and investors should carefully consider the matters discussed under "Risk Factors." The following risks, among others, may lead to a reduction in the Company's cash available for distribution to its shareholders:

  . the Company's lack of control over the daily operations of the Initial Hotels due to tax restrictions that prevent REITs from operating hotels and the Company's dependence on the Lessee to conduct such operations;

  . the Company's dependence on the rent payments from the Lessee under the Percentage Leases for substantially all of the Company's income, including the risks related to the Lessee's inability to make rent payments in an amount sufficient to permit the Company to make distributions to its shareholders;

  . the Strategic Partner's capacity to successfully manage rapid growth in its hotel management operations resulting from its leasing and management of the Initial Hotels;

  . the Company and the Partnership were recently formed, and the Company and its management have no experience operating as a REIT;

  . adverse developments in the business or prospects of the Fairfield Inn by Marriott franchise brand, under which approximately 90% of the Initial Hotels operate, which may adversely impact the Company's revenues from the lease of the 26 Initial Fairfield Inns and its cash available for distribution to its shareholders;

  . conflicts of interest between the Company and certain of its officers and trustees, who are also officers, directors and stockholders of the Strategic Partner, including the lack of arm's-length negotiations with respect to the terms of the Strategic Alliance, the Percentage Leases and future acquisitions by the Company from the Strategic Partner, which could lead to decisions that do not solely reflect the interests of the Company's shareholders;

  . tax risks, including taxation of the Company as a corporation if it fails to qualify as a REIT and the Company's liability for federal and state taxes on its taxable income in such event, which could reduce materially the Company's cash available for distribution to its shareholders;

  . risks affecting the real estate or hospitality industries generally, including the risk that increases in hotel room supply may exceed increases in room demand and other economic conditions that may adversely affect the Company's real estate investments and the Lessee's ability to make lease payments, potential increases in assessed real estate values or property tax rates, the relative illiquidity of real estate, uninsured or underinsured losses, and the potential liability for unknown or future environmental liabilities;

  . the risk of potential losses of franchise licenses with respect to the Initial Hotels and the varying capital requirements of franchisors that may adversely affect the Company's return on its investment in hotels;

  . the absence of a prior market for the Common Shares, the lack of assurance that an active trading market will develop or that the Common Shares will trade at or above the initial offering price, and the potential negative effect of an increase in interest rates on the market price of the Common Shares; and

  . the restriction on ownership of Common Shares and certain other provisions in the Company's declaration of trust (the "Declaration of Trust") or the Company's bylaws (the "Bylaws"), may have the effect of inhibiting a change of control of the Company, even when a change of control may be beneficial to the Company's shareholders.

                        BUSINESS AND INVESTMENT STRATEGY

  The Company's business strategy is to acquire hotels that the Company believes are undervalued in prevailing market conditions and that have achieved stabilized occupancy and average daily rates ("ADR"). The Company believes that such properties offer the potential for high current rates of return to the Company, a substantial dividend to the Company's shareholders, and long term increases in value. At the present time, the Company believes that there are opportunities to acquire undervalued limited service hotels operating under nationally recognized franchise brands. The Company will seek to enhance shareholder value (i) by acquiring additional existing hotels that meet the Company's investment criteria and (ii) by participating in any increased room revenue from the Initial Hotels and any subsequently acquired hotels through the Percentage Leases. The Company believes that the Strategic Alliance will be an integral part of both the Company's acquisition and internal growth strategies by providing the Company with (i) a strategic partner that can assist the Company in identifying and evaluating hotel acquisition opportunities, (ii) a source of future acquisitions through the Option Hotels and hotels subsequently owned or developed by the Strategic Partner, and (iii) an experienced operator and lessee of the Company's hotel properties pursuant to the Percentage Leases.

                               THE INITIAL HOTELS

  Upon completion of the Formation Transactions, the Company will own 29 existing hotels with 3,558 rooms, including 26 Fairfield Inn by Marriott hotels with a total of 3,179 rooms and, one Comfort Suites hotel, one Hampton Inn hotel and one Holiday Inn hotel with a total of 379 rooms. The Company will acquire the Initial Hotels from two unrelated sellers for approximately $155.1 million in cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels). The Initial Hotels have an average age of approximately nine years and are located in 16 states, with nine Initial Hotels in the northeastern region, three Initial Hotels in the southeastern region, 11 Initial Hotels in the midwestern region, and six Initial Hotels in the western region of the United States. The following table sets forth certain information with respect to the Initial Hotels:

                                                              YEAR ENDED DECEMBER 31, 1997
                                           -------------------------------------------------------------------
                                                          PRO FORMA
                                                         INCOME FROM       1997
                         NUMBER                        HOTEL OPERATIONS  PRO FORMA
                           OF    DATE         ROOM       BEFORE LEASE      LEASE
                         ROOMS  OPENED       REVENUE     PAYMENTS(1)    PAYMENT(2)  OCCUPANCY ADR(3) REVPAR(4)
                         ------ -------    ----------- ---------------- ----------- --------- ------ ---------
FAIRFIELD INN:
NORTHEASTERN REGION
 Hartford, CT...........   135     1990    $ 1,936,869   $   813,931    $   809,798   78.5%   $50.08  $39.31
 Wilmington, DE.........   135     1990      2,158,159     1,003,728      1,033,533   76.0     57.62   43.80
 Portland, ME...........   120     1991      1,935,249       889,093        886,226   78.8     56.09   44.18
 Buffalo, NY............   135     1991      1,628,936       607,919        650,540   72.3     45.74   33.06
 Syracuse, NY...........   135     1990      1,824,127       740,962        753,282   76.0     48.71   37.02
 Harrisburg, PA.........   105     1990      1,139,992       337,163        339,729   69.6     42.76   29.75
 Warrendale
  (Metropolitan
  Pittsburgh), PA.......   105     1991      1,608,608       748,036        730,894   76.9     54.60   41.97
SOUTHEASTERN REGION
 Winter Park (Orlando),
  FL....................   135     1990      1,951,985       751,303        782,433   83.9     47.21   39.61
 Rocky Mount, NC........   104     1990      1,357,700       513,098        506,563   87.8     40.75   35.77
 Chattanooga, TN........   105     1991      1,437,419       533,053        529,671   74.6     50.25   37.51
MIDWESTERN REGION
 Glenview (Metropolitan
  Chicago), IL..........   138     1990      2,205,956     1,008,581      1,059,793   80.7     54.26   43.80
 Willowbrook
  (Metropolitan
  Chicago), IL..........   129     1990      2,110,276     1,070,119      1,025,436   85.2     52.58   44.82
 Fort Wayne, IN.........   105     1990      1,396,179       557,588        525,307   73.7     49.42   36.43
 Cedar Rapids, IA.......   105     1990      1,321,734       489,551        520,177   73.5     46.90   34.49
 Florence (Metropolitan
  Cincinnati), KY.......   135     1990      1,742,502       692,965        740,774   72.1     49.03   35.36
 Louisville, KY.........   105     1991      1,596,667       663,823        692,980   77.4     53.85   41.66
 Akron, OH..............   117     1990      1,353,518       577,559        554,190   63.8     49.69   31.69
 Sharonville, OH........   135     1990      1,619,251       614,635        629,821   67.4     48.73   32.86
 Columbus, OH...........   105     1990      1,438,786       473,921        515,286   80.2     46.80   37.54
 Willoughby
  (Metropolitan
  Cleveland), OH........   134     1990      2,000,130       970,575        955,776   78.7     51.95   40.89
WESTERN REGION
 Flagstaff, AZ..........   135     1990      1,676,678       569,129        649,388   64.6     52.63   34.03
 Phoenix West, AZ.......   126     1987      1,637,454       556,573        621,714   63.0     56.47   35.60
 Scottsdale, AZ.........   133     1990      2,367,906     1,198,239      1,239,585   77.7     62.74   48.78
 Ontario, CA............   117     1990      1,521,932       526,531        526,284   80.6     44.20   35.64
 Rancho Cordova, CA.....   117     1990      1,703,051       736,865        787,763   76.1     52.43   39.88
 Las Vegas, NV..........   129     1990      2,209,344     1,073,206        997,719   72.7     64.54   46.92
COMFORT SUITES:
 Cheektowaga
  (Metropolitan
  Buffalo), NY..........   100     1993      2,096,973       998,487        984,396   83.2     69.05   57.45
HAMPTON INN:
 Cheektowaga
  (Metropolitan
  Buffalo), NY..........   133     1995      2,782,451     1,409,316      1,378,150   81.3     70.52   57.32
HOLIDAY INN:
 Cleveland, OH..........   146  1968/91(5)   3,153,900     1,297,160      1,442,007   84.4     70.09   59.18
                         -----             -----------   -----------    -----------
 Consolidated
  Totals/Weighted
  Average............... 3,558             $52,913,732   $22,423,107    $22,869,215   76.2%   $53.46  $40.75

--------
(1) Represents pro forma income from hotel operations exclusive of real estate and personal property taxes, property and casualty insurance and ground lease payments (all of which will become the responsibility of the Company), assuming the Formation Transactions occurred January 1, 1997. Does not reflect corporate overhead expenses for the Lessee or the Strategic Partner. Certain unallocated repairs and maintenance expenses for 1997 under the seller's accounting policies for the combined Initial Fairfield Inns, totalling $1,213,000, were allocated to each property based on its proportionate share of room revenues.
(2) Represents pro forma lease payments from the Lessee to the Partnership calculated by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels as if January 1, 1997 were the beginning of the lease year.
(3) Determined by dividing room revenue by occupied rooms.
(4) Determined by dividing room revenue by available rooms.
(5) Originally opened in 1968, and substantially renovated in 1991.

                               THE HOTEL INDUSTRY

  According to Smith Travel Research, the United States lodging industry is continuing to experience a significant recovery from an extended downturn in the late 1980's and early 1990's. The Company believes that this broad industry recovery will contribute to the growth in total revenues and REVPAR at the Initial Hotels (and hotels subsequently acquired by the Company) which, through the Percentage Leases, will result in increases in the Company's cash available for distribution.

  As reflected in the chart below, demand growth has been strong in the hotel industry as a whole. In the strong economy since 1995, demand for midscale hotels with food and beverage operations declined from year to year, and the 10-year compound annual growth rate for such hotels was a nominal 0.2%. Conversely, demand in the Midscale without Food & Beverage sector, the sector currently targeted by the Company, grew at a compound annual growth rate of 15.2% over the past 10 years. The Company believes this difference in growth is due to a shift in consumer preferences and the capturing of market share by the limited service product.

                    PERCENT CHANGE IN DEMAND OVER PRIOR YEAR

                                                                                       FIRST
                                                                                      QUARTER
                         1988  1989  1990  1991   1992  1993  1994  1995  1996  1997   1998
                         ----  ----  ----  ----   ----  ----  ----  ----  ----  ----  -------
All U.S. Hotels.........  4.2%  4.9%  2.0% (1.4)%  2.0%  1.7%  3.0%  1.8%  2.2%  2.6%   3.4%
Midscale with Food &
 Beverage...............  1.8   1.6  (1.1) (2.6)   2.1   1.3   1.7  (0.7) (1.3) (0.9)   0.0
Midscale without Food &
 Beverage............... 28.1  21.7  15.3  12.9   11.1  10.2  13.5  12.9  12.9  14.4   14.0

--------
Source: Smith Travel Research

  As a result of the strong growth in demand since 1988, the Midscale without Food and Beverage sector has enjoyed annual increases in ADR and REVPAR and occupancy levels have remained above 65%. As a result of these strong operating statistics, this sector has achieved gross operating profits of 40% or more since 1990. (Source: Smith Travel Research). Management believes these favorable operating indicators, results and profitability fit the Company's investment criteria. See "Business and Properties--The Hotel Industry."

  Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspects of, and is in no way whatsoever associated with, this Offering.

                                GROWTH STRATEGY

  The Company's primary objective is to enhance shareholder value by increasing cash flow and distributions per share and working to increase the long term value of the Common Shares by implementing its acquisition and internal growth strategies.

ACQUISITION STRATEGY

  The Company intends to acquire additional existing hotel properties throughout the United States that the Company believes are undervalued in current market conditions and that have achieved stabilized occupancy and ADR. The Company believes that such properties offer the potential for high current rates of return to the Company, a substantial dividend to the Company's shareholders and long term increases in value. The Company initially intends to focus on the acquisition of limited service hotel properties (i) with stabilized occupancy and ADR, (ii) that can be acquired at prices that are accretive to FFO per share and (iii) that operate under strong, national franchise affiliations, such as the Fairfield Inn by Marriott and Hampton Inn brands.

  The Company believes that a substantial number of existing hotel properties that meet its investment criteria are available at attractive prices. According to the Smith Travel Research 1997 Host Study, there were 926,634 rooms (approximately 27% of all hotel rooms in the United States) in hotels classified as midscale chain hotels without food and beverage and economy and budget chain hotels.

  The Company has received commitments from Capital America for the $125 million Credit Facility. Concurrently with the completion of the Offering, the Company expects to incur approximately $42.6 million of indebtedness under the Credit Facility (representing approximately 27% of the Company's investment in the Initial Hotels, at cost) to fund, in part, the acquisition of the Initial Hotels. The Board of Trustees expects to adopt a policy to limit the consolidated indebtedness of the Company to approximately 50% of the Company's investment in hotel properties, valued at undepreciated total cost (the "Debt Policy"). However, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur, and the Company's Board of Trustees may modify the Debt Policy at any time without approval of the shareholders. The Company intends to repay indebtedness incurred under the Credit Facility and any other borrowings from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of Common Shares and other securities of the Company. See "Risk Factors--Potential Adverse Effects of Leverage and Lack of Limits on Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," and "Policies and Objectives with Respect to Certain Activities--Investment Policies" and "--Financing."

INTERNAL GROWTH STRATEGY

  The Percentage Leases are designed to allow the Company to participate in growth in revenues at the Initial Hotels and to provide an incentive for the Lessee to exceed a target level of revenue. The Percentage Leases provide that a percentage of room revenues in specified ranges will be paid as Percentage Rent (as defined herein). The percentage of room revenues paid as Percentage Rent will increase as a higher specified range of room revenues is achieved up to a target revenue amount, which is above historical and projected performance, at which point the percentage of room revenue paid as Percentage Rent will decrease. Pursuant to the Percentage Leases, the ranges of room revenues specified for purposes of calculating Percentage Rent will be adjusted upward for inflation under a formula based on annual increases in the United States Consumer Price Index. See "The Initial Hotels--The Percentage Leases." The Lessee will use established systems to manage and seek to increase revenues at the Initial Hotels, including detailed business and marketing plans and operating budgets for each Initial Hotel. The Lessee will employ a mix of marketing techniques designed for each specific hotel, which may include a toll free reservation number designated for that hotel, direct corporate sales efforts, and billboard advertising to further capitalize on Fairfield Inn's and other franchisors' reputations, national advertising, nationwide toll free reservation numbers and other marketing efforts. The Percentage Leases require the Company to fund capital expenditures to regularly maintain and upgrade its hotels. The Company expects that such capital expenditures on the Initial Hotels will be approximately 5% of total revenues at the Initial Hotels on an annual basis. Management believes that regular maintenance and upgrading are essential to establishing strong customer satisfaction and consistently favorable occupancy levels and ADR.

  Consolidated REVPAR for the Initial Hotels has increased each year since 1993 and increased at a 5.0% compound annual growth rate from 1993 to 1997. Management believes that the year-to-year growth in REVPAR since 1993 reflects the increasing popularity of and demand for limited service hotels in general, and Fairfield Inn hotels in particular, improving hotel industry conditions since 1990, an improving economy, marketing practices at the Initial Hotels, and regular expenditures to maintain and upgrade the Initial Hotels.

                             THE STRATEGIC ALLIANCE

  The Company believes its operating and growth strategies will benefit from its alliance with the Strategic Partner. The Strategic Partner is an owner and operator of hotel properties, and its common stock is traded on the Nasdaq Stock Market under the symbol "HUDS." The Strategic Partner was organized in 1987 to develop and franchise a national chain of economy, limited service lodging facilities operating under the name Microtel(R), which offer downsized rooms with high quality furnishings at rates below those available at competing national budget chains. In 1992, the Strategic Partner acquired Hudson Hotels Corporation, a hotel management and development company. In 1995, the Strategic Partner signed an exclusive Joint Venture Agreement (the "Joint Venture Agreement") with U.S. Franchise Systems, Inc., pursuant to which U.S. Franchise Systems, Inc. purchased worldwide franchising and administration rights for the Microtel franchise chain. Since entering the Joint Venture Agreement, the Strategic Partner has focused its efforts on acquiring, managing and developing various hotel properties, including Microtels.

  During 1996, the Strategic Partner began a significant expansion program, which included the acquisition of the Option Hotels and development of six Microtel Inns. As of July 1, 1998, the Strategic Partner managed 40 hotel properties with 4,474 rooms primarily in the northeastern and southeastern United States, including Fairfield Inn, Hampton Inn, Comfort Inn and Microtel Inn hotels. Of the 40 hotel properties that the Strategic Partner manages, 25 are owned by the Strategic Partner. After completion of the Formation Transactions, the Strategic Partner and its subsidiaries will manage 69 hotel properties, including the 29 Initial Hotels owned by the Company.

  Pursuant to the Strategic Alliance, the Company will have the option, for a period of two years from the closing of the Offering, and right of first refusal to acquire the 25 Option Hotels from the Strategic Partner. The Option Hotels currently are owned by special purpose subsidiaries of the Strategic Partner formed to undertake a collateralized mortgage backed securities financing (the "CMBS Debt"), which is collateralized by mortgage loans secured by the Option Hotels. The CMBS Debt agreements prohibit the repayment of such debt or the transfer of the Option Hotels at this time. See "The Company--The Strategic Alliance."

  For as long as the Strategic Alliance is in effect, the Company will also have a two-year option and a right of first refusal to acquire any hotel property developed by the Strategic Partner or its Affiliates. The Company may exercise its option to purchase any developed hotel within two years of the opening of such hotel at a price equal to 105% of the Strategic Partner's undepreciated development cost of such property. The Company does not expect to exercise its option to acquire a developed hotel if the purchase price exceeds the hotel's fair market value. The Company believes that new hotels developed by the Strategic Partner will provide the Company opportunities to acquire well constructed, well positioned and competitively priced hotels, without the investment and construction risks associated with new hotel development. The Company currently anticipates that a property developed by the Strategic Partner will have achieved stabilized operations and cash flows before the Company would consider purchasing such property. See "Policies and Objectives With Respect to Certain Activities--Investment Policies."

  The Lessee will lease and operate the Initial Hotels and the Option Hotels, if acquired, and any other hotels acquired by the Company from the Strategic Partner under Percentage Leases, and the Company's right to purchase the Option Hotels and such other hotels is subject to entering into satisfactory lease agreements with the Lessee. In addition, during the term of the Strategic Alliance, the Lessee will have a right of first offer to lease any hotel acquired by the Company that is not acquired subject to a condition that a specified party continue as the manager or lessee of the hotel. The Strategic Partner will guarantee in full the Lessee's rent obligations under the Percentage Leases. See "The Strategic Partner and the Lessee." The Strategic Alliance will have an initial term of ten years from the date of the Offering. The Company has certain rights to terminate the Strategic Alliance and the Percentage Leases in the event of a change in control of the Strategic Partner or the Lessee without the consent of the Company.

                             FORMATION TRANSACTIONS

  The principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels (the "Formation Transactions") are as follows:

  . In April 1998, the Company and the Partnership were formed as a Maryland real estate investment trust and a Virginia limited partnership, respectively.

  . In May 1998, the Partnership issued 67,742 units of limited partnership interest in the Partnership ("Units") to the Strategic Partner in exchange for the assignment to the Partnership of an option to purchase the Other Initial Hotels. Such Units will represent 0.5% of the total outstanding Units following the closing of the Offering. The Strategic Partner paid $630,000 in option payments in connection with obtaining the option to acquire the Other Initial Hotels, which amount will be credited to the purchase price of such hotels. The Units are redeemable, at the option of the Strategic Partner, beginning on the first anniversary of the closing of the Offering for Common Shares on a one-for-one basis, or at the option of the Company, for cash.

  . In May 1998, the Partnership borrowed $1.2 million from the Strategic Partner (the "Strategic Partner Loan") to fund certain earnest money deposits in connection with the acquisition of the Initial Hotels. Interest on the Strategic Partner Loan accrues at a rate of 12% per annum and the Company expects to repay the Strategic Partner Loan in full with the proceeds of the Offering.

  . In May 1998, the Partnership borrowed an aggregate of $4 million from two individuals (the "Pre-Offering Debt"), including $2 million borrowed from a partnership in which one of the Independent Trustees is a partner, to fund certain earnest money deposits and other expenses in connection with the Offering and the acquisition of the Initial Hotels. Interest on the Pre-Offering Debt accrues at a rate of 12% per annum, and the Company expects to repay the Pre-Offering Debt in full with a portion of the net proceeds of the Offering. In addition, the Company will pay approximately $850,000 to the Strategic Partner to cover expenses incurred by the Strategic Partner in connection with the Pre-Offering Debt.

  . The Company will sell 12,500,000 Common Shares in the Offering and will contribute all of the net proceeds from the Offering to the Partnership in exchange for a 1% general partnership interest and a 98.5% limited partnership interest in the Partnership to be held by HHT Ltd., a wholly-owned subsidiary of the Company. The Company is the sole general partner of the Partnership, and HHT Ltd. and the Strategic Partner will be the initial limited partners of the Partnership.

  . The Partnership will use the net proceeds of the Offering, together with approximately $42.6 million of borrowings under the Credit Facility to acquire the 29 Initial Hotels concurrently with the closing of the Offering from two sellers unaffiliated with the Company for total acquisition costs of $155.1 million in cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels as described above), including the repayment in full of the Strategic Partner Loan and the Pre-Offering Debt, and to pay expenses incurred in connection with the Offering and the acquisition of the Initial Hotels.

  . The Company and the Strategic Partner will enter into the Strategic Alliance concurrently with the closing of the Offering, pursuant to which (i) the Strategic Partner will grant the Company an option and right of first refusal to purchase the Option Hotels and any hotel developed by the Strategic Partner during the term of the Strategic Alliance, (ii) the Strategic Partner will grant the Company a right of first opportunity to purchase any hotel identified for acquisition by the Strategic Partner, and (iii) the Strategic Partner will have a right of first offer to lease any hotel acquired by the Company that is not purchased subject to a condition that a specified party serve as the lessee or manager.

  . In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate the Initial Hotels. Therefore, the Partnership will lease each Initial Hotel to the Lessee for a term of seven years pursuant to a Percentage Lease that provides for rent equal to the greater of fixed annual base rent ("Base Rent") or a percentage of gross revenues of each hotel ("Percentage Rent"). In addition, the Strategic Partner will guarantee in full the rent payments to the Company under the Percentage Leases. The Lessee will hold the franchise license for each Initial Hotel. The Strategic Partner is discussing entering into an agreement with the current manager of the 26 Initial Fairfield Inns, pursuant to which such manager would provide transitional management services with respect to some or all of the Initial Fairfield Inns on an interim basis which the Company does not expect to extend beyond December 31, 1998.

  . Concurrently with the completion of the Offering, the Company will issue an aggregate of 45,000 Common Shares to officers and 14,000 Common Shares to the Independent Trustees, of the Company and will grant to officers and Trustees of the Company options to purchase an aggregate of 1,660,000 Common Shares at an exercise price per share equal to the Offering Price. Twenty percent of such shares and options will vest immediately and 80% will vest at various times during the five year period following completion of the Offering.

  Following consummation of the Formation Transactions, the structure and relationships of the Company, the Partnership, the Initial Hotels and the Strategic Partner will be as follows:

[CHART SHOWING STRUCTURE AND RELATIONSHIPS OF THE COMPANY, THE PARTNERSHIP, THE INITIAL HOTELS AND THE STRATEGIC PARTNER APPEARS HERE]

                          BENEFITS TO RELATED PARTIES

RECEIPT OF UNITS BY THE STRATEGIC PARTNER

  Prior to the Offering, the Strategic Partner received 67,742 Units from the Partnership in consideration for its assignment to the Partnership of its option to purchase three of the Initial Hotels. These Units will represent approximately 0.5% of the partnership interests in the Partnership immediately following the completion of the Offering and will have a total value of approximately $677,420, based on the Offering Price, as compared to the $630,000 that the Strategic Partner actually paid for such option. As of the first anniversary of the Offering, these Units are redeemable at the option of the Strategic Partner for Common Shares, or at the option of the Company, for cash, on a one-for-one basis in accordance with the terms of the Partnership Agreement. See "Partnership Agreement--Redemption Rights."

THE PRE-OFFERING DEBT

  Richard Sands will become a member of the Company's Board of Trustees upon completion of the Offering. A partnership in which Mr. Sands is a general partner (the "Sands Partnership"), loaned the Company $2 million of the Pre-Offering Debt. The Pre-Offering Debt, including the portion loaned by the Sands Partnership, bears interest at a per annum rate of 12% and will be repaid with the net proceeds of the Offering. In connection with the funding of the Pre-Offering Debt, the Strategic Partner issued to the Sands Partnership warrants to purchase 250,000 shares of common stock of the Strategic Partner at a purchase price of $4.00 per share, which was the approximate market price of the Strategic Partner's common stock at the time of issuance of such warrants.

PAYMENT TO THE STRATEGIC PARTNER

  Prior to the Offering, the Strategic Partner incurred expenses related to warrants issued by the Strategic Partner in connection with the Pre-Offering Debt, which was incurred to fund expenses associated with the Offering and the Company's acquisition of the Initial Hotels. The Company will pay the Strategic Partner $850,000 from the proceeds of the Offering as reimbursement for such expenses.

ISSUANCE OF SHARES AND GRANTS OF OPTIONS TO OFFICERS AND TRUSTEES

  Concurrently with the completion of the Offering, the Company will issue an aggregate of 45,000 Common Shares to officers of the Company, 14,000 Common Shares to the Independent Trustees, and will grant to officers and Trustees of the Company options to purchase an aggregate of 1,660,000 Common Shares at an exercise price per share equal to the Offering Price. Twenty percent of such shares and options will vest immediately and 80% will vest at various times during the five year period following completion of the Offering, and with respect to the options, upon achievement of certain incentive-based criteria. See "Management--Executive Compensation."

                 POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

  The Company will be subject to certain conflicts of interest resulting from its relationship with the Strategic Partner and Lessee. Specifically, the senior officers of the Company will also be senior officers of the Strategic Partner and will thus be subject to conflicting fiduciary duties when negotiating between those entities. In addition, certain officers of the Company own equity interests in the Strategic Partner and their fiduciary duty to the Company may be in conflict with their pecuniary interest in the Strategic Partner. As a result, the terms of negotiations and agreements between the Company and the Strategic Partner may not soley reflect the interests of the Company's shareholders. See "The Strategic Partner and the Lessee" and "Risk Factors - Conflict of Interest." The Company has entered into the Strategic Alliance and is subject to provisions of its governing instruments and Maryland law that address those conflicts. See "Policies and Objectives With Respect to Certain Activities--Conflict of Interest Policies." All transactions between the Company and the Strategic Partner, the Lessee or its Affiliates must be approved by a majority of the Company's "Independent Trustees." An "Independent Trustee" is a Trustee of the Company who is not an officer or employee of the Company, the Strategic Partner, the Lessee or any Affiliate of those entities. See "Management."

                              DISTRIBUTION POLICY

  The Company intends to make regular quarterly distributions to holders of the Common Shares initially equal to $.2375 per share, which on an annualized basis would be equal to $.95 per share, or 9.5% of the Offering Price. The first distribution, for the period from the closing of the Offering to September 30, 1998, is expected to be a pro rata distribution of the anticipated initial quarterly distribution. Based on the Company's pro forma statements of operations for the twelve months ended March 31, 1998, such distributions would represent approximately 87% of the Company's cash available for distribution and the Company estimates that approximately 2% of the anticipated initial annual distribution to shareholders would represent a return of capital for federal income tax purposes. See "Distribution Policy" for information regarding the basis for determining the initial distribution rate. The Company believes that the pro forma financial information constitutes a reasonable basis for setting the initial distribution rate. The Board of Trustees will determine the actual distribution rate based on the Company's actual results of operations, economic conditions and other factors. The Company does not expect to adjust the initial distribution rate if the Underwriters' over-allotment option is exercised. See "Partnership Agreement" and "Distribution Policy."

                                   TAX STATUS

  The Company intends to make an election to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended, (the "Code") commencing with its taxable year ending December 31, 1998. If the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be taxed at the corporate level on its taxable income that is distributed currently to the shareholders of the Company. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year will not be deductible by the Company. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") with respect to its REIT status, the Company has obtained the opinion of its legal counsel, Hunton & Williams, based on certain assumptions and representations described in "Federal Income Tax Considerations," that the Company has been organized in conformity with the requirements for qualification as a REIT beginning with the taxable year ending December 31, 1998, and that its proposed method of operation as represented to its counsel and as described herein will enable it to satisfy the requirements of such qualification. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Declaration of Trust and Bylaws impose restrictions on the ownership and transfer of Common Shares. The Company intends to adopt the calendar year as its taxable year. See "Risk Factors--Tax Risks," "--Anti-Takeover Effect of Ownership Limit, Staggered Board, Power To Issue Additional Shares and Certain Provisions of Maryland Law," "Federal Income Tax Considerations--Taxation of the Company" and "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

                                  THE OFFERING

   Common Shares offered by the Company.......................... 12,500,000 Common Shares
                                                                  12,626,742 Common
   Common Shares and Units to be outstanding after the Offering.. Shares(1)
   Use of Proceeds............................................... To pay a portion of the purchase price for the
                                                                  Initial Hotels and to
                                                                  repay in full the
                                                                  Strategic Partner Debt
                                                                  and the Pre-Offering
                                                                  Debt
   Proposed New York Stock Exchange Symbol....................... "HHT"

--------
(1) Includes 12,500,000 Common Shares to be sold in the Offering; an aggregate of 14,000 restricted Common Shares to be issued to four trustees in consideration of their service on the Board of Trustees; an aggregate of 45,000 restricted Common Shares to be issued to officers of the Company in consideration for their service to the Company; and 67,742 Units issued to the Strategic Partner prior to the Offering in connection with the transfer to the Company of an option to acquire three of the Initial Hotels. Excludes 1,900,000 Common Shares reserved for issuance pursuant to the Company's Trustee Plan and 1998 Share Incentive Plan. Options to purchase 1,660,000 Common Shares at the Offering Price will be granted to certain of the Company's officers and to the Trustees concurrently with the closing of the Offering. See "Formation Transactions" and "Management--Executive Compensation" and "--Compensation of Trustees."

                             SUMMARY FINANCIAL DATA

  The following tables set forth summary unaudited pro forma consolidated financial information for the Company, and summary combined audited and historical unaudited pro forma financial information for the combined Initial Hotels. Such data should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus. The pro forma operating information for the Company is presented as if the consummation of the Formation Transactions had occurred as of January 1, 1997. The pro forma balance sheet data for the Company is presented as if the consummation of the Offering and the Formation Transactions had occurred on March 31, 1998.

                              HUDSON HOTELS TRUST

    SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA (1)(2)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              PRO FORMA
                                                         THREE MONTHS ENDED
                                           PRO FORMA          MARCH 31,
                                          YEAR ENDED     --------------------
                                       DECEMBER 31, 1997   1997       1998
                                       ----------------- ---------  ---------
OPERATING DATA:
Percentage lease revenue(3)...........     $ 22,869      $   5,236  $   5,540
Depreciation and amortization(4)......        5,341          1,335      1,335
Real estate and personal property
 taxes and property insurance(5)......        2,646            662        628
General and administrative(6).........          600            150        150
Interest expense(7)...................        3,193            798        798
Ground lease..........................          323             81         81
                                           --------      ---------  ---------
Total expenses........................       12,103          3,026      2,992
Minority interest(8)..................           54             11         13
Net income applicable to holders of
 common shares........................     $ 10,712      $   2,199  $   2,535
                                           ========      =========  =========
Earnings per common share(9)..........     $    .85      $     .18  $     .20
                                           ========      =========  =========
Weighted average number of common
 shares outstanding...................       12,559         12,559     12,559
                                           PRO FORMA
                                        MARCH 31, 1998
                                       -----------------
BALANCE SHEET DATA:
Net investment in hotel properties....     $155,770
Shareholders' equity..................      113,900
Total assets..........................      157,405
Total debt............................       42,575
                                                              PRO FORMA
                                                         THREE MONTHS ENDED
                                           PRO FORMA          MARCH 31,
                                          YEAR ENDED     --------------------
                                       DECEMBER 31, 1997   1997       1998
                                       ----------------- ---------  ---------
OTHER DATA:
Funds from operations(10).............     $ 15,975      $   3,510  $   3,848
Net cash provided by operating
 activities...........................       16,107          3,545      3,883
Net cash (used in) investing
 activities(11).......................       (2,646)          (588)      (622)
Net cash (used in) financing
 activities(12).......................      (11,931)        (2,983)    (2,983)

(notes on following page)

                          THE COMBINED INITIAL HOTELS

         SUMMARY COMBINED HISTORICAL OPERATING AND FINANCIAL DATA (13)
                     (IN THOUSANDS--EXCEPT OPERATING DATA)

                                YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                          ----------------------------------- -----------------------------------
                                                   PRO FORMA          PRO FORMA         PRO FORMA
                           1995    1996    1997      1997      1997     1997     1998     1998
                          ------- ------- ------- ----------- ------- --------- ------- ---------
                                                  (UNAUDITED)             (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Room revenue............  $48,300 $51,252 $52,913   $52,913   $11,760  $11,760  $12,436  $12,436
Other revenue...........    3,328   3,483   3,422     3,422       850      850      889      889
                          ------- ------- -------   -------   -------  -------  -------  -------
Total revenue...........   51,628  54,735  56,335    56,335    12,610   12,610   13,325   13,325
Hotel operating
 expenses(14)...........   34,547  37,126  33,912    33,912     9,083    7,865    9,400    8,391
Lease payment(3)........      --      --      --     22,869       --     5,236      --     5,540
                          ------- ------- -------   -------   -------  -------  -------  -------
Income (loss) from hotel
 operations(15).........   17,081  17,609  17,140      (446)    3,527    (491)    3,925    (606)
OPERATING DATA:
Occupancy...............    76.0%   77.3%   76.2%               71.7%             71.5%
ADR.....................   $49.27  $50.94  $53.46              $51.23            $54.31
REVPAR..................   $37.44  $39.36  $40.75              $36.72            $38.82

--------
 (1) The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The summary unaudited pro forma financial and other data of the Company do not include a material non-recurring charge of $850 paid to the Strategic Partner to cover expenses incurred by the Strategic Partner in connection with the Pre-Offering Debt. The Company intends that such payment will be paid and expensed out of the Offering proceeds.
 (2) The pro forma information is presented as if the Partnership recorded depreciation and amortization, paid interest on debt incurred in the Formation Transactions, and paid real and personal property taxes and property insurance as contemplated by the Percentage Leases.
 (3) Represents lease payments from the Lessee to the Company and is calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels for the period indicated.
 (4) Represents depreciation on the Initial Hotels, amortization of capitalized franchise fees and amortization of stock compensation expense. Depreciation is computed based upon estimated useful lives of 39.5 and seven years for buildings and improvements and furniture and equipment, respectively. Franchise fees are amortized over 10 years. Stock compensation is amortized over the five year vesting period. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.
 (5) Represents real estate and personal property taxes and property and casualty insurance to be paid by the Company.
 (6) Estimated at $150 per quarter for compensation, legal, audit and other expenses. The Strategic Partner has agreed to reimburse the Company for general and administrative expenses in excess of $150 per quarter for the remainder of 1998.
 (7) Based on an assumed annual interest rate on the Line of Credit of 7.5% for each period presented.
 (8) Calculated at 0.5% of the Partnership's net income.
 (9) Pro forma earnings per Common Share is computed by dividing net income applicable to the holders of Common Shares by the pro forma weighted average number of Common Shares outstanding. The exchange of Units for Common Shares will have no effect on diluted pro forma earnings per Common Share as Unit holders and shareholders effectively share equally in the net income of the Partnership on a per Common Share and per Unit basis.

(10) Funds from Operations ("Funds from Operations" or "FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Although Funds from Operations has been computed in accordance with the current NAREIT definition, Funds from Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels. Under the Percentage Leases, the Partnership will be obligated to fund capital expenditures with respect to the Initial Hotels, which the Company anticipates will approximate 5% of room revenues at the Initial Hotels. In addition, the Partnership will be obligated under the Percentage Leases to maintain the underground utilities and structural elements of the Initial Hotels. FFO has been calculated as follows:

                                                               PRO FORMA
                                              PRO FORMA   THREE MONTHS ENDED-
                                              YEAR ENDED       MARCH 31,
                                             DECEMBER 31, -------------------
                                                 1997       1997      1998
                                             ------------ --------- ---------
    Pro forma income before minority
     interest...............................   $10,766    $   2,210 $   2,548
    Pro forma depreciation..................     5,209        1,300     1,300
                                               -------    --------- ---------
    Pro forma Funds from Operations.........   $15,975    $   3,510 $   3,848
                                               =======    ========= =========

     Under the Percentage Leases, the Partnership will be obligated to fund capital expenditures with respect to the Initial Hotels, which the Company anticipates will approximate 5% of room revenues at the Initial Hotels on an annual basis. In addition, the Partnership will be obligated under the Percentage Leases to maintain the underground utilities and structural elements of the Initial Hotels. See "Business and Properties--The Percentage Leases".
(11) Represents capital expenditures for the Initial Hotels based on 5% of room revenues as described in Note 10 above.
(12) Represents estimated initial distributions to be paid based on the estimated initial annual distribution rate of $0.95 per share and 12,559,000 Common Shares outstanding for the year ended December 31, 1997.
(13) The Initial Hotel data is derived by adding the selected combined historical financial data of (i) the 26 Initial Fairfield Inns to be acquired from MFI Partners, Limited Partnership, and (ii) the Other Initial Hotels, consisting of one Hampton Inn hotel, one Comfort Suites hotel and one Holiday Inn hotel. The 26 Initial Fairfield Inns were owned and managed by entities other than MFI Partners prior to August 5, 1994; therefore, the Company believes that the financial information for the hotels for the periods prior to the year ended December 31, 1995 is not comparable, and thus is not relevant to the financial information for subsequent periods.
(14) For historical periods, represents departmental costs and expenses, general and administrative, repairs and maintenance, utilities, marketing, management fees, real estate and personal property taxes, property and casualty insurance and ground leases. The pro forma amounts exclude real estate and personal property taxes, property and casualty insurance, ground leases (all of which will be the responsibility of the Company) and management fees paid by the sellers to the managers of the Initial Hotels, which management may be terminated following completion of the Offering and the Formation Transactions. Does not include corporate overhead expenses for the Lessee or the Strategic Partner.
(15) Income (loss) from hotel operations represents earnings before interest, taxes, depreciation and amortization from the Initial Hotels, and should not be considered an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The line item Income (loss) from hotel operations is the presentation that most closely represents the operations of the Lessee after the completion of the Formation Transactions.

  This Prospectus may contain forward-looking statements including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events and the future financial performance of the Company, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Prospective investors should specifically consider the various factors identified in this prospectus which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors" beginning on this page. Other than the disclosure obligations imposed on the Company pursuant to the federal securities laws, the Company disclaims any obligation to update any such risk factors or to publicly announce the result of any revisions to any forward-looking statements to reflect future events or developments.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Shares in the Offering.

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS

  To maintain its status as a REIT, the Company will not be able to operate the Initial Hotels or any subsequently acquired hotels. The Company is dependent on the ability of the Lessee to operate and manage the Initial Hotels. As a result, the Company will be unable to directly implement strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, food and beverage operations, if applicable, and certain similar matters.

DEPENDENCE ON LESSEE AND PAYMENTS UNDER THE PERCENTAGE LEASES

  The Company's ability to make distributions to its shareholders depends solely upon the ability of the Lessee to make rent payments under the Percentage Leases, which will be dependent primarily on the ability of the Lessee to generate sufficient revenues from the Initial Hotels in excess of operating expenses. Any failure or delay by the Lessee in making rent payments would adversely affect the Company's ability to make anticipated distributions to its shareholders. Such failure or delay by the Lessee may be caused by reductions in revenue from the Initial Hotels or in the net operating income of the Lessee or otherwise. Although failure on the part of the Lessee to materially comply with the terms of a Percentage Lease (including failure to pay rent when due) gives the Company the non-exclusive right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, the Company would then be required to find another lessee to lease such hotel. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms. The Strategic Partner will guarantee the Lessee's rent obligations under the Percentage Leases. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Strategic Partner had net losses of approximately $1,892,000 and $545,000, respectively. There can be no assurance that the Strategic Partner will be able to pay the Lessee's rent obligations pursuant to the guaranty in the event the Lessee is unable to make the rent payments under the Percentage Leases.

POTENTIAL ADVERSE IMPACT OF INCREASED HOTEL MANAGEMENT BY THE STRATEGIC
PARTNER

  The Strategic Partner currently is experiencing a period of rapid growth. In 1996 and 1997, the Strategic Partner added 29 hotels to its management portfolio. The Strategic Partner currently operates and manages approximately 4,474 rooms in 40 primarily limited service hotels. Upon completion of the Formation Transactions, the Strategic Partner and its subsidiary, the Lessee, will operate and manage 8,032 rooms in 69 primarily limited service hotels (including the 29 Initial Hotels), increasing its number of managed rooms by approximately 80%. The Lessee's ability to manage its growth effectively will require it to hire employees and acquire other resources to operate the Initial Hotels. There can be no assurance that the Strategic Partner will be able to manage its rapid growth or these additional hotels effectively.

NEWLY ORGANIZED COMPANY AND PARTNERSHIP, LIMITED FINANCIAL DATA AND COMPANY'S LACK OF EXPERIENCE AS A REIT OR AS A PUBLIC COMPANY

  The Company and the Partnership have been recently organized and have no operating history. The Company is a Maryland real estate investment trust recently formed to own the Initial Hotels and has not previously operated as a REIT or as a public company. Although the officers of the Company and the Strategic Partner have experience in developing, financing and operating hotel properties, they have no experience operating a REIT. The Company must rely on the Lessee to generate sufficient cash flow from the operation of the Initial Hotels to enable the Lessee to meet the rent obligations under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are unsecured.

EMPHASIS ON FAIRFIELD INN BY MARRIOTT HOTELS

  The Company initially will own 29 hotels, 26 of which will be operated as Fairfield Inn by Marriott Hotels. Significant adverse changes in the operations of any Initial Hotel could have a material adverse effect on lease revenues and the Company's ability to make expected distributions to its shareholders. In addition, the Company initially will be subject to risks inherent in concentrating investments in a single franchise brand, such as a decrease in business at the Initial Fairfield Inns because of adverse publicity about one or more Fairfield Inns or the Fairfield Inn brand name, which could materially affect the Company's cash available for distribution to its shareholders.

REQUIREMENTS OF THE FRANCHISE AGREEMENTS

  All of the Initial Hotels are subject to franchise agreements. The franchisors under such agreements are expected to require the Company to complete PIPs involving certain capital improvements to hotels, in connection with the Company's acquisition of those hotels or otherwise. Prior to the completion of the improvements, franchisors typically permit the operation of the hotels under a conditional license. Failure to complete the improvements in a manner satisfactory to the franchisors could result in the cancellation of the franchise license. In addition, the continuation of the franchises is subject to specified operating standards and other terms and conditions. Franchisors will typically periodically inspect licensed properties to confirm adherence to operating standards. The failure of an Initial Hotel, the Company, the Partnership or the Lessee to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Trustees may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise, or to operate the Initial Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

CONFLICTS OF INTEREST

 General

  E. Anthony Wilson serves as the Company's Chairman of the Board of Trustees and Chief Executive Officer and as the Strategic Partner's Chairman of the Board of Directors and Chief Executive Officer. John Sabin serves as the President, Chief Operating Officer, Chief Financial Officer and a Trustee of the Company and as the Executive Vice President and Chief Financial Officer of the Strategic Partner. Michael T. George serves as Executive Vice President of the Company and as President, Chief Operating Officer and a director of the

Strategic Partner. Ralph Peek serves as a Vice President, Treasurer and Trustee of the Company and as a Vice President, Treasurer and director of the Strategic Partner. Taras M. Kolcio serves as Vice President and Controller of both the Company and the Strategic Partner. See "Management--Executive Compensation." In addition, Mr. Wilson and Mr. Peek are deemed to beneficially own, on a fully diluted basis, approximately 20% and 10%, respectively, of the outstanding common stock of the Strategic Partner. As Trustees and officers of both entities, such individuals are subject to competing fiduciary duties arising from such positions, and may experience competing pecuniary interests arising from such individuals' ownership interest in the Strategic Partner. These inherent conflicts of interest arise in the context of the Strategic Alliance and the Percentage Leases and in any ongoing negotiations among the Company, the Strategic Partner and the Lessee with respect to the leasing, acquisition, disposition, operation or management of hotels. Accordingly, the interests of the Company's shareholders may not have been the sole consideration in the negotiation of the Strategic Alliance and the Percentage Leases and may not be the sole consideration in any ongoing negotiations among the Company, the Strategic Partner and the Lessee. Except as specifically provided in the Strategic Alliance, the Declaration of Trust, the ByLaws, and certain provisions of Maryland law, the Company's officers and Trustees, are not prohibited from engaging for their own account in business activities of the types conducted or to be conducted by the Company.

 No Arm's-Length Bargaining

  The terms of the Percentage Leases, the Strategic Alliance and the agreements pursuant to which the Company will acquire additional hotels from the Strategic Partner were not and will not be negotiated on an arm's length basis and, as a result, the terms of such agreements may not be as favorable to the Company as terms negotiated on an arm's-length basis. The consideration paid or received by the Company pursuant to such agreements or in such transactions may be more or less than amounts deemed to represent fair market value as may have been obtained through arm's-length negotiation. The rent payments under the Percentage Leases were calculated with reference to historical financial data and projected operating and financial performance of the Initial Hotels. In addition, the Company may acquire hotel properties from the Strategic Partner from time to time as contemplated by the Strategic Alliance, and such acquisitions will not be negotiated on an arms' length basis. The Company will not own any interest in the Strategic Partner.

TAX RISKS

 Failure to Qualify as a REIT

  The Company intends to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it has received an opinion of its counsel, Hunton & Williams, that, based on certain assumptions and representations described in "Federal Income Tax Considerations," the Company has been organized in conformity with the requirements for qualification as a REIT beginning with the taxable year ending December 31, 1998 and that its proposed method of operation as represented to its counsel and as described herein will enable it to satisfy the requirements of such qualification. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to the shareholders of the Company. See "Federal Income Tax Considerations--Taxation of the Company."

  If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to the shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the consent of a majority of the shareholders, to revoke the REIT election. See "Federal Income Tax Considerations."

 REIT Minimum Distribution Requirements

  In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

  The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Partnership, and the Company's cash available for distribution will consist primarily of its share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the actual receipt of cash available for distribution due to the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the taxability of distributions.

  Distributions by the Partnership will be determined by the Company's Board of Trustees and will be dependent on a number of factors, including the amount of the Partnership's cash available for distribution, the Partnership's financial condition, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

 Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on REIT Status

  Although the Company has not requested, and does not expect to request, a ruling from the Service that the Partnership will be classified as a partnership for federal income tax purposes, the Company will receive at the closing of the Offering an opinion of its counsel stating that the Partnership will be so classified. If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate tax on the Partnership would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations--Income Taxation of the Partnership and its Partners."

HOTEL INDUSTRY RISKS

 Operating Risks

  The Initial Hotels will be subject to all operating risks common to the hotel industry. These risks include, among other things: increases in hotel room supply potentially exceeding increases in hotel room demand; competition for guests from other hotels, some of which may have greater marketing and financial resources; continuing development in the hotel industry which may adversely affect occupancy and ADR; increases in operating costs due to inflation and other factors (which increases may not necessarily be offset by increased room rates) which may deter travelers; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. The Company currently intends to focus on the acquisition of limited service hotels, including midscale hotels without food and beverage. In recent years, the increase in hotel room supply has exceeded the increase in room demand for the hotel industry as a whole as well as for midscale hotels without food and beverage. These increases could have an adverse effect on occupancy and ADR for such hotels. These factors could adversely affect the Lessee's ability to generate revenues and make lease payments and therefore the Company's ability to make expected distributions to shareholders.

 Competition for Investment Opportunities

  The Company may be competing for investment opportunities with entities which have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

 Investment Concentration in Single Industry

  The Company's current strategy is to acquire interests in hotel properties. The Company will not seek to invest in assets selected to reduce the risks associated with an investment in real estate in the hotel industry, and will be subject to risks inherent in investments in a single industry. The effects on the Company's cash available for distribution to its shareholders may be more pronounced than if the Company diversifies its investments.

 Seasonality of Hotel Business

  The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's lease revenues.

 Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations

  Hotels, including the Initial Hotels, generally require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). In addition, hotel franchisors typically inspect properties periodically to confirm adherence to the franchisors' standards with respect to the properties' physical condition. Under the terms of the Percentage Leases, the Company is obligated to fund certain capital expenditures at the Initial Hotels and pay for periodic replacement or refurbishment of FF&E. However, if capital expenditures exceed the Company's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on the Company's cash available for distribution to its shareholders. Although it presently has no plans to do so, the Company may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

REAL ESTATE INVESTMENT RISKS

 General Risks

  The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessee to operate the Initial Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Initial Hotels may be adversely affected by adverse changes in national economic conditions; adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; competition from other hotel properties; changes in interest rates and in the availability, cost and terms of mortgage funds; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements, particularly in older structures; changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; civil unrest; acts of God, including earthquakes, catastrophic wind and other natural disasters (which may result in uninsured losses); acts of war; adverse changes in zoning laws; and other factors which are beyond the control of the Company.

 Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Because management believes it is appropriate to value the Company as an ongoing business rather than through liquidation values of the Company or the Initial Hotels, the valuation of the Company has been determined based primarily upon a capitalization of the estimated cash flow available for distribution and other factors discussed under "Underwriting" rather than on a property by property basis considering historical cost or current market value. See "Underwriting." There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

 Uninsured and Underinsured Losses

  Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Initial Hotels, including liability, fire and extended coverage. The Company believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Trustees and officers will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

 Environmental Matters

  Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to use the property, sell the property or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") or other hazardous materials into the environment and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. In connection with the ownership of the Initial Hotels, the Company or the Partnership may be potentially liable for any such costs. Phase I environmental audits have been obtained, or will be obtained prior to completion of the Offering, on all of the Initial Hotels from a qualified independent environmental engineer. The purpose of Phase I audits is to identify potential sources of contamination for which the Initial Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I audit reports have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets or results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these audits do not reveal all environmental liabilities or compliance concerns or that there are material environmental liabilities of which the Company is unaware.

 Compliance with Americans with Disabilities Act

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. The Company believes, based on its due diligence review, that the Initial Hotels are substantially in compliance with these requirements. However, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's ability to make expected distributions to its shareholders could be adversely affected.

 Fluctuations in Property Taxes and Casualty Insurance Premiums

  Each Initial Hotel is subject to real property taxes. The real property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Each Initial Hotel will be covered by casualty insurance. Like real property tax rates, casualty insurance rates may increase or decrease depending on the claims experience at the Initial Hotels and as the replacement value of the hotels increases or decreases. The Partnership is obligated under the Percentage Leases to pay for real property taxes and casualty insurance. If property taxes or casualty insurance premiums increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

 Acquisition Risks; Option Hotels

  The Company intends to pursue acquisitions of additional hotels, including the Option Hotels. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. The fact that the Company must distribute at least 95% of its taxable income (excluding net capital gain) in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Initial Hotels or subsequently acquired hotels to finance acquisitions. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions might be curtailed or amounts available for distribution to shareholders might be adversely affected.

  The Company has an option and right of first refusal to purchase the Option Hotels from the Strategic Partner. The Option Hotels are owned by special purpose subsidiaries of the Strategic Partner formed to undertake the CMBS Debt, which is collateralized by mortgage loans secured by the Option Hotels that prohibit the payment of such debt and the transfer of the Option Hotels at this time. The Company and the Strategic Partner intend to proceed with the Company's acquisition of the Option Hotels, subject to the existing CMBS Debt (which, as of May 1, 1998, was $85.1 million), as soon as (i) the requisite consents can be obtained from various third parties as required by the CMBS Debt agreements, and (ii) the Company's capital structure will enable it to assume the CMBS Debt in a manner acceptable to the Board of Trustees. The aggregate purchase price for the Option Hotels will be the Strategic Partner's undepreciated acquisition costs plus depreciated capital expenditures associated with such properties. The Company does not expect to exercise its option to purchase the Option Hotels unless (i) the purchase price and the lease terms would yield at least a 12% return to the Company (on an unleveraged and trailing 12 months basis after an allowance for capital expenditure reserves) at the time of purchase, and (ii) the purchase price does not exceed the Option Hotels' fair market value. If the Company completes the acquisition of the Option Hotels, the Company anticipates that the purchase price will be paid through a combination of the Company's assumption of the CMBS Debt, the issuance of Units and cash. However, there can be no assurance that the required third party consents can be obtained, or when they will be obtained or that the Company otherwise will complete the acquisition of the Option Hotels.

POTENTIAL ADVERSE EFFECTS OF LEVERAGE AND LACK OF LIMITS ON INDEBTEDNESS

  In connection with the acquisition of the Initial Hotels, the Company expects to borrow approximately $42.6 million under the Credit Facility (approximately 27% of the cost of the Initial Hotels). The Company presently intends to limit consolidated indebtedness to no more than approximately 50% of the Company's investment in hotels valued at undepreciated acquisition costs, after giving effect to the use of proceeds from any indebtedness. However, neither the Company's Declaration of Trust nor its Bylaws limits the amount of indebtedness the Company may incur, and the Company may modify the Debt Policy at any time without Shareholder approval. See "Policies and Objectives with Respect to Certain Activities--Financing." The Credit Facility will be used to fund a portion of the purchase prices for the Initial Hotels, to pay certain costs in connection with the closing of the Offering and for working capital. The Credit Facility consists of a line of credit in the amount of $100 million (the "Line of Credit") and permanent mortgage financing in the amount of $25 to $50 million (the "Permanent Financing"). To the extent that the Company utilizes the Permanent Financing in excess of $25 million, the amounts available under the Line of Credit will be correspondingly reduced. All of the 26 Initial Fairfield Inns and certain properties acquired subsequent to the Offering will serve as security for either the Line of Credit or the Permanent Financing. The Credit Facility may require lender approval of certain Company actions. Subject to the limitations described above and other limitations contained in the Credit Facility, the Company may borrow additional amounts from the same or other lenders in the future or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by mortgages on hotels owned by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Policies and Objectives with Respect to Certain Activities--Financing" and "Business and Properties--Acquisition Strategy."

  There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Initial Hotels, to foreclosure. To the extent lenders require the Company to cross-collateralize its properties, or its loan agreements contain cross-default provisions, a default under a loan agreement could subject multiple properties to foreclosures. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on variable rate debt and could reduce the amounts available for distribution to shareholders. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

  The Company may employ a hedging strategy to limit the effects of changes in interest rates on its operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of derivatives to hedge the Company's assets and liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for distribution to shareholders and, indeed, that such losses may exceed the amount invested in such instruments. There is no perfect hedge and a hedge may not perform its intended use of offsetting losses. Moreover, with respect to certain of the instruments used as hedges for the Company's assets and liabilities, the Company is exposed to the risk that the counterparties with which the Company trades may cease making markets and quoting prices in such instruments, which may render the Company unable to enter into an offsetting transaction with respect to an open position.

NO PRIOR MARKET FOR COMMON SHARES

  Prior to the Offering, there has been no public market for the Common Shares. The Common Shares have been approved for listing, subject to final notice of issuance, on the New York Stock Exchange ("NYSE"). See "Underwriting." The initial public offering price may not be indicative of the market price for the Common Shares after the Offering, and there can be no assurance that an active public market for the Common Shares will develop or continue after the Offering. See "Underwriting" for a discussion of factors to be considered in establishing the initial public offering price. There can be no assurances that the Company will continue to meet the criteria for continued listing of the Common Shares on the NYSE.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

  One of the factors that may influence the price of the Common Shares in public trading markets will be the annual yield from distributions by the Company on the Common Shares as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Shares.

RELIANCE ON BOARD OF TRUSTEES AND KEY PERSONNEL

  Shareholders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Trustees will be responsible for managing the Company. The Company also will rely for strategic business direction upon the services and expertise of the Lessee and Strategic Partner.

  The Company is dependent on the efforts of its executive officers, particularly Messrs. Wilson and Sabin. The loss of their services could have an adverse effect on the operations of the Company. Each of Messrs. Wilson and Sabin have entered into an employment agreement with the Company and the Strategic Partner. See "Management--Employment Agreements." Certain of the executive officers of the Company, including Messrs. Wilson and Sabin, will devote some of their management time to the Lessee and Strategic Partner. See "--Conflicts of Interest."

ABILITY OF BOARD OF TRUSTEES TO CHANGE CERTAIN POLICIES

  The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by its Board of Trustees. The Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the outstanding Common Shares.

  The Company's policy currently is that it will not develop hotel properties. The Company's Board of Trustees will consider development from time to time, however. If the Board of Trustees determines that the Company will develop hotels, the Company will be subject to additional risks, including the risks of construction, significant time lapses between making an investment and realizing a return and investing in properties with no performance history. Any decision to develop hotels must be approved by a majority of the Independent Trustees. See "Policies and Objectives with Respect to Certain Activities--Investment Policies" and "--Financing."

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT, STAGGERED BOARD, POWER TO ISSUE ADDITIONAL SHARES AND CERTAIN PROVISIONS OF MARYLAND LAW

 Potential Effects of Ownership Limit.

  For the Company to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, limits direct and indirect ownership of the Common Shares by any person to no more than 9.9% of the number of outstanding Common Shares or the number of outstanding Preferred Shares of any series of the Company (the "Ownership Limit"). The Company's Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of Common Shares in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The foregoing restrictions on transferability and ownership will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to continue to qualify as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

  The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interests of the shareholders. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer."

 Potential Effects of Staggered Board.

  The Company's Board of Trustees is divided into three classes. The initial terms of the Class I, Class II and Class III Trustees will expire in 1999, 2000, and 2001, respectively. Beginning in 1999, trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Classification of the Board of Trustees."

 Potential Effects of Issuance of Additional Shares.

  The Company's Declaration of Trust authorizes the Board of Trustees to (i) amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class, including Common Shares, that the Company has the authority to issue, (ii) cause the Company to issue additional authorized but unissued Preferred or Common Shares and (iii) classify or reclassify any unissued Common or Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Shares of Beneficial Interest." Although the Board of Trustees has no such intention to do so at the present time, it could establish a class or series of shares of beneficial interest that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. The Declaration of Trust and Bylaws of the Company also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Removal of Trustees," "--Business Combinations," "--Control Share Acquisitions" and "--Advance Notice of Trustee Nominations and New Business."

                                  THE COMPANY

GENERAL

  The Company is a self-advised Maryland real estate investment trust, formed in April 1998, that intends to qualify as a REIT for federal income tax purposes. The Company intends to own and acquire stabilized hotel properties that the Company believes are undervalued in prevailing market conditions and offer the potential for high current rates of return to the Company, a substantial dividend to its shareholders, and long term increases in value. At the present time, the Company has identified such characteristics in stabilized limited service hotels operating under nationally recognized franchises. Upon completion of the Formation Transactions, the Company, through the Partnership, will own the 29 Initial Hotels with 3,558 rooms. The Initial Hotels have an average age of approximately nine years and will be leased under the Percentage Leases to the three wholly-owned subsidiaries of the Strategic Partner (collectively, the "Lessee"). The Strategic Partner is a publicly-owned company and its common stock is listed on the Nasdaq Stock Market under the symbol "HUDS."

  Concurrently with the completion of the Formation Transactions, the Company will enter into the Strategic Alliance with the Strategic Partner pursuant to which (i) the Company will have an option and right of first refusal to purchase the Option Hotels and any hotel developed by the Strategic Partner during the term of the Strategic Alliance, (ii) the Company will have a right of first opportunity to acquire any hotel identified for acquisition by the Strategic Partner, and (iii) the Strategic Partner will have a right of first offer to lease any hotel property acquired by the Company that is not acquired subject to a condition that a specified party serve as lessee or manager of the property. The Company believes that the Strategic Alliance will enhance the Company's growth strategy by (i) providing the Company with a strategic partner that can assist the Company in identifying and evaluating hotel acquisition opportunities, (ii) providing the Company with a source of future acquisitions through the Option Hotels and hotels subsequently owned or developed by the Strategic Partner, and (iii) providing an experienced operator and lessee of the Company's hotel properties pursuant to the Percentage Leases.

  To facilitate its operating and acquisition strategy, the Company will work closely with the Strategic Partner, and the two companies have assembled a management team with extensive experience in the hospitality industry. E. Anthony Wilson, Chairman of the Board and Chief Executive Officer of the Strategic Partner, will also serve as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wilson was named the Hospitality Valuation Services Hotel Executive of the Year in 1996 and was named to Advertising Age magazine's list of the top 100 Marketing Executives in 1995. John M. Sabin will serve as the Company's President, Chief Operating Officer and Chief Financial Officer and the Strategic Partner's Executive Vice President and Chief Financial Officer. Mr. Sabin has recently served as Senior Vice President, Treasurer and Chief Financial Officer of Vistana, Inc., a publicly-owned owner, operator and developer of time share resorts, and previously served as Vice President--Finance and Vice President--Mergers and Acquisitions of Choice and Vice President--Corporate Mergers and Acquisitions at Marriott. Michael T. George will serve as the Company's Executive Vice President and the Lessee's President and Chief Operating Officer. Mr. George most recently served as Chief Operating Officer of Sunstone Hotel Properties and has previously served as the Senior Vice President of Operations at Capstar Hotel Company.

  Upon completion of the Formation Transactions, the Company will own the 29 Initial Hotels, which include the 26 Initial Fairfield Inns with a total of 3,179 rooms and one Hampton Inn(R) hotel, one Comfort Suites(R) hotel and one Holiday Inn(R) hotel with a total of 379 rooms. The Initial Hotels will be leased to the Lessee under seven year leases designed to allow the Company to participate in increases in revenues at the Initial Hotels and to provide an incentive for the Lessee to exceed certain target hotel revenues. In the year ended December 31, 1997 and the quarter ended March 31, 1998, REVPAR at the Initial Hotels increased by 3.5% and 5.7%, respectively over the same periods in 1996 and 1997, respectively. The Initial Hotels are located in 16 states, with 11 Initial Hotels in the midwestern region, nine Initial Hotels in the northeastern region, three Initial Hotels in the southeastern region and six Initial Hotels in the western region, of the United States. Upon completion of the Offering, the Company will acquire the Initial Hotels from two sellers unaffiliated with the Company for approximately $155.1 million in cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels as described above). In addition, the Company expects to invest approximately $10 million over the next three years to fund certain PIPs at the Initial Hotels as required by the respective franchisors of which approximately $5 million is expected to be funded by ongoing capital expenditure reserves.

  The Company believes that the operation of the Initial Hotels under nationally recognized hotel franchises will provide the Company with certain benefits, such as the franchisors' national reservation systems and comprehensive physical and operational guidelines. Fairfield Inns are limited service hotels designed for business and leisure travelers. According to Marriott, the first Fairfield Inn opened in 1987, and as of March 31, 1998, 346 hotels operated under the Fairfield Inn brand name. Limited service hotels generally, and Fairfield Inns particularly, do not include restaurants or lounges and contain little non-revenue producing space. Fairfield Inns are constructed, maintained and operated in accordance with a comprehensive set of building, maintenance, operational, record-keeping and reservation system guidelines designed to insure uniform service, appearance and quality.

  The Company has received commitments for the $125 million Credit Facility, which consists of the $100 million Line of Credit and the Permanent Financing for $25 to $50 million. Concurrently with the completion of the Offering and the Formation Transactions, the Company expects to incur approximately $42.6 million of indebtedness (representing approximately 27% of the Company's investment in hotels, at cost) under the Credit Facility. The Line of Credit will bear interest at the one month LIBOR rate plus 185 basis points. All of the 26 Initial Fairfield Inns will serve as security for either the Line of Credit or the Permanent Financing. The Permanent Financing will be subject to debt service coverage limitations and a required 65% loan-to-value ratio. The Permanent Financing will bear interest at a variable rate based on the yield of ten-year Treasury obligations, plus a spread that varies based on the Company's actual debt service coverage ratio and the length of time between the execution of the Line of Credit and its conversion to Permanent Financing.

THE STRATEGIC ALLIANCE

  The Company believes its operating and growth strategies will benefit from its alliance with the Strategic Partner. The Strategic Partner is an owner and operator of hotel properties and its common stock is traded on the Nasdaq Stock Market under the symbol "HUDS." The Strategic Partner was organized in 1987 to develop and franchise a national chain of economy, limited service lodging facilities operating under the name Microtel(R), which offer downsized rooms with high quality furnishings at rates below those available at competing national budget chains. In 1992, the Strategic Partner acquired Hudson Hotels Corporation, a hotel management and development company. In 1995, the Strategic Partner signed an exclusive Joint Venture Agreement with U.S. Franchise Systems, Inc., pursuant to which U.S. Franchise Systems, Inc. purchased worldwide franchising and administration rights for the Microtel franchise chain. Since entering the Joint Venture Agreement, the Strategic Partner has focused its efforts on acquiring, managing and developing various hotel properties, including Microtels.

  During 1996, the Strategic Partner began a significant expansion program, which included the acquisition of the Option Hotels and development of six Microtel Inns. As of July 1, 1998, the Strategic Partner managed 40 hotel properties with 4,474 rooms primarily in the northeastern and southeastern United States, including Fairfield Inn, Hampton Inn, Comfort Inn and Microtel Inn hotels. Of the 40 hotel properties that the Strategic Partner manages, 25 are owned by the Strategic Partner. After completion of the Formation Transactions, the Strategic Partner and its subsidiaries will manage 69 hotel properties, including the 29 Initial Hotels owned by the Company. The Strategic Partner is discussing entering into an agreement with the current manager of the 26 Initial Fairfield Inns, pursuant to which such manager would provide transitional management services with respect to some or all of the Initial Fairfield Inns on an interim basis, which is not expected to extend beyond December 31, 1998.

  Pursuant to the Strategic Alliance, the Company will have the option, for a term of two years from the closing of the Offering, and right of first refusal to acquire the 25 Option Hotels from the Strategic Partner. The Option Hotels currently are owned by special purpose subsidiaries of the Strategic Partner formed to undertake CMBS Debt financing, which is collateralized by mortgage loans secured by the Option Hotels. The CMBS Debt agreements prohibit the repayment of such debt or the transfer of the Option Hotels at this time. In addition, the Company's assumption of the CMBS Debt (which as of May 1, 1998 was $85.1 million) at the current time would result in the Company's initial indebtedness exceeding levels that the Company's Board of Trustees deems prudent. Thus, the Company has elected not to proceed with the acquisition of the Option Hotels at this time. However, the Company intends to proceed with the acquisition of the Option Hotels as soon as (i) the requisite consents can be obtained from various third parties as required by the CMBS Debt agreements, and (ii) the Company's capital structure will enable it to assume the CMBS Debt in a manner acceptable to the Board of Trustees. The aggregate purchase price for the Option Hotels will be the Strategic Partner's undepreciated acquisition costs plus depreciated capital expenditures associated with the properties (which as of June 1, 1998 was approximately $141 million). The Company does not expect to exercise its option to purchase the Option Hotels unless (i) the purchase price and the lease terms would yield at least a 12% rate of return to the Company (on an unleveraged and trailing 12 month basis) at the time of purchase, and (ii) the purchase price does not exceed the properties' fair market value. If the Company completes the acquisition of the Option Hotels, the Company anticipates that the purchase price for the Option Hotels will be paid through a combination of the Company's assumption of the CMBS Debt, the issuance of Units and cash. There can be no assurance whether or when the required third party consents can be obtained or that the Company otherwise will complete the acquisition of the Option Hotels.

  For as long as the Strategic Alliance is in effect, the Company will also have an option, for a term of two years from the opening of the hotel, and right of first refusal to acquire any hotel properties developed by the Strategic Partner or its Affiliates. The Company may exercise its option to purchase any developed hotel within two years of the opening of the hotel at a price equal to 105% of the Strategic Partner's undepreciated development cost of such property. The Company does not expect to exercise its option to acquire a developed hotel if the purchase price exceeds the property's fair market value. The Strategic Partner currently owns four parcels of land located in Texas and Arizona on which it is developing Microtel Inns. The Company believes that new hotels developed by the Strategic Partner will provide the Company opportunities to acquire well constructed, well positioned and competitively priced hotels, without the investment and construction risks associated with new hotel development. The Company currently anticipates that a property developed by the Strategic Partner will have achieved stabilized operations and cash flows before the Company would consider purchasing such property. See "Policies and Objectives With Respect to Certain Activities-- Investment Policies."

  The Lessee will lease and operate the Initial Hotels, the Option Hotels, if acquired, and any other hotels acquired by the Company from the Strategic Partner under Percentage Leases, and the Company's rights to purchase the Option Hotels and such other hotels are subject to entering into satisfactory lease agreements with the Lessee. In addition, during the term of the Strategic Alliance the Lessee will have a right of first offer to lease any hotel acquired by the Company that is not acquired subject to a condition that a specified party continue as the manager or lessee of the property.

  The Strategic Alliance will have an initial term of ten years from the date of the Offering. All transactions between the Company and the Strategic Partner, the Lessee or its Affiliates must be approved by a majority of the Company's Independent Trustees. See "Management." The Company has certain rights to terminate the Strategic Alliance and the Percentage Leases in the event of a change in control of the Strategic Partner or the Lessee without the consent of the Company.

                            BUSINESS AND PROPERTIES

BUSINESS AND INVESTMENT STRATEGY

  The Company's business strategy is to acquire stabilized hotels that the Company believes are undervalued in prevailing market conditions and offer the potential for high current rates of return to the Company, a substantial dividend to the Company's shareholders, and long term increases in value. At the present time, the Company believes that opportunities exist to acquire undervalued limited service hotels operating under nationally recognized franchise brands. The Company will seek to enhance shareholder value (i) by acquiring additional existing hotels that meet the Company's investment criteria and (ii) by participating in any increased room revenue from the Initial Hotels and any subsequently acquired hotels through the Percentage Leases. The Company believes that the Strategic Alliance will be an integral part of both the Company's acquisition and internal growth strategies by providing the Company with (i) a strategic partner that can assist the Company in identifying and evaluating hotel acquisition opportunities, (ii) a source of future acquisitions through the Option Hotels and hotels subsequently owned or developed by the Strategic Partner, and (iii) an experienced operator and lessee of the Company's hotel properties pursuant to the Percentage Leases.

THE HOTEL INDUSTRY

  According to Smith Travel Research, the United States lodging industry is continuing to experience a significant recovery from an extended downturn in the late 1980's and early 1990's. The Company believes that continuing broad industry recovery will contribute to growth in total revenues and REVPAR at the Initial Hotels (and hotels subsequently acquired by the Company) which, through the Percentage Leases, would result in increases in the Company's cash available for distribution to shareholders.

 Hotel Demand

  As reflected in the chart below, demand growth has been strong in the hotel industry as a whole. The Company believes that limited service hotels have gained market share within the industry. In the strong economy since 1995, demand for midscale hotels with food and beverage operations declined from year to year, and the 10-year compounded annual growth rate for such hotels was a nominal 0.2%. Conversely, demand in the midscale hotels without food and beverage sector, the sector currently targeted by the Company, grew at a rate of 15.2% compounded over the past 10 years. The Company believes this difference in growth is due to a shift in consumer preferences.

                   PERCENT CHANGE IN DEMAND OVER PRIOR YEAR

                                                                                       FIRST
                                                                                      QUARTER
                         1988  1989  1990  1991   1992  1993  1994  1995  1996  1997   1998
                         ----  ----  ----  ----   ----  ----  ----  ----  ----  ----  -------
All U.S. Hotels.........  4.2%  4.9%  2.0% (1.4)%  2.0%  1.7%  3.0%  1.8%  2.2%  2.6%   3.4%
Midscale with Food &
 Beverage...............  1.8   1.6  (1.1) (2.6)   2.1   1.3   1.7  (0.7) (1.3) (0.9)   0.0
Midscale without Food &
 Beverage............... 28.1  21.7  15.3  12.9   11.1  10.2  13.5  12.9  12.9  14.4   14.0

--------
Source: Smith Travel Research

 Limited Service Segment of the Hotel Industry

  According to Smith Travel Research, since 1988 the midscale without food and beverage sector has enjoyed consistent, ten percent or greater, annual growth in demand. During that time period annual occupancy has remained in excess of 65%. Management believes these levels of demand growth and occupancy have driven the increases in ADR, and resulting REVPAR growth, that have occurred each year since 1988. During this time period, the compounded annual growth rates for ADR and REVPAR were 4.5% and 4.9%, respectively. The following table shows market and operating statistics over the last ten years:

      DEMAND AND OPERATING STATISTICS OF MIDSCALE WITHOUT FOOD & BEVERAGE

                                               % CHANGE
                                               IN DEMAND
                                                 OVER
                                                 PRIOR
                                                 YEAR    OCCUPANCY  ADR   REVPAR
                                               --------- --------- ------ ------
1988..........................................   28.1%     65.3%   $39.46 $25.76
1989..........................................   21.7      66.5     41.45  27.55
1990..........................................   15.3      66.2     43.39  28.75
1991..........................................   12.9      66.4     44.68  29.66
1992..........................................   11.1      67.8     45.75  31.02
1993..........................................   10.2      69.0     47.31  32.63
1994..........................................   13.5      70.6     49.32  34.81
1995..........................................   12.9      70.2     52.57  36.91
1996..........................................   12.9      68.5     55.92  38.32
1997..........................................   14.4      67.5     58.88  39.73
1st Quarter 1997..............................   14.7      62.2     56.90  35.39
1st Quarter 1998..............................   14.0      61.6     60.08  37.08

--------
Source: Smith Travel Research

  During the 1990's, the limited service sector, the sector currently targeted by the Company, was more profitable through both good and bad economic environments than the full service sector, which posted significant losses during the recession of the early 1990's. The following table sets forth certain comparative information, as a percentage of revenue, with respect to the profitability of limited service and full service sectors of the hotel industry.

                  SELECTED FINANCIAL RATIOS TO TOTAL REVENUE

                                     FULL SERVICE           LIMITED SERVICE
                               ------------------------ ------------------------
                                 GROSS                    GROSS
                               OPERATING PRE TAX INCOME OPERATING PRE TAX INCOME
YEAR                           PROFIT(1)     (LOSS)     PROFIT(1)     (LOSS)
----                           --------- -------------- --------- --------------
1990..........................   21.9%       (10.2)%      44.0%        (1.5)%
1991..........................   24.4         (6.0)       41.3          1.9
1992..........................   26.5         (1.4)       43.1         10.5
1993..........................   27.4          2.6        42.8         13.8
1994..........................   30.8          6.8        45.2         14.6
1995..........................   31.8          9.6        46.6         23.0
1996..........................   35.7         15.7        48.4         27.0
1997..........................   37.2         20.1        53.4         36.0

--------
(1) Calculated as revenue less departmental expenses and administrative and general, marketing, utility and property operations and maintenance expenses.
Source: Smith Travel Research

  Limited service hotels, with lower fixed costs, generally have higher gross operating profit margins than full service hotels that must also support food and beverage and banquet operations. Management believes the higher profit margins of limited service hotels can lead to more consistent profitability through industry cycles.

 Market Share Growth of Limited Service Hotels

  Management believes that customer preferences have changed in favor of hotels that can be characterized as limited service. For the period 1991-1997 the number of hotels affiliated with limited service chains has grown from 53.4% to 61.4% of chain affiliated hotels. It is management's opinion that this gain in market share reflects a shift of preferences of business and leisure travelers toward limited service properties offering quality accomodations at reasonable rates.

[PIE GRAPHS SHOWING MARKET SHARE GROWTH OF LIMITED SERVICE AND FULL SERVICE HOTELS APPEAR HERE]

                   Chain Affiliated Hotels By Segment /(1)/

                        1991                      1997
                        ----                      ----
                 Limited Service 53.4%     Limited Service 61.4%
                 Full Service 46.6%        Full Service 38.6%

/(1)/ Includes only U.S. hotels associated with chains, Limited Service is comprised of Midscale Hotels Without Food & Beverage, Economy Hotels and Budget Hotels as defined by Smith Travel Research. Full Service is comprised of Upper Upscale Hotels, Upscale Hotels and Midscale Hotels With Food & Beverage as defined by Smith Travel Research.

--------
Source: Smith Travel Research

 REVPAR Growth vs. CPI Growth

                         REVPAR GROWTH VS. CPI GROWTH

                                 YEAR ENDED DECEMBER 31,
                         -----------------------------------------------  FIRST QUARTER
                         1990  1991   1992  1993  1994  1995  1996  1997      1998
                         ----  -----  ----  ----  ----  ----  ----  ----  -------------
All U.S. Hotels(1)...... 2.0%  (2.6)% 2.7%  4.2%  5.8%  5.4%  6.4%  5.2%       4.8%
Midscale without Food &
 Beverage(1)............ 4.4     3.2  4.6   5.2   6.7   6.0   3.8   3.7        4.6%
Consumer Price
 Index(2)............... 5.4     4.2  3.0   3.0   2.6   2.8   3.0   2.3         --

--------
(1) Source: Smith Travel Research. Reflects percentage increase in REVPAR over prior year.
(2) Source: U.S. Department of Labor Bureau of Labor Statistics. Reflects percentage increases in CPI over prior year.

  Management believes that changes and trends in occupancy, ADR and REVPAR are indicators of the recovery in the hotel industry. Other than during the industry's downturn in 1990 through 1992, industrywide hotel REVPAR growth has exceeded inflation since 1990. In 1991, REVPAR for the industry as a whole declined. However, REVPAR growth for midscale hotels without food and beverage remained positive even during the downturn years of 1990 and 1991. From 1992 to 1995, the midscale hotel without food and beverage sector grew faster than the industry. Management believes that REVPAR growth at hotels in the midscale without food and beverage sector has stabilized in 1996 and 1997. Management believes that full service hotel property REVPAR growth accounts for a substantial portion of the industry-wide increase in recent years. Additionally, management believes the cost structure of limited service hotels as well as overall consumer demand for the limited service product make limited service hotels a more stable hotel investment through industry cycles.

GROWTH STRATEGY
  The Company's primary objective is to enhance shareholder value by increasing cash flow and distributions per share and working to increase the long term value of the Common Shares by implementing its acquisition and internal growth strategies.

ACQUISITION STRATEGY
  The Company intends to acquire additional existing stabilized hotel properties throughout the United States that the Company believes are undervalued in current market conditions and offer the potential for high current rates of return to the Company, a high dividend yield to the Company's shareholders and long term increases in value. The Company initially intends to focus on the acquisition of limited service hotel properties with stabilized occupancy and ADR that can be acquired at prices that are accretive to FFO per share and operate under strong, national franchise affiliations, such as the Fairfield Inn by Marriott and Hampton Inn brands.

  The Company believes that a substantial number of existing hotel properties that meet its investment criteria are available at attractive prices. According to the Smith Travel Research 1997 Host Study, there were 926,634 rooms (approximately 27% of all hotel rooms in the United States) in hotels classified as midscale chain hotels without food and beverage and economy and budget chain hotels.

  The Company has received commitments from Capital America for the $125 million Credit Facility, which consists of the $100 million Line of Credit and the Permanent Financing for $25 to $50 million. Concurrently with the completion of the Offering and the Formation Transactions, the Company expects to incur approximately $42.6 million of indebtedness (representing approximately 27% of the Company's investment in hotels, at cost) under the Credit Facility. All of the 26 Initial Fairfield Inns will serve as security for either the Line of Credit or the Permanent Financing. The Line of Credit will bear interest at the one month LIBOR rate plus 185 basis points. The Permanent Financing will be subject to debt service coverage limitations and a required 65% loan-to-value ratio. The Permanent Financing will bear interest at a variable rate based on the yield of ten-year Treasury obligations, plus a spread that varies based on the Company's actual debt service coverage ratio and the length of time between the execution of the Line of Credit and its conversion to Permanent Financing. The Permanent Financing may not be repaid without penalty for 10 years but permits limited substitution of collateral without penalty. In addition, the Permanent Financing will require the Company to establish reserves for taxes and insurance, deferred maintenance, capital expenditures, debt service, ground rent and seasonality. In the event of a default, the reserves will be funded by a "cash trap" with respect to the lease payments received by the Company. To the extent that the Company utilizes the Permanent Financing in excess of $25 million, the amount available under the Line of Credit will be correspondingly reduced.

  The Board of Trustees intends to limit the consolidated indebtedness of the Company to approximately 50% of the Company's investment in hotel properties, valued at undepreciated total cost (the "Debt Policy"). However, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur, and the Company's Board of Trustees may modify the Debt Policy at any time. The Company intends to repay indebtedness incurred under the Credit Facility from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of Common Shares and other securities of the Company. See "Risk Factors--Potential Adverse Effects of Leverage and Lack of Limits on Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Policies and Objectives with Respect to Certain Activities--Investment Policies" and "--Financing."

INTERNAL GROWTH STRATEGY

  The Percentage Leases are designed to allow the Company to participate in growth in revenues at the Initial Hotels and to provide an incentive for the Lessee to exceed a target level of revenue. The Percentage Leases provide that a percentage of room revenues in specified ranges will be paid as Percentage Rent (as herein defined). The percentage of room revenues paid as Percentage Rent will increase as a higher specified range of room revenues is achieved up to a target revenue amount, which is above historical and projected performance, at which point the percentage of room revenue paid as Percentage Rent will decrease. Pursuant to the Percentage Leases, the ranges of room revenues specified for purposes of calculating Percentage Rent will be adjusted upward for inflation under a formula based on annual increases in the United States Consumer Price Index ("CPI"). See "The Initial Hotels--The Percentage Leases." The Lessee will use established systems to manage and seek to increase revenues at the Initial Hotels, including detailed business and marketing plans and operating budgets for each Initial Hotel. The Lessee will employ a mix of marketing techniques designed for each specific hotel, which may include a toll free reservation number designated for that hotel, direct corporate sales efforts, and billboard advertising to further capitalize on Fairfield Inn's and other franchisors' reputations, national advertising, nationwide toll free reservation numbers and other marketing efforts. The Percentage Leases require the Company to fund capital expenditures to regularly maintain and upgrade its hotels. The Company expects that such capital expenditures on the Initial Hotels will be approximately 5% of total revenues at the Initial Hotels on an annual basis. Management believes that regular maintenance and upgrading are essential to establishing strong customer satisfaction and consistently favorable occupancy levels and rates.

  Consolidated REVPAR for the Initial Hotels has increased each year since 1993 and increased at a 5.0% compound annual growth rate from 1993 to 1997. Management believes that the year-to-year growth in REVPAR since 1993 reflects the increasing popularity of and demand for limited service hotels in general, and Fairfield Inn hotels in particular, improving hotel industry conditions since 1990, an improving economy, marketing practices at the Initial Hotels, and regular expenditures to maintain and upgrade the Initial Hotels.

  In light of the Strategic Partner's anticipated hotel development activities and the Company's option and right of first refusal to purchase those developed hotels, the Company has no current plans to develop hotel properties on its own. The Board of Trustees will from time to time consider hotel development by the Company and the Company may develop hotels in the future. In considering development opportunities, the Board of Trustees will review the availability and pricing of suitable acquisition opportunities, the availability of suitable sites, the costs and risks of developing hotels, the availability of development financing, the expected return on the development projects, as well as any other factors the Board of Trustees deems relevant. Any decision to develop a hotel will be made by a majority of the Board of Trustees, including a majority of the Independent Trustees. See "Business and Properties--Growth Strategy" and "Risk Factors--Ability of Board of Trustees to Change Certain Policies."

FAIRFIELD INN HOTELS

  Twenty-six of the Initial Hotels are licensed to operate as Fairfield Inns. According to Marriott, the Fairfield Inn brand was developed by Marriott in 1987, the first Fairfield Inn hotel was opened in 1987, and Marriott began selling Fairfield Inn franchises in 1989. In addition, as of March 31, 1998, there were 346 Fairfield Inn hotels operating in the United States, Mexico and Canada.

  A Fairfield Inn hotel typically has from 63 to 135 rooms, a swimming pool, complimentary continental breakfast each morning, a facsimile machine, a copier, vending machines and smoking and non-smoking rooms. Some Fairfield Inn hotels have meeting rooms. Rooms usually include an over-sized work desk with an upholstered chair, a king-sized bed or two double beds, an individually-operated heating and cooling system and remote-control television with free cable stations.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be $114.8 million (based on the Offering Price), after deducting the Underwriters' discounts and commissions and estimated Offering expenses payable by the Company of $1.5 million. The Company will contribute the net proceeds of the Offering to the Partnership in exchange for Units in the Partnership. The Partnership will use the proceeds received from the Company along with approximately $42.6 million in indebtedness incurred under the Line of Credit as follows: (i) approximately $150.3 million in cash to finance the balance of the purchase price of the Initial Hotels (after application of deposits, option payments and fees); (ii) repayment of the $1.2 million Strategic Partner Loan and $4.0 million of Pre-Offering Debt (a portion of which was used to pay deposits, option payments and fees with respect to the Initial Hotels); (iii) payment of $850,000 to the Strategic Partner as reimbursement for certain expenses incurred in connection with the Formation Transactions; and (iv) the balance of approximately $1.1 million for working capital. Neither the Company nor the Partnership currently has any agreement or understanding to invest in any specific property other than the Initial Hotels. The Company has options and rights of first refusal with respect to hotel properties developed or owned or acquired by the Strategic Partner, including the Option Hotels, as described in "The Strategic Alliance."

  Pending such uses, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

  The Strategic Partner Loan and the Pre-Offering Debt to be repaid from the Offering proceeds were incurred in May 1998, mature on December 31, 1998 (or the closing of the Offering, whichever is earlier) and bear interest at a rate of 12% per annum. The Strategic Partner Loan and the Pre-Offering Debt were incurred to fund the various deposits and expenses in connection with the Offering and the acquisition of the Initial Hotels. See note 3 of Notes to Combined Financial Statements and "Certain Relationships and Transactions" and "Formation Transactions--Benefits to Related Parties."

                              DISTRIBUTION POLICY

  After the Offering, the Company intends to make regular quarterly distributions to its shareholders. The Company's ability to make distributions will be dependent on the receipt of distributions from the Partnership and lease payments from the Lessee with respect to the Initial Hotels. Initially, the Partnership's sole source of revenue will be rent payments under the Percentage Leases for the Initial Hotels. The Company must rely on the Lessee to generate sufficient cash flow from the operation of the Initial Hotels to meet the Lessee's rent obligations under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are guaranteed by its parent company, the Strategic Partner. The Company intends to make regular quarterly distributions to holders of the Common Shares initially equal to $.2375 per share, which, on an annualized basis, would be equal to $.95 per share, or 9.5% of the Offering Price. The first distribution, for the period from the closing of the Offering to September 30, 1998, is expected to be a pro rata distribution of the anticipated initial quarterly distribution. Based on the Company's pro forma statement of operations for the twelve months ended March 31, 1998, such distributions would represent approximately 87.1% of the Company's cash available for distribution annually and approximately 2% of the initial annual distribution to shareholders would represent a return of capital for federal income tax purposes. The Company does not intend to change its estimated initial distribution per share if the Underwriters' over-allotment option is exercised.

  The Company believes that its initial distribution rate, which is based on the Company's pro forma FFO per share for the 12 months ended March 31, 1998, is reasonable. Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO, however, should not be considered an alternative to net income or other measurements under generally accepted accounting principles as an indicator of the Company's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. The Company expects to maintain its initial distribution rate for the remainder of 1998 unless actual results of operations, economic conditions or other factors differ from the pro forma results for the twelve months ended March 31, 1998. The estimated distribution is for the remainder of the year ending December 31, 1998 only. The Company's actual FFO will be affected by a number of factors, including changes in occupancy or ADR at the Initial Hotels.

  In order to maintain its qualification as a REIT, the Company must distribute to its shareholders each year at least 95% of its taxable income (which does not include net capital gains). Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes.

  Distributions by the Company will be determined by the Board of Trustees and will depend on a number of factors, including the Company's FFO, the Partnership's financial condition, capital expenditure requirements for the Company's hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For a discussion of the tax treatment of distributions to holders of Common Shares, see "Federal Income Tax Considerations."

  The following table sets forth certain pro forma financial information for the Company on a consolidated basis with the Partnership:

                                                          TWELVE MONTHS ENDED
                                                             MARCH 31, 1998
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
   Pro forma income before minority interest............        $11,104
   Pro forma depreciation...............................          5,209
                                                                -------
   Pro forma Funds from Operations (1)..................         16,313
   Pro forma amortization of stock compensation.........            132
                                                                -------
   Pro forma cash flow from operating activities (2)....         16,445
   Pro forma cash used in investing activities:
     Additions to capital expenditure reserves (3)......         (2,679)
                                                                -------
   Estimated cash available for distribution............        $13,766
                                                                =======
   Expected initial annual distribution (4).............        $11,995
                                                                -------
   Company's share of expected initial annual
    distribution (5)....................................        $11,931
                                                                =======
   Estimate initial annual distribution per share.......        $  0.95
   Estimated payout ratio of estimated cash available
    for distribution (6)................................           87.1%

--------
(1) Funds from Operations (FFO), as defined by NAREIT, represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Although FFO has been computed in accordance with the current NAREIT definition, FFO as presented may not be comparable to other similarly titled measures used by other REITs.
(2) Pro forma cash flow from operating activities excludes cash provided by (used in) operating activities due to changes in working capital. The Company does not believe that the excluded items are material to the estimated cash available for distribution.
(3) Represents the Company's obligation under the Percentage Leases (adjusted to exclude the minority interest obligation and to reflect the Company's ownership percentage in the Partnership of 99.5%) to pay for capital improvements (including the replacement or refurbishment of FF&E) on a pro forma basis for the 12 months ended March 31, 1998. The Company anticipates that cash flow from operations, borrowing capacity and reserves will be sufficient to fund such obligation.
(4) Based on 12,626,742 Common Shares and Units to be outstanding upon completion of the Formation Transactions.
(5) Represents the Company's approximately 99.5% share of the initial annual distribution from the Partnership.
(6) Represents the anticipated initial aggregate annual distribution divided by estimated cash available for distribution.

                           PRO FORMA CAPITALIZATION

  The following table sets forth the pro forma short-term debt and capitalization of the Company as of March 31, 1998 giving effect to the Formation Transactions on such date including the sale of the Common Shares offered in the Offering and the use of the net proceeds therefrom as described under "Use of Proceeds."

                                                                  PRO FORMA
                                                                MARCH 31, 1998
                                                                --------------
                                                                (IN THOUSANDS)
   Short-term debt.............................................    $ 42,575
   Minority interest...........................................         630
   Shareholders' equity:
   Preferred Shares, $.01 par value, 20,000,000 shares
    authorized, no shares issued and outstanding...............         --
   Common Shares, $.01 par value, 100,000,000 shares
    authorized, 12,559,000 shares issued and outstanding(1)....         126
   Additional paid-in capital..................................     115,214
   Unamortized stock compensation(2)...........................        (590)
   Retained deficit(3).........................................        (850)
                                                                   --------
     Total shareholders' equity................................     113,900
                                                                   --------
       Total capitalization....................................    $157,105
                                                                   ========

--------
(1) Includes 12,500,000 Common Shares to be sold in the Offering; an aggregate of 14,000 restricted Common Shares to be issued to four trustees in consideration of their service on the Board of Trustees; and an aggregate of 45,000 restricted Common Shares to be issued to officers of the Company in consideration for their service to the Company. Does not include 67,742 Units issued to the Strategic Partner prior to the Offering in connection with the transfer to the Company of an option to acquire three of the Initial Hotels and 1,900,000 Common Shares reserved for issuance pursuant to the Company's Trustee and Employee Option Plans. Options to purchase 1,660,000 Common Shares at the Offering Price will be granted concurrently with the closing of the Offering. See "Formation Transactions" and "Management--Executive Compensation" and "--Compensation of Trustees."
(2) Represents 59,000 Common Shares granted to officers and Trustees which will be amortized over a five year vesting period.
(3) Represents a payment to the Strategic Partner to cover expenses incurred by the Strategic Partner related to warrants issued in connection with the Pre-Offering Debt.

                        SELECTED FINANCIAL INFORMATION

  The following tables set forth (i) unaudited selected pro forma consolidated financial data for the Company for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, and (ii) selected combined historical financial data for the Initial Hotels for each of the years in the three year period ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively. The selected combined historical operating and financial data for the three years ended December 31, 1997, have been derived from the historical combined financial statements of MFI Partners, Limited Partnership (with respect to the Initial Fairfield Inns), audited by Arthur Andersen LLP, independent public accountants and the Other Initial Hotels (the three remaining Initial Hotels) audited by Coopers & Lybrand LLP, independent public accountants, as set forth in their reports thereon. Such reports are located elsewhere in this Prospectus. In the opinion of management, the unaudited financial data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results to be obtained for the full fiscal year.

  The selected unaudited pro forma financial and other data are presented as if the Formation Transactions had occurred as of January 1, 1997, and therefore incorporates certain assumptions that are included in the Notes to the Pro Forma Condensed Statement of Operations included elsewhere in this Prospectus. The pro forma balance sheet data is presented as if the Formation Transactions had occurred on March 31, 1998. The pro forma information does not purport to represent what the Company's financial position or the Company's or the combined Initial Hotels' results of operations would actually have been if the Formation Transactions had, in fact, occurred on such date or at the beginning of the year indicated, or to project the Company's or the combined Initial Hotels' financial position or results of operations at any future date or for any future period.

  The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto included elsewhere in this Prospectus.

                              HUDSON HOTELS TRUST

   SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA (1)(2)
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF COMMON SHARES)

                                                              PRO FORMA
                                                         THREE MONTHS ENDED
                                           PRO FORMA          MARCH 31,
                                          YEAR ENDED     --------------------
                                       DECEMBER 31, 1997   1997       1998
                                       ----------------- ---------  ---------
OPERATING DATA:
Percentage lease revenue(3)...........     $ 22,869      $   5,236  $   5,540
Depreciation and amortization (4).....        5,341          1,335      1,335
Real estate and personal property
 taxes and property
 insurance (5)........................        2,646            662        628
General and administrative (6)........          600            150        150
Interest expense (7)..................        3,193            798        798
Ground lease..........................          323             81         81
                                           --------      ---------  ---------
Total expenses........................       12,103          3,026      2,992
Minority interest (8).................           54             11         13
Net income applicable to holders of
 common shares........................     $ 10,712      $   2,199  $   2,535
                                           ========      =========  =========
Earnings per common share (basic)
 (9)..................................        $0.85          $0.18      $0.20
                                           ========      =========  =========
Weighted average number of common
 shares outstanding...................       12,559         12,559     12,559
                                           PRO FORMA
                                        MARCH 31, 1998
                                        --------------
BALANCE SHEET DATA:
Net investment in hotel properties....     $155,770
Shareholders' equity..................      113,900
Total assets..........................      157,405
Total debt............................       42,575
                                                              PRO FORMA
                                                            THREE MONTHS
                                           PRO FORMA       ENDED MARCH 31,
                                          YEAR ENDED     --------------------
                                       DECEMBER 31, 1997   1997       1998
                                       ----------------- ---------  ---------
OTHER DATA:
Funds from operations (10)............     $ 15,975      $   3,510  $   3,848
Net cash provided by operating
 activities...........................       16,107          3,545      3,883
Net cash (used in) investing
 activities (11)......................       (2,646)          (588)      (622)
Net cash (used in) financing
 activities (12)......................      (11,931)        (2,983)    (2,983)

--------

(notes on following page)

                          THE COMBINED INITIAL HOTELS

        SELECTED COMBINED HISTORICAL OPERATING AND FINANCIAL DATA (13)
                     (IN THOUSANDS--EXCEPT OPERATING DATA)

                                YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                          ----------------------------------- -----------------------------------
                                                                          (UNAUDITED)
                                                   PRO FORMA          PRO FORMA         PRO FORMA
                           1995    1996    1997      1997      1997     1997     1998     1998
                          ------- ------- ------- ----------- ------- --------- ------- ---------
                                                  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Room revenue............  $48,300 $51,252 $52,913   $52,913   $11,760  $11,760  $12,436  $12,436
Other revenue...........    3,328   3,483   3,422     3,422       850      850      889      889
                          ------- ------- -------   -------   -------  -------  -------  -------
Total revenue...........   51,628  54,735  56,335    56,335    12,610   12,610   13,325   13,325
Hotel operating expenses
 (14)...................   34,547  37,126  39,195    33,912     9,083    7,865    9,400    8,391
Lease payment...........      --      --      --     22,869       --     5,236      --     5,540
                          ------- ------- -------   -------   -------  -------  -------  -------
Income (loss) from hotel
 operations(15).........   17,081  17,609  17,140      (446)    3,527     (491)   3,925     (606)
OPERATING DATA:
Occupancy...............    76.0%   77.3%   76.2%               71.7%             71.5%
ADR.....................   $49.27  $50.94  $53.46              $51.23            $54.31
REVPAR..................   $37.44  $39.36  $40.75              $36.72            $38.82

--------
 (1) The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if the consummation of the Formation Transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The summary unaudited pro forma financial and other data of the Company does not include a material non-recurring charge of $850 paid to the Strategic Partner to cover expenses incurred by the Strategic Partner in connection with the Pre-Offering Debt. The Company intends that such payment will be paid and expensed out of the Offering proceeds.

 (2) The pro forma information is presented as if the Partnership recorded depreciation and amortization, paid interest on remaining debt after the Formation Transactions occurred, and paid real and personal property taxes and property insurance as contemplated by the Percentage Leases.

 (3) Represents lease payments from the Lessee to the Company and is calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels for the period indicated.

 (4) Represents depreciation on the Initial Hotels, amortization of capitalized franchise fees and amortization of stock compensation expense. Depreciation is computed based upon estimated useful lives of
     39.5 and seven years for buildings and improvements and furniture and equipment, respectively. Franchise fees are amortized over 10 years. Stock compensation is amortized over the five year vesting period. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

 (5) Represents real estate and personal property taxes and property and casualty insurance to be paid by the Company.

 (6) Estimated at $150 per quarter for compensation, legal, audit and other expenses. The Strategic Partner has agreed to reimburse the Company for general and administrative expenses in excess of $150 per quarter for the remainder of 1998.

 (7) Based on an assumed annual interest rate on the Line of Credit of 7.5% for each period presented.

 (8) Calculated at 0.5% of Partnership's net income.

 (9) Pro forma earnings per Common Share is computed by dividing net income applicable to the holders of Common Shares by the pro forma weighted average number of Common Shares outstanding. The exchange of Units for Common Shares will have no effect on diluted pro forma earnings per Common Share as Unit holders and Shareholders effectively share equally in the net income of the Partnership on a per Common Share and per Unit basis.

(10) FFO, as defined by NAREIT, represents net income applicable to common shareholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. The Company considers FFO to be an appropriate measure of the performance of an equity REIT in that such calculation is a measure used by the Company to evaluate its performance against its peer group and is a basis for making the determination as to the allocation of its resources and reflects the Company's ability to meet general operating expenses. Although Funds from Operations has been computed in accordance with the current NAREIT definition, Funds from Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds from Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels. Under the Percentage Leases, the Partnership will be obligated to fund capital expenditures with respect to the Initial Hotels, which the Company anticipates will approximate 5% of room revenues at the Initial Hotels. In addition, the Partnership will be obligated under the Percentage Leases to maintain the underground utilities and structural elements of the Initial Hotels. FFO has been calculated as follows:

                                                               PRO FORMA
                                              PRO FORMA   THREE MONTHS ENDED
                                              YEAR ENDED       MARCH 31,
                                             DECEMBER 31, -------------------
                                                 1997       1997      1998
                                             ------------ --------- ---------
    Pro forma income before minority
     interest...............................   $10,766    $   2,210 $   2,548
    Pro forma depreciation..................     5,209        1,300     1,300
                                               -------    --------- ---------
    Pro forma Funds from Operations.........   $15,975    $   3,510 $   3,510
                                               =======    ========= =========

(11) Represents capital expenditures for the Initial Hotels based on 5% of room revenues as described in Note 10 above.

(12) Represents estimated initial distributions to be paid based on the estimated initial annual distribution rate of $0.95 per share and 12,559,000 Common Shares outstanding for the year ended December 31, 1997.

(13) The Initial Hotel data is derived by adding the selected combined historical financial data of (i) the twenty-six Fairfield Inn hotels to be acquired from MFI Partners, Limited Partnership, and (ii) the Other Initial Hotels, consisting of the one Hampton Inn hotel, one Comfort Suites hotel and one Holiday Inn hotel. The 26 Fairfield Inn hotels were owned and managed by entities other than MFI Partners prior to August 5, 1994; therefore, the Company believes that the financial information for the hotels for the periods prior to the year ended December 31, 1995 is not comparable, and thus is not relevant to the financial information for subsequent periods.

(14) For historical periods, represents departmental costs and expenses, general and administrative, repairs and maintenance, utilities, marketing, management fees, real estate and personal property taxes, property and casualty insurance and ground leases. The pro forma amounts exclude real estate and personal property taxes, property and casualty insurance, ground leases (all of which will be the responsibility of the Company) and management fees paid by the sellers to the managers of the Initial Hotels, which management may be terminated following completion of the Offering and the Formation Transactions. Does not include corporate overhead expenses for the Lessee or the Strategic Partner.

(15) Income (loss) from hotel operations represents earnings before interest, taxes, depreciation and amortization from the Initial Hotels, and should not be considered an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The line item Income (loss) from hotel operations is the presentation that most closely represents the operations of the Lessee after completion of the Formation Transactions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  Upon consummation of the Formation Transactions, the Company will own a 1% general partnership interest and, through HHT Ltd., a wholly-owned subsidiary of the Company, will own a 98.5% limited partnership interest in the Partnership. In order for the Company to qualify as a REIT, neither the Company nor the Partnership may operate hotels. Therefore, the Partnership will lease the Initial Hotels to the Lessee. The Partnership's, and therefore the Company's, principal source of revenue will be rent paid by the Lessee under the Percentage Leases. See "The Initial Hotels--The Percentage Leases." The Lessee's ability to perform its obligations, including making rent payments to the Partnership under the Percentage Leases, will be dependent on the Lessee's ability to generate sufficient room revenues and net cash flow from the operation of the Initial Hotels, and any other hotels leased to the Lessee by the Partnership. Each of the Initial Hotels will be managed by the Lessee under the Percentage Leases. Income from hotel operations, as described in the Selected Unaudited Pro Forma Consolidated Financial and Other Financial Data, is the presentation that most clearly represents the operation of the Lessee after completion of the Formations Transactions.

  The following table sets forth certain combined historical information for the Initial Hotels for the periods indicated:

                                                            THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,      MARCH 31,
                                    ----------------------- -------------------
                                     1995    1996    1997     1997      1998
                                    ------- ------- ------- --------- ---------
STATEMENT OF OPERATIONS DATA:
Room Revenue....................... $48,300 $51,252 $52,913 $  11,760 $  12,436
Other Revenue......................   3,328   3,483   3,422       850       889
                                    ------- ------- ------- --------- ---------
Total Revenue......................  51,628  54,735  56,335    12,610    13,325
Hotel Operating Expenses...........  34,547  37,126  39,195     9,083     9,400
                                    ------- ------- ------- --------- ---------
Income from hotel operations....... $17,081 $17,609 $17,140 $   3,527 $   3,925

RESULTS OF OPERATIONS OF THE INITIAL HOTELS

 Comparison of Three Months Ended March 31, 1998 to the Three Months Ended March 31, 1997

  Room revenue for the Initial Hotels increased approximately $.68 million or 5.7%, to $12.44 million in the first quarter of 1998 from $11.76 million in the comparable period in 1997. The primary reason for the increase in the first quarter of 1998 was a 6.1% increase in ADR to $54.34 from $51.23, which was offset by a 0.3% decrease in occupancy to 71.5% from 71.7%. REVPAR increased by 5.7% to $38.82 from $36.72.

  Hotel operating expenses increased by $.3 million, or 3.5%, to $9.4 million, but decreased as a percentage of total revenue to 70.5% from 72.0%. Income from hotel operations increased by 11.3% to $3.9 million from $3.5 million.

 Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996

  Room revenue for the Initial Hotels increased $1.6 million, or 3.2%, to $52.9 million in 1997 from $51.3 million in 1996. The primary reason for the increase in 1997 was a 4.9% increase in ADR to $53.46 from $50.94, which was offset by a 1.4% decrease in occupancy to 76.2% from 77.3%. The increase in ADR reflected increases in room rates in response to improving consumer demand. REVPAR increased 3.5% to $40.75 from $39.36.

  Hotel operating expenses increased by $2.1 million, or 5.6%, to $39.2 million, and increased as a percentage of total revenue to 70.0% from 67.8%. The increase in hotel operating expenses is primarily attributable to $0.9 million of additional repairs and maintenance incurred in 1997 in addition to an increase in minimum wages, which increased labor costs by $0.9 million. As a result of the above, income from hotel operations decreased by 2.7% to $17.1 million from $17.6 million.

 Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

  Room revenue increased $3.0 million, or 6.1%, to $51.3 million in 1996 from $48.3 million in 1995. The increase in revenue is attributable to a 3.4% increase in ADR to $50.94 from $49.27, which was augmented by an increase in occupancy of 1.7% to 77.3% from 76.0%. The increase in room revenue is primarily a result of (i) increasing ADR reflecting increase in room rates in response to improving consumer demand and (ii) the recognition of revenue for the full year in 1996 from one of the Other Initial Hotels, which opened in August 1995.

  Hotel operating expenses increased by $2.6 million, or 7.5%, to $37.1 million from $34.5 million and increased as a percentage of total revenue to 67.8% from 66.9%. The increase is primarily attributable to additional labor costs of approximately $0.75 million due to increased staffing, employee training to increase hotel revenues, an increase of approximately $0.3 million in repairs and maintenance to keep the facilities competitive, and an increase of approximately $0.5 million in costs related to the complimentary breakfast, travel agency fees and credit card charges due to the higher volume. As a result of the above, income from hotel operations increased by 3.1% to $17.6 million from $17.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal source of cash to meet its cash requirements, including distributions to its shareholders, will be its share of the Partnership's cash flow from the Percentage Leases. On a pro forma basis, cash flows from operating activities for the year ended December 31, 1997, excluding changes in working capital, would have been $16.1 million based upon the Percentage Lease payments and the anticipated operating expenses of the Company. Pro forma cash flows used in investing activities for the year ended December 31, 1997 would have been $2.6 million representing funding of the capital expenditure reserves (based upon 5% of room revenues of the Initial Hotels). Pro forma cash flow used in financing activities for the year ended December 31, 1997 would have been $11.9 million representing distributions (based upon the initial annual distribution rate of $.95 per share) to the common shareholders.

  The Company has received commitments from Capital America for the $125 million Credit Facility, which consists of the $100 million Line of Credit and the Permanent Financing for $25 million. Concurrently with the completion of the Offering and the Formation Transactions the Company expects to incur approximately $42.6 million of indebtedness (representing approximately 27% of the Company's investment in the Initial Hotels, at cost) under the Credit Facility (approximately $25.0 million under the Permanent Financing and $17.6 million under the Line of Credit). The Line of Credit will bear interest at the one month LIBOR rate plus 185 basis points. The Permanent Financing will bear interest at a variable rate based on the yield of ten-year Treasury obligations, plus a spread that varies based on the Company's actual debt service coverage ratio and the length of time between the execution of the Line of Credit and its conversion to Permanent Financing. The Permanent Financing will be subject to debt service coverage limitations and a required 65% loan-to-value ratio. All of the 26 Initial Fairfield Inns and certain properties acquired subsequent to the Offering will serve as security for either the Line of Credit or the Permanent Financing. Upon the occurrence of certain events, revenues from the properties securing the Line of Credit and Permanent Financing may be subject to certain cash management or "cash trap" mechanisms in favor of the lender. To the extent that the Company utilizes the Permanent Financing in excess of $25 million, the amount available under Line of Credit will be correspondingly reduced. The Company in the future may seek to increase the amount of the Credit Facility, negotiate additional credit facilities, or issue corporate debt instruments. Any debt incurred or issued by the Company may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as the Board of Trustees of the Company deems prudent.

  The Board of Trustees intends to limit the consolidated indebtedness of the Company to approximately 50% of the Company's investment in hotel properties, valued at un-depreciated total acquisition cost (the "Debt Policy"). However, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur and the Board of Trustees may modify the debt policy at any time. The Company intends to repay indebtedness incurred under the Credit Facility and other borrowings from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of Common Shares and other securities of the Company. See "Risk Factors--Potential Adverse Effects of Leverage and Lack of Limits on Indebtedness" and "Policies and Objectives with Respect to Certain Activities--Investment Policies" and "--Financing."

  The Company will invest in additional hotel properties only as suitable opportunities arise, and the Company will not undertake investments unless adequate sources of financing are available. The Company expects that future investments in hotel properties will be financed, in whole or in part, with proceeds from additional issuances of Common Shares or other securities or borrowings under the Line of Credit or other credit facilities. The Company currently has no agreement or understanding to invest in any hotel property other than the Initial Hotels, and there can be no assurance that the Company will make any investments in any other hotel properties which meet its investment criteria. See "Business and Properties--Growth Strategy-- Acquisition Strategy."

  The Company and the Partnership intend to spend approximately $10 million over the next three years to fund certain capital improvements at the Initial Hotels as required by the franchisors at such hotels and for the replacement or refurbishment of FF&E, renovation of common areas and improvement of hotel exteriors at the Initial Hotels, of which $5 million is expected to be funded by ongoing capital expenditure reserves. Pursuant to the Percentage Leases, the Company will be required to fund the costs of certain capital improvements at the Initial Hotels, which the Company expects to be approximately 5% of room revenue at the Initial Hotels. The Company intends to cause the Partnership to spend amounts in excess of 5% of room revenue if necessary to maintain the franchise licenses for the Initial Hotels and otherwise to the extent that the Company deems such expenditures to be in the best interests of the Company. Management believes that such amounts will be sufficient to fund required expenditures for the foreseeable future.

  The Company believes that it will have sufficient capital reserves to satisfy its obligations during the 12 month period following the completion of the Offering. Thereafter, the Company expects that capital needs will be met through a combination of net cash provided by operations and additional borrowings under the Credit Facility.

INFLATION

  Operators of hotels in general possess the ability to adjust room rates quickly. However, competitive pressures may limit the Lessee's ability to raise room rates in the face of inflation, and annual increases in ADR may fail to keep pace with inflation.

SEASONALITY

  The Initial Hotels' operations historically have been seasonal in nature, reflecting higher occupancy rates during the second and third quarters. This seasonality can be expected to cause fluctuations in the Company's quarterly lease revenue to the extent that it receives Percentage Rent.

YEAR 2000 COMPLIANCE

  Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the year 2000 from the year 1900 (commonly known as the "Year 2000 Problem"). Like other organizations, the Company could be adversely affected if the computer systems used by it or service providers do not properly address this problem prior to January 1, 2000. Currently, the Company does not anticipate that the transition to the year 2000 will have any material impact on its performance. In addition, the Company has sought assurances from the Lessee and other service providers that they are taking all necessary steps to ensure that their computer systems will accurately reflect the year 2000, and the Company will continue to monitor the situation. At this time, however, no assurance can be given that the Company's service providers have anticipated every step necessary to avoid any adverse effects on the Company attributable to the Year 2000 Problem.

                              THE INITIAL HOTELS

  Upon the concurrent completion of the Offering and of the Formation Transactions, the Company will own the 29 Initial Hotels with 3,558 rooms, including 26 Initial Fairfield Inns with a total of 3,179 rooms and one Comfort Suites hotel, one Hampton Inn hotel and one Holiday Inn hotel with a total of 379 rooms. The Initial Hotels will be acquired from sellers not affiliated with the Company for approximately $155.1 million (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels). The Initial Hotels have an average age of approximately nine years and are located in 16 states, with nine Initial Hotels in the northeastern region, three Initial Hotels in the southeastern region, 11 Initial Hotels in the midwestern region, and six Initial Hotels in the western region of the United States. The following table sets forth certain information with respect to the Initial Hotels:

                                                              YEAR ENDED DECEMBER 31, 1997
                                           -------------------------------------------------------------------
                                                          PRO FORMA
                                                         INCOME FROM       1997
                         NUMBER                        HOTEL OPERATIONS  PRO FORMA
                           OF    DATE         ROOM       BEFORE LEASE      LEASE
                         ROOMS  OPENED       REVENUE     PAYMENTS(1)    PAYMENT(2)  OCCUPANCY ADR(3) REVPAR(4)
                         ------ -------    ----------- ---------------- ----------- --------- ------ ---------
FAIRFIELD INN:
NORTHEASTERN REGION
 Hartford, CT...........   135     1990    $ 1,936,869   $   813,931    $   809,798   78.5%   $50.08  $39.31
 Wilmington, DE.........   135     1990      2,158,159     1,003,728      1,033,533   76.0     57.62   43.80
 Portland, ME...........   120     1991      1,935,249       889,093        886,226   78.8     56.09   44.18
 Buffalo, NY............   135     1991      1,628,936       607,919        650,540   72.3     45.74   33.06
 Syracuse, NY...........   135     1990      1,824,127       740,962        753,282   76.0     48.71   37.02
 Harrisburg, PA.........   105     1990      1,139,992       337,163        339,729   69.6     42.76   29.75
 Warrendale
  (Metropolitan
  Pittsburgh), PA.......   105     1991      1,608,608       748,036        730,894   76.9     54.60   41.97
SOUTHEASTERN REGION
 Winter Park (Orlando),
  FL....................   135     1990      1,951,985       751,303        782,433   83.9     47.21   39.61
 Rocky Mount, NC........   104     1990      1,357,700       513,098        506,563   87.8     40.75   35.77
 Chattanooga, TN........   105     1991      1,437,419       533,053        529,671   74.6     50.25   37.51
MIDWESTERN REGION
 Glenview (Metropolitan
  Chicago), IL..........   138     1990      2,205,956     1,008,581      1,059,793   80.7     54.26   43.80
 Willowbrook
  (Metropolitan
  Chicago), IL..........   129     1990      2,110,276     1,070,119      1,025,436   85.2     52.58   44.82
 Fort Wayne, IN.........   105     1990      1,396,179       557,588        525,307   73.7     49.42   36.43
 Cedar Rapids, IA.......   105     1990      1,321,734       489,551        520,177   73.5     46.90   34.49
 Florence (Metropolitan
  Cincinnati), KY.......   135     1990      1,742,502       692,965        740,774   72.1     49.03   35.36
 Louisville, KY.........   105     1991      1,596,667       663,823        692,980   77.4     53.85   41.66
 Akron, OH..............   117     1990      1,353,518       577,559        554,190   63.8     49.69   31.69
 Sharonville, OH........   135     1990      1,619,251       614,635        629,821   67.4     49.73   32.86
 Columbus, OH...........   105     1990      1,438,786       473,921        515,286   80.2     46.80   37.54
 Willoughby
  (Metropolitan
  Cleveland), OH........   134     1990      2,000,130       970,575        955,776   78.7     51.95   40.89
WESTERN REGION
 Flagstaff, AZ..........   135     1990      1,676,678       569,129        649,388   64.6     52.63   34.03
 Phoenix West, AZ.......   126     1987      1,637,454       556,573        621,714   63.0     56.47   35.60
 Scottsdale, AZ.........   133     1990      2,367,906     1,198,239      1,239,585   77.7     62.74   48.78
 Ontario, CA............   117     1990      1,521,932       526,531        526,284   80.6     44.20   35.64
 Rancho Cordova, CA.....   117     1990      1,703,051       736,865        787,763   76.1     52.43   39.88
 Las Vegas, NV..........   129     1990      2,209,344     1,073,206        997,719   72.7     64.54   46.92
COMFORT SUITES:
 Cheektowaga
  (Metropolitan
  Buffalo), NY..........   100     1993      2,096,973       998,487        984,396   83.2     69.05   57.45
HAMPTON INN:
 Cheektowaga
  (Metropolitan
  Buffalo), NY..........   133     1995      2,782,451     1,409,316      1,378,150   81.3     70.52   57.32
HOLIDAY INN:
 Cleveland, OH..........   146  1968/91(5)   3,153,900     1,297,160      1,442,007   84.4     70.09   59.18
                         -----             -----------   -----------    -----------   ----    ------  ------
 Consolidated
  Totals/Weighted
  Average............... 3,558             $52,913,732   $22,423,107    $22,869,215   76.2%   $53.46  $40.75

--------
(1) Represents pro forma income from hotel operations exclusive of real estate and personal property taxes, property and casualty insurance and ground lease payments (all of which will become the responsibility of the Company), assuming the Formation Transactions occurred January 1, 1997. Does not reflect corporate overhead expenses for the Lessee or the Strategic Partner. Certain unallocated repairs and maintenance expenses for 1997 under the seller's accounting policies for the combined Initial Fairfield Inns, totalling $1,213,000, were allocated to each property based on its proportionate share of room revenues.
(2) Represents pro forma lease payments from the Lessee to the Partnership calculated by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels as if April 1, 1997 were the beginning of the lease year.
(3) Determined by dividing room revenue by occupied rooms.
(4) Determined by dividing room revenue by available rooms.
(5)  Originally opened in 1968, but substantially renovated in 1991.

DESCRIPTIONS OF INITIAL HOTELS

  Set forth below is certain descriptive information regarding the Initial
Hotels.

INITIAL FAIRFIELD INNS

 NORTHEASTERN REGION

 Fairfield Inn--Hartford (Airport), Connecticut

  This 135 room hotel is located at Hartford's Bradley International Airport. Area demand generators include Continental Airlines, United Parcel Service, Great American Insurance and nearby attractions such as the Basketball Hall of Fame and the New England Air Museum.

 Fairfield Inn--Wilmington, Delaware

  This 135 room hotel is located on Interstate 95, approximately six miles southwest of downtown Wilmington, and west of the Greater Wilmington Airport. Nearby demand generators include Chrysler, the University of Delaware, Delaware Park Racetrack, and traffic along Interstate 95.

 Fairfield Inn--Portland (Scarborough), Maine

  This 120 room hotel is located near the intersection of Interstates 295 and 95, approximately two miles south of Portland International Jetport. Local demand generators include Portland International Airport, Jacobs Engineering, Hannaford Brothers, IBM, Scarborough Downs, and the Beaches/Waterfront area.

 Fairfield Inn--Buffalo, New York

  This 135 room hotel is located on the New York Thruway, approximately two miles northeast of the Buffalo International Airport. Local demand generators include Best Foods, S.U.N.Y. of Buffalo, Westinghouse, the Buffalo International Airport, Darien Lake Theme Park, Lancaster Speedway, Lake Erie and Downtown Buffalo.

 Fairfield Inn--Syracuse, New York

  This 135 room hotel, which is subject to a long-term ground lease, is located at Carrier Circle on the New York Thruway (Interstate 90). Local demand generators include nearby commercial businesses such as United Parcel Service and Carrier Corp., as well as nearby attractions such as Syracuse University, the Carrier Dome, New York State Fairgrounds, and the Civic Center.

 Fairfield Inn--Harrisburg (West), Pennsylvania

  This 105 room hotel is located approximately five miles south of Harrisburg, at the intersection of Interstates I-76 and I-83. In addition to Harrisburg International Airport, approximately seven miles to the east, demand generators include ADM Milling, Pennsylvania Department of Corrections, Defense Distribution Region East, Hershey Park and Arena, Ski Roundtop, and Penn National Race Course.

 Fairfield Inn--Warrendale (Pittsburgh), Pennsylvania

  This 105 room hotel is located near the intersection of Interstates I-76 and I-79, north of Pittsburgh. Local demand generators include the nearby corporate facilities of Sysco and Armour Swift-Eckrich and area attractions such as Three Rivers Stadium, Blade Runners Hockey Rink and the University of Pittsburgh.

 SOUTHEASTERN REGION

 Fairfield Inn--Winter Park (Orlando), Florida

  This 135 room hotel is located off Interstate 4, a major east/west artery crossing the State of Florida. Local demand generators include Walt Disney Attractions, Sea World, Rollins College, Universal Studios, and downtown Orlando.

 Fairfield Inn--Rocky Mount, North Carolina

  This 104 room hotel is located north of the Rocky Mount Wilson Airport, at the crossroads of State Route 43 and Highway 301. Demand generators include the nearby corporate facilities of CSX Railroad, Allied Signal, Cummins and Abbott Labs, and North Carolina Wesleyan College.

 Fairfield Inn--Chattanooga, Tennessee

  This 105 room hotel is located approximately four miles directly northeast of Metropolitan Airport directly on Interstate 75. Commercial demand influences include such companies as Bi-Lo, DuPont and McKee Foods, while leisure demand is generated from nearby attractions such as the Metropolitan Airport, the Tennessee Aquarium and downtown Chattanooga.

 MIDWESTERN REGION

 Fairfield Inn--Glenview (Chicago), Illinois

  This 138 room hotel, which is subject to a long-term ground lease, is located North of Chicago, at Grand Avenue just off Interstate 94 (which runs from Detroit, Michigan to the east, to Billings, Montana to the west). Demand generators include the Mormon Temple, the Chicago O'Hare Airport, Downtown Chicago, Gurnee Mills Mall, Palwaukee Airport, and Six Flags Great America.

 Fairfield Inn--Willowbrook (Chicago), Illinois

  This 129 room hotel is located in a suburban community approximately 25 miles southeast of downtown Chicago off Route 83, a major north-south highway. Area companies such as Argonne National Laboratory, Correctional Foods, Case Corporation, Nanophase, Sysco Foods, and RR Donnelley Financial contribute to commercial market demand.

 Fairfield Inn--Fort Wayne, Indiana

  This 105 room hotel is located on and visible from Interstate 69. Key demand generators include the nearby corporate facilities of GTE, General Motors and Kroger and area attractions such as Memorial Coliseum, Indiana/Purdue University and Lincoln Museum.

 Fairfield Inn--Cedar Rapids, Iowa

  This 105 room hotel is located on Interstate 380, approximately three miles south of downtown Cedar Rapids and approximately six miles northeast of the Cedar Rapids Municipal Airport. Area companies such as MCI, Cargill, McLeod, Rockwell, and General Mills contribute to commercial market demand. Demand from the leisure market is generated from nearby attractions and landmarks such as the Brucemore Mansion, Hawkeye Downs, and the Westdale Mall.

 Fairfield Inn--Florence, Kentucky (Greater Cincinnati Area)

  This 135 room hotel is located on Interstate 75, a major north/south highway, approximately four miles southeast of the Cincinnati International Airport. Demand generators include the nearby corporate facilities of Schwanns, Marriott Health, Rockwell International, Cracker Barrel, Delta Airlines and Norfolk Southern Railroad and nearby attractions such as Riverfront Stadium, Turfway Park Racetrack and Downtown Cincinnati.

 Fairfield Inn--Louisville (East), Kentucky

  This 105 room hotel is located approximately ten miles east of Standiford Airport, directly off Interstate 64. Demand generators include the adjacent Blue Grass Business Park, Xerox, Bell South, and Ford and nearby attractions such as the University of Louisville, Churchill Downs, Kentucky State Fair/Expo Center and Downtown Louisville.

 Fairfield Inn--Akron, Ohio

  This 117 room hotel, which is subject to a long-term ground lease, is located approximately seven miles west of Akron on Interstate 77, a major north-south corridor from Cleveland to Canton, Ohio, one of the primary routes leading into downtown Akron. Nearby demand generators include Akron University, Bridgestone/Firestone, the Pro Football Hall of Fame in Canton, Sea World, and Geauga Lake in Cleveland.

 Fairfield Inn--Sharonville (Cincinnati), Ohio

  This 135 room hotel is located adjacent to Interstate 75, near its intersection with Interstate 275. Key demand generators include Winn Dixie, Marriott Health Care, Communicare, Ford Motor Company, General Electric, the Kings Island Amusement Park, downtown Cincinnati and the Convention Center.

 Fairfield Inn--Columbus West, Ohio

  This 105 room hotel is located on Interstate 70, a major east/west highway, approximately three miles west of Interstate 270--the beltway around Columbus. Nearby demand generators include the Columbus Gift Mart, UPS, Lucent Technologies, the Ohio State Fairgrounds, Ohio State University and downtown Columbus.

 Fairfield Inn--Willoughby (Cleveland), Ohio

  This 134 room hotel is located in Willoughby Hills, an eastern suburb of Cleveland, Ohio, at the intersection of Interstates 90 and 271. Demand is generated by Lubrrol, CEI, General Electric, Lake Erie, Sea World, Geauga Lake, and downtown Cleveland.

 WESTERN REGION

 Fairfield Inn--Flagstaff, Arizona

  This 135 room hotel is located in the northwest quadrant of Interstate 17 and Interstate 40, north of the Flagstaff Municipal Airport. Business demand results from American Tours International, the Arizona state capitol and Mountain West Airlines/Mesa Air. Leisure demand is driven by nearby attractions and landmarks such as the Grand Canyon, Walnut Canyon, Wupatki Ruins, and Sunset Crater.

 Fairfield Inn--Phoenix (West), Arizona

  This 126 room hotel, which was renovated and converted from a Hampton Inn in 1987, is located close to Interstate 10. Major commercial and leisure demand generators in the area include Steere Tank Lines, Watkins Trucking, General Parts/Carquest, the State Fairgrounds, Manzanita Speedway, Blockbuster Desert Sky Pavilion, and Downtown Phoenix.

 Fairfield Inn--Scottsdale, Arizona

  This 133 room hotel is located on Scottsdale Road one-half mile from the Scottsdale Municipal Airport, eight miles north of the Scottsdale Fifth Avenue Shops, and downtown Scottsdale. Major area companies such as Giant Industries, Robb & Stuckey, Mountain County Supply, SimCom, and Food for the Hungry, contribute to commercial market demand. Leisure market demand is generated by nearby attractions and landmarks such as the John Jacobs Golf School, the Barrett Jackson Car Show and the Specialized Cactus Cup Bike Race.

 Fairfield Inn--Ontario, California

  This 117 room hotel is located approximately two miles from the Ontario International Airport, adjacent to Interstate 10. Commercial and leisure demand generators in the area include the Ontario Convention Center, Ontario International Airport, Goodyear Training Center, Disneyland, Ontario Mills Outlet Mall and California Speedway.

 Fairfield Inn--Rancho Cordova (Sacramento), California

  This 117 room hotel is located along Highway 50, near the recreational areas of Lake Natoma and Folsom Lake. Key demand generators include the adjacent business parks, RMI, Intel, Allstate Insurance, EDS, the California Capitol, Old Sacramento Historic Area, Cal Expo, and the Sacramento Raceway.

 Fairfield Inn--Las Vegas, Nevada

  This 129 room hotel, which was renovated from a Hampton Inn in 1990, is located on Paradise Road, just north of McCarran International Airport, close to Interstate 15. Commercial and leisure demand is generated in part by McCarran International Airport, the Las Vegas Convention Center, Sands Expo and Convention Center, the UNLV Campus, the Las Vegas Strip, Hoover Dam/Lake Mead, and Nellis Air Force Base.

COMFORT SUITES

 Cheektowaga (Metropolitan Buffalo), New York

  This 100 suite (1 and 2 bedrooms with separate living, sleeping and kitchen areas) hotel is adjacent to the Greater Buffalo International Airport, near the intersection of Interstate 90 and State Route 33. Local demand generators include Niagara Falls, downtown Buffalo, State University of New York at Buffalo, Walden Galleria Mall and Rich Stadium.

HAMPTON INN

 Cheektowaga (Metropolitan Buffalo), New York

  This 135 room hotel is located just off Exit 52W of Interstate 90. Nearby demand generators include General Motors, Calspan, Sierra Technologies, Acts Testing Labs, American Precision Industries, Niagara Falls and Walden Galleria Mall.

HOLIDAY INN

 Holiday Inn--Cleveland, Ohio

  This 146 room hotel is located just off Interstate 71, approximately two miles northeast of the Cleveland Hopkins International Airport. Demand generators include downtown Cleveland, NASA Space Museum, the Flats, IX Center, area Cleveland museums, Gund Arena, Jacobs Field and the Rock 'n Roll Hall of Fame.

  As owner of the Initial Hotels, the Partnership will be liable for all property taxes and property and casualty insurance on the Initial Hotels after completion of the Formation Transactions. The aggregate real estate property tax obligations for the Initial Hotels during the year ended December 31, 1997 was approximately $2.2 million.

  The following table sets forth certain historical operating information with respect to each Initial Hotel and the Initial Hotels on a consolidated basis:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1995    1996    1997
                                                         ------- ------- -------
INITIAL FAIRFIELD INNS:
NORTHEASTERN REGION
Hartford, CT
 Occupancy..............................................   77.6%   79.0%   78.5%
 ADR....................................................  $44.41  $48.75  $50.08
 REVPAR.................................................  $34.45  $38.51  $39.31
Wilmington, DE
 Occupancy..............................................   73.6%   79.1%   76.0%
 ADR....................................................  $45.40  $47.93  $57.62
 REVPAR.................................................  $33.43  $37.91  $43.80
Portland, ME
 Occupancy..............................................   71.8%   77.3%   78.8%
 ADR....................................................  $51.70  $51.73  $56.09
 REVPAR.................................................  $37.11  $40.01  $44.18
Buffalo, NY
 Occupancy..............................................   73.5%   75.7%   72.3%
 ADR....................................................  $42.77  $44.38  $45.74
 REVPAR.................................................  $31.43  $33.58  $33.06
Syracuse, NY
 Occupancy..............................................   73.9%   74.4%   76.0%
 ADR....................................................  $44.78  $45.11  $48.71
 REVPAR.................................................  $33.08  $33.58  $37.02
Harrisburg, PA
 Occupancy..............................................   68.2%   67.7%   69.6%
 ADR....................................................  $41.50  $42.66  $42.76
 REVPAR.................................................  $28.30  $28.90  $29.75
Warrendale (Metropolitan Pittsburgh), PA
 Occupancy..............................................   80.4%   78.7%   76.9%
 ADR....................................................  $51.50  $52.88  $54.60
 REVPAR.................................................  $41.41  $41.64  $41.97
SOUTHEASTERN REGION
Winter Park (Orlando), FL
 Occupancy..............................................   69.1%   82.0%   83.9%
 ADR....................................................  $42.35  $42.51  $47.21
 REVPAR.................................................  $29.25  $34.86   39.61
Rocky Mount, NC
 Occupancy..............................................   77.9%   85.3%   87.8%
 ADR....................................................  $41.75  $38.20  $40.75
 REVPAR.................................................  $32.51  $32.60  $35.77
Chattanooga, TN
 Occupancy..............................................   81.8%   74.8%   74.6%
 ADR....................................................  $49.81  $51.35  $50.25
 REVPAR.................................................  $40.76  $38.43  $37.51
MIDWESTERN REGION
Glenview (Metropolitan Chicago), IL
 Occupancy..............................................   79.2%   78.3%   80.7%
 ADR....................................................  $44.64  $48.57  $54.26
 REVPAR.................................................  $35.34  $38.05  $43.80

                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                     1995    1996    1997
                                                    ------- ------- -------
Willowbrook (Metropolitan Chicago), IL
 Occupancy.........................................   84.4%   85.1%   85.2%
 ADR...............................................  $47.01  $49.91  $52.58
 REVPAR............................................  $39.70  $42.49  $44.82
Fort Wayne, IN
 Occupancy.........................................   75.6%   73.5%   73.7%
 ADR...............................................  $45.88  $48.77  $49.42
 REVPAR............................................  $34.68  $35.85  $36.43
Cedar Rapids, IA
 Occupancy.........................................   77.3%   74.4%   73.5%
 ADR...............................................  $43.68  $45.39  $46.90
 REVPAR............................................  $33.79  $33.79  $34.49
Florence (Metropolitan Cincinnati), KY
 Occupancy.........................................   73.6%   75.3%   72.1%
 ADR...............................................  $45.80  $46.11  $49.03
 REVPAR............................................  $33.72  $34.70  $35.36
Louisville, KY
 Occupancy.........................................   78.2%   76.8%   77.4%
 ADR...............................................  $50.61  $54.22  $53.85
 REVPAR............................................  $39.55  $41.65  $41.66
Akron, OH
 Occupancy.........................................   79.2%   68.3%   63.8%
 ADR...............................................  $46.57  $49.57  $49.69
 REVPAR............................................  $36.90  $33.85  $31.69
Sharonville (Metropolitan Cincinnati), OH
 Occupancy.........................................   68.7%   69.3%   67.4%
 ADR...............................................  $47.65  $48.51  $48.73
 REVPAR............................................  $32.74  $33.61  $32.86
Columbus, OH
 Occupancy.........................................   76.8%   71.2%   80.2%
 ADR...............................................  $46.49  $48.70  $46.80
 REVPAR............................................  $35.69  $34.66  $37.54
Willoughby (Metropolitan Cleveland), OH
 Occupancy.........................................   76.9%   78.5%   78.7%
 ADR...............................................  $47.80  $50.37  $51.95
 REVPAR............................................  $36.77  $39.55  $40.89
WESTERN REGION
Flagstaff, AZ
 Occupancy.........................................   71.4%   72.2%   64.6%
 ADR...............................................  $54.78  $53.39  $52.63
 REVPAR............................................  $39.14  $38.53  $34.03
Phoenix West, AZ
 Occupancy.........................................   72.2%   74.1%   63.0%
 ADR...............................................  $50.90  $50.64  $56.47
 REVPAR............................................  $36.82  $37.51  $35.60
Scottsdale, AZ
 Occupancy.........................................   80.5%   80.8%   77.7%
 ADR...............................................  $63.82  $63.05  $62.74
 REVPAR............................................  $51.40  $50.92  $48.78

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                    1995    1996    1997
                                                   ------- ------- -------
Ontario, CA
 Occupancy........................................   67.6%   74.3%   80.6%
 ADR..............................................  $42.31  $41.45  $44.20
 REVPAR...........................................  $28.62  $30.80  $35.64
Rancho Cordova, CA
 Occupancy........................................   76.1%   75.3%   76.1%
 ADR..............................................  $42.17  $45.26  $52.43
 REVPAR...........................................  $32.10  $34.06  $39.88
Las Vegas, NV
 Occupancy........................................   81.0%   83.8%   72.7%
 ADR..............................................  $58.17  $60.90  $64.54
 REVPAR...........................................  $47.14  $51.03  $46.92
COMFORT SUITES:
Metropolitan Buffalo, NY
 Occupancy........................................   80.8%   84.9%   83.2%
 ADR..............................................  $66.73  $67.95  $69.05
 REVPAR...........................................  $53.91  $57.71  $57.45
HAMPTON INN:
Metropolitan Buffalo, NY
 Occupancy........................................   69.6%   81.2%   81.3%
 ADR..............................................  $62.35  $65.46  $70.52
 REVPAR...........................................  $43.39  $53.15  $57.32
HOLIDAY INN:
Cleveland, OH
 Occupancy........................................   86.7%   85.6%   84.4%
 ADR..............................................  $60.45  $64.30  $70.09
 REVPAR...........................................  $52.43  $55.06  $59.18
TOTAL WEIGHTED AVERAGE OF COMBINED INITIAL HOTELS
 Occupancy........................................   76.0%   77.3%   76.2%
 ADR..............................................  $49.27  $50.94  $53.46
 REVPAR...........................................  $37.44  $39.36  $40.75

THE PERCENTAGE LEASES

  In order for the Company to qualify as a REIT, the Company cannot operate hotels. Therefore, the Company will lease each Initial Hotel to the Lessee for a term of seven years. The Percentage Leases, which provide for rent equal to the greater of Base Rent or Percentage Rent, are designed to allow the Company to participate in growth in revenues from the Initial Hotels and to provide incentives for the Lessee to exceed certain revenue targets. This return is based on certain assumptions and historical revenues for the Initial Hotels and no assurance can be given that future revenues for the Initial Hotels will be consistent with prior performance or the estimates. See "Risk Factors-- Hotel Industry Risks." The Initial Hotels will be operated by the Lessee. The Strategic Partner will guarantee the Lessee's rent obligations under the Percentage Leases. See "The Strategic Partner and Lessee." Each Percentage Lease contains the provisions described below, and the Company anticipates that future leases with respect to its hotel property investments will contain substantially similar provisions, although the Company's Board of Trustees may, in its discretion, alter any of these provisions with respect to any particular lease, depending on the purchase price paid, economic conditions and other factors deemed relevant at the time. The following summary is qualified in its entirety by the Percentage Leases, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

 Percentage Lease Terms.

  Each Percentage Lease for the Initial Hotels will have a non-cancelable term of seven years, which is subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease (including, particularly, the provisions described herein under "Damage to Initial Hotels," "Condemnation of Initial Hotel" and "Termination of Percentage Leases on Disposition of the Initial Hotels").

 Amounts Payable Under the Percentage Leases.

  During the term of each Percentage Lease, the Lessee will be obligated to pay (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Base Rent accrues and is required to be paid monthly. Percentage Rent is calculated by multiplying fixed percentages by gross room revenues for each of the Initial Hotels. The percentage of room revenues to be paid as Percentage Rent generally increases as certain ranges of room revenue are achieved. However, if room revenues exceed a target amount (which target is in excess of the Company's projected room revenues), the percent of room revenues payable as Percentage Rent will decrease. (See the table below.) This decrease in the percentage of room revenues payable as Percentage Rent is intended to provide an incentive for the Lessee to exceed a targeted level of room revenue at the Initial Hotels. Percentage Rent is due within 30 days of the end of each of the first three calender quarters and on or before February 10 of the following year for the fourth calender quarter.

  The table below sets forth (i) the annual Base Rent, (ii) Percentage Rent formulas and (iii) the pro forma rent that would have been paid for each Initial Hotel pursuant to the terms of the Percentage Leases based on pro forma revenues for the year ended December 31, 1997, as if the Partnership had owned the Initial Hotels and the Percentage Leases had been in effect since January 1, 1997. For each Initial Hotel, Percentage Rent would have been greater than Base Rent, and the pro forma rents shown below represent such Percentage Rent.

                                             ANNUAL                                     1997 PRO FORMA LEASE
                   HOTEL                    BASE RENT ANNUAL PERCENTAGE LEASE FORMULA         PAYMENT
                   -----                    --------- -------------------------------   --------------------
 INITIAL FAIRFIELD INNS:
 NORTHEASTERN REGION
 Hartford, CT.............................. $ 391,322     20% of all non-room                $  809,798
                                                          revenue plus 28.9% of
                                                          room revenue up to
                                                          $1,369,000, plus 69.7%
                                                          of room revenue in
                                                          excess of $1,369,000,
                                                          but less than $2,151,572
                                                          and 50% of room revenue
                                                          in excess of $2,151,572.
 Wilmington, DE............................ $ 483,764     20% of all non-room                $1,033,533
                                                          revenue plus 37.1% of
                                                          room revenue up to
                                                          $1,497,000, plus 68.6%
                                                          of room revenue in
                                                          excess of $1,497,000,
                                                          but less than $2,352,988
                                                          and 50% of room revenue
                                                          in excess of $2,352,988.
 Portland, ME.............................. $ 440,349     20% of all non-room                $  886,226
                                                          revenue plus 36.4% of
                                                          room revenue up to
                                                          $1,396,000, plus 67% of
                                                          room revenue in excess
                                                          of $1,396,000, but less
                                                          than $2,193,573 and 50%
                                                          of room revenue in
                                                          excess of $2,193,573.
 Buffalo, NY............................... $ 321,446     20% of all non-room                $  650,540
                                                          revenue plus 27.3% of
                                                          room revenue up to
                                                          $1,168,000, plus 68.2%
                                                          of room revenue in
                                                          excess of $1,168,000,
                                                          but less than $1,835,223
                                                          and 50% of room revenue
                                                          in excess of $1,835,223.
 Syracuse, NY.............................. $ 369,618     20% of all non-room                $  753,282
                                                          revenue plus 28.9% of
                                                          room revenue up to
                                                          $1,302,000, plus 69.1%
                                                          of room revenue in
                                                          excess of $1,302,000,
                                                          but less than $2,046,516
                                                          and 50% of room revenue
                                                          in excess of $2,046,516.
 Harrisburg, PA............................ $ 182,937     20% of all non-room                $  339,729
                                                          revenue plus 15.4% of
                                                          room revenue up to
                                                          $845,000, plus 66.7% of
                                                          room revenue in excess
                                                          of $845,000, but less
                                                          than $1,327,911 and 50%
                                                          of room revenue in
                                                          excess of $1,327,911.
 Warrendale (Metropolitan Pittsburgh), PA.. $ 371,861     20% of all non-room                $  730,894
                                                          revenue plus 35.7% of
                                                          room revenue up to
                                                          $1,179,000, plus 68.9%
                                                          of room revenue in
                                                          excess of $1,179,000,
                                                          but less than $1,853,355
                                                          and 50% of room revenue
                                                          in excess of $1,853,355.
 SOUTHEASTERN REGION
 Winter Park (Orlando), FL................. $ 358,039     20% of all non-room                $  782,433
                                                          revenue plus 25.7% of
                                                          room revenue up to
                                                          $1,339,000, plus 68.7%
                                                          of room revenue in
                                                          excess of $1,339,000,
                                                          but less than $2,103,730
                                                          and 50% of room revenue
                                                          in excess of $2,103,730.
 Rocky Mount, NC........................... $ 263,319     20% of all non-room                $  506,563
                                                          revenue plus 27.5% of
                                                          room revenue up to
                                                          $1,005,000, plus 61.7%
                                                          of room revenue in
                                                          excess of $1,005,000,
                                                          but less than $1,580,000
                                                          and 50% of room revenue
                                                          in excess of $1,580,000.
 Chattanooga, TN........................... $ 276,784     20% of all non-room                $  529,671
                                                          revenue plus 24.6% of
                                                          room revenue up to
                                                          $1,059,000, plus 67.8%
                                                          of room revenue in
                                                          excess of $1,059,000,
                                                          but less than $1,664,733
                                                          and 50% of room revenue
                                                          in excess of $1,664,733.

                          ANNUAL                                        1997 PRO FORMA LEASE
         HOTEL           BASE RENT   ANNUAL PERCENTAGE LEASE FORMULA          PAYMENT
         -----           ---------   -------------------------------    --------------------
MIDWESTERN REGION
Glenview, IL............ $499,071  20% of all non-room revenue plus          $1,059,793
                                   37.4% of room revenue up to
                                   $1,536,000, plus 69.4% of room
                                   revenue in excess of $1,536,000, but
                                   less than $2,413,899 and 50% of room
                                   revenue in excess of $2,413,899.
Willowbrook, IL......... $520,947  20% of all non-room revenue plus          $1,025,436
                                   40.1% of room revenue up to
                                   $1,548,000, plus 68.4% of room
                                   revenue in excess of $1,548,000, but
                                   less than $2,432,954 and 50% of room
                                   revenue in excess of $2,432,954.
Fort Wayne, IN.......... $285,225  20% of all non-room revenue plus          $  525,307
                                   25.9% of room revenue up to
                                   $1,053,000, plus 69.4% of room
                                   revenue in excess of $1,053,000, but
                                   less than $1,654,654 and 50% of room
                                   revenue in excess of $1,654,654.
Cedar Rapids, IA........ $277,511  20% of all non-room revenue plus          $  520,177
                                   28.1% of room revenue up to
                                   $987,000, plus 68.6% of room revenue
                                   in excess of $987,000, but less than
                                   $1,550,535 and 50% of room revenue
                                   in excess of $1,550,535.
Florence, KY............ $391,926  20% of all non-room revenue plus          $  740,774
                                   32.8% of room revenue up to
                                   $1,302,000, plus 68.2% of room
                                   revenue in excess of $1,302,000, but
                                   less than $2,046,487 and 50% of room
                                   revenue in excess of $2,046,487.
Louisville, KY.......... $352,886  20% of all non-room revenue plus 33%      $  692,980
                                   of room revenue up to $1,170,000,
                                   plus 68.3% of room revenue in excess
                                   of $1,170,000, but less than
                                   $1,838,272 and 50% of room revenue
                                   in excess of $1,838,272.
Arkon, OH............... $276,701  20% of all non-room revenue plus          $  554,190
                                   28.6% of room revenue up to
                                   $976,000, plus 69.5% of room revenue
                                   in excess of $976,000, but less than
                                   $1,533,705 and 50% of room revenue
                                   in excess of $1,533,705.
Sharonville, OH......... $335,681  20% of all non-room revenue plus          $  629,821
                                   28.4% of room revenue up to
                                   $1,214,000, plus 66.8% of room
                                   revenue in excess of $1,214,000, but
                                   less than $1,906,963 and 50% of room
                                   revenue in excess of $1,906,963.
Columbus, OH............ $254,724  20% of all non-room revenue plus 22%      $  515,286
                                   of room revenue up to $1,027,000,
                                   plus 67.1% of room revenue in excess
                                   of $1,027,000, but less than
                                   $1,613,324 and 50% of room revenue
                                   in excess of $1,613,324.
Willoughby, OH.......... $462,982  20% of all non-room revenue plus          $  955,776
                                   37.8% of room revenue up to
                                   $1,420,000, plus 69% of room revenue
                                   in excess of $1,420,000, but less
                                   than $2,231,025 and 50% of room
                                   revenue in excess of $2,231,025.
WESTERN REGION
Flagstaff, AZ........... $321,629  20% of all non-room revenue plus          $  649,388
                                   27.4% of room revenue up to
                                   $1,204,000, plus 64.9% of room
                                   revenue in excess of $1,204,000, but
                                   less than $1,891,419 and 50% of room
                                   revenue in excess of $1,891,419.
Phoenix West, AZ........ $319,673  20% of all non-room revenue plus 27%      $  621,714
                                   of room revenue up to $1,201,000,
                                   plus 64.1% of room revenue in excess
                                   of $1,201,000, but less than
                                   $1,887,509 and 50% of room revenue
                                   in excess of $1,887,509.
Scottsdale, AZ.......... $612,371  20% of all non-room revenue plus          $1,239,585
                                   44.2% of room revenue up to
                                   $1,707,000, plus 69.9% of room
                                   revenue in excess of $1,707,000, but
                                   less than $2,682,782 and 50% of room
                                   revenue in excess of $2,682,782.

                        ANNUAL                                           1997 PRO FORMA LEASE
        HOTEL          BASE RENT    ANNUAL PERCENTAGE  LEASE FORMULA           PAYMENT
        -----         -----------   --------------------------------     --------------------
 Ontario, CA......... $   264,692 20% of all non-room revenue plus 20%       $   526,284
                                  of room revenue up to $1,097,000,
                                  plus 68.1% of room revenue in excess
                                  of $1,097,000, but less than
                                  $1,724,310 and 50% of room revenue
                                  in excess of $1,724,310.
 Rancho Cordova, CA.. $   396,466 20% of all non-room revenue plus           $   787,763
                                  36.4% of room revenue up to
                                  $1,241,000, plus 68.6% of room
                                  revenue in excess of $1,241,000, but
                                  less than $1,949,633 and 50% of room
                                  revenue in excess of $1,949,633.
 Las Vegas, NV....... $   584,403 20% of all non-room revenue plus           $   997,719
                                  38.3% of room revenue up to
                                  $1,783,000, plus 67.7% of room
                                  revenue in excess of $1,783,000, but
                                  less than $2,802,213 and 50% of room
                                  revenue in excess of $2,802,213.
 COMFORT SUITES:
 Cheektowaga, NY      $   423,695 20% of all non-room revenue plus           $   984,396
                                  32.8% of room revenue up to
                                  $1,379,000, plus 72.5% of room
                                  revenue in excess of $1,379,000, but
                                  less than $2,166,346 and 50% of room
                                  revenue in excess of $2,166,346.
 HAMPTON INN:
 Cheektowaga, NY      $   693,900 20% of all non-room revenue plus           $ 1,378,150
                                  40.7% of room revenue up to
                                  $2,027,000, plus 71.3% of room
                                  revenue in excess of $2,027,000, but
                                  less than $3,184,695 and 50% of room
                                  revenue in excess of $3,184,695.
 HOLIDAY INN:
 Cleveland, OH        $   748,579 20% of all non-room revenue plus           $ 1,442,007
                                  29.1% of room revenue up to
                                  $2,374,000, plus 67.6% of room
                                  revenue in excess of $2,374,000, but
                                  less than $3,731,173 and 50% of room
                                  revenue in excess of $3,731,173.
                      -----------                                            -----------
 Total............... $11,482,500                                            $22,869,215
                      ===========                                            ===========

  The revenue figures under the "Base Rent" and "Annual Percentage Rent Formula" columns will adjust upward to reflect increases in the CPI. Beginning in 2000 and for each year thereafter, Base Rent and the dollar amounts at which the higher percentage of room revenues begins to be paid to the Partnership or the Company, as the case may be (the "Rent Break Points"), will each be increased by 100% of any CPI increase for such year. The annual adjustment to the highest Rent Break Point will be increased based on the higher of (i) 100% of the CPI increase or (ii) 80% of the increase in REVPAR for the hotel for the preceding year. The Company will calculate the CPI related adjustments and communicate such adjustments to the Lessee as soon as possible after the CPI becomes available for the prior year. If any rent is paid prior to notification of such adjustments, any short fall in such payments will be due in the first rent payment after the CPI adjustments have been determined.

  Other than real estate taxes, ground rents, property and casualty insurance, the cost of capital improvements and maintenance of structural elements, which for the Initial Hotels are the obligations of the Company, the Percentage Leases require the Lessee to pay rent, insurance, all costs and expenses and all utility and other charges incurred in the operation of the Initial Hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Initial Hotel as described under "Damage to Initial Hotels" and "Condemnation of Initial Hotel."

 Guarantee by Strategic Partner.

  The Lessee's payment obligations under the Percentage Leases will be guaranteed in full by the Strategic Partner.

 Maintenance and Modifications.

  Under the Percentage Leases, the Company is required to maintain the structural elements of the improvements with respect to the Initial Hotels. In addition, the Percentage Leases obligate the Company to fund periodic capital improvements (in addition to maintenance of structural elements) to the buildings and grounds comprising the Initial Hotels, and the periodic repair, replacement and refurbishment of FF&E in the Initial Hotels, when and as deemed necessary by the Lessee. The Company estimates that such capital expenditures will approximate 5% of the room revenues at the Initial Hotels. However, the Company intends to cause the Partnership to spend amounts in excess of 5% of room revenues if necessary to maintain the franchise licenses for the Initial Hotels and otherwise to the extent that the Company deems such expenditures to be in the best interests of the Company. In addition, the Company anticipates spending approximately $5 million in excess of the 5% capital expenditure reserves over the next three years to fund certain PIPs at the Initial Hotels required by the franchisors. Management believes that such amounts will be sufficient to fund required expenditures for the foreseeable future. Except for capital improvements and maintenance of structural elements, the Lessee will be required, at its expense, to maintain the Initial Hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs which may be necessary and appropriate to keep the Initial Hotels in good order and repair.

  The Lessee is not obligated to bear the cost of capital improvements to the Initial Hotels. With the consent of the Company, however, the Lessee, at its expense, may make non-capital and capital additions, modifications or improvements to the Initial Hotels, provided that such action does not significantly alter the character or purposes of the Initial Hotels or significantly detract from the value or operating efficiencies of the Initial Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Percentage Leases and will become the property of the Company, upon termination of the Percentage Leases. The Company will own substantially all personal property (other than inventory) not affixed to, or deemed a part of, the real estate or improvements thereon comprising the Initial Hotels, except to the extent that ownership of such personal property would cause the rents under the Percentage Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

 Insurance and Property Taxes.

  The Company is responsible for paying real estate taxes and property and casualty insurance on the Initial Hotels (except to the extent that personal property associated with the Initial Hotels is owned by the Lessee). The Lessee is required to pay or reimburse the Company for all liability insurance on the Initial Hotels, with extended coverage, comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Initial Hotels and naming the Company as an additional named insured.

 Indemnification.

  Under each of the Percentage Leases, the Lessee will indemnify, and will be obligated to hold harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company on account of, among other things, (i) any accident or injury to person or property on or about the Initial Hotels, (ii) any misuse by the Lessee or any of its agents of the leased property, (iii) any environmental liability resulting from conditions arising from any action or negligence of the Lessee (see "Business and Properties--Environmental Matters"); (iv) taxes and assessments in respect of the Initial Hotels (other than real estate taxes and income taxes of the Company on income attributable to the Initial Hotels); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the Percentage Leases by the Lessee; provided, however, that such indemnification will not be construed to require the Lessee to indemnify the Company against the Company's own grossly negligent acts or omissions or willful misconduct.

 Assignment and Subleasing.

  The Lessee will not be permitted to sublet all or any part of the Initial Hotels or assign its interest under any of the Percentage Leases, other than an assignment to an Affiliate of the Lessee, without the prior written consent of the Company. No assignment or subletting will release the Lessee from any of its obligations under the Percentage Leases.

 Damage to Initial Hotels.

  In the event of damage to or destruction of any Initial Hotel covered by insurance which then renders the hotel unsuitable for the Lessee's use and occupancy, the Lessee will be obligated to repair, rebuild, or restore the hotel on the terms set forth in the applicable Percentage Lease. If the Lessee rebuilds the hotel, the Company is obligated to disburse to the Lessee, from time to time and upon satisfaction of certain conditions, any insurance proceeds actually received by the Company as a result of such damage or destruction, and any excess costs of repair or restoration will be paid by the Lessee. If the Lessee decides not to rebuild on the terms set forth in the Percentage Lease, the Percentage Lease will terminate and the insurance proceeds will be retained by the Company. In the event that damage to or destruction of an Initial Hotel which is covered by insurance does not render the hotel wholly unsuitable for the Lessee's use and occupancy, the Lessee generally will be obligated to repair or restore the hotel. In the event of damage to or destruction of any Initial Hotel which is not covered by insurance, the Lessee will be obligated to either repair, rebuild, or restore the hotel on the terms and conditions set forth in the Percentage Lease. The Percentage Lease shall remain in full force and effect during the first 12 months of any period required for repair or restoration of any damaged or destroyed hotel, after which time, rent will be equitably abated.

 Condemnation of Initial Hotel.

  In the event of a total condemnation of an Initial Hotel, the relevant Percentage Lease will terminate with respect to such hotel as of the date of taking, and the Company and the Lessee will be entitled to their shares of any condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking which does not render the hotel unsuitable for the Lessee's use, then the Lessee shall restore the untaken portion of the hotel to a complete architectural unit and the Company shall contribute to the cost of such restoration that part of the condemnation award specified for restoration.

 Events of Default.

  Events of Default under the Percentage Leases include, among others, the following:

    (i) the occurrence of an Event of Default under any other lease between the Company and the Lessee or any Affiliate of Lessee;

    (ii) the failure by the Lessee to pay Base Rent when due and the continuation of such failure for a period of 10 days after receipt by the Lessee of notice from the Company thereof;

    (iii) the failure by the Lessee to pay the excess of Percentage Rent over Base Rent when due and the continuation of such failure for a period of 10 days after receipt by the Lessee of notice from the Company thereof;

    (iv) the failure by the Lessee to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the Company thereof, unless such failure cannot be cured within such period and the Lessee commences appropriate action to cure such failure within said 30 days and thereafter acts, with diligence, to correct such failure within such time as is necessary;

    (v) if the Lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of the

  Lessee or of all or substantially all of the assets of the Lessee shall be appointed in any proceeding brought by the Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Lessee and shall not be vacated or set aside or stayed within 60 days after such appointment. It is possible that a bankruptcy court may control whether or under what terms the Company may terminate the Percentage Lease;

    (vi) if the Lessee voluntarily discontinues operations of an Initial Hotel for more than 30 days, except as a result of damage, destruction, or condemnation; or

    (vii) if the franchise agreement with respect to an Initial Hotel is terminated by the franchisor as a result of any action or failure to act by the Lessee or its agents.

  If an Event of Default occurs and continues beyond any curative period, the Company will have the option of terminating the Percentage Lease or any or all other Percentage Leases by giving the Lessee ten days' written notice of the date for termination of the Percentage Leases and, unless such Event of Default is cured prior to the termination date set forth in said notice, the Percentage Leases shall terminate on the date specified in the Company's notice and the Lessee is required to surrender possession of the affected Initial Hotels.

 Termination of Percentage Leases on Disposition of the Initial Hotels.

  In the event the Company enters into an agreement to sell or otherwise transfer one or more of the Initial Hotels, the Company will have the right to terminate the Percentage Lease with respect to such hotel upon (i) paying the Lessee the fair market value of the Lessee's leasehold interest in the remaining term of the Percentage Lease to be terminated, or (ii) in the 12 months immediately following (or in certain circumstances, in the 12 months prior to) the termination of the Percentage Lease, offering to lease to the Lessee a hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the Percentage Lease to be terminated.

 Franchise License.

  The Lessee will be the licensee under the franchise licenses on the Initial Hotels. Upon the occurrence of certain events of default by the Lessee under a franchise license, the franchisor has agreed to transfer the franchise license for that hotel to the Company (or its designee). See "--Franchise Agreements."

 Breach by Partnership.

  If the Company fails to cure a breach by it under a Percentage Lease, the Lessee (i) shall have the right to terminate the lease, (ii) may cure the Company's default and obtain reimbursement from the Company for costs it has incurred, or (iii) set off the amount of any such costs against amounts due the Company by the Lessee. Upon notice from Lessee that Lessor has breached the Percentage Lease, the Company has 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays.

 Inventory.

  All inventory required in the operation of the Initial Hotels will be purchased and owned by the Lessee at its expense. The Company will have the option to purchase all inventory related to a particular Initial Hotel at its fair market value upon termination of the related Percentage Lease.

FRANCHISE AGREEMENTS

  Fairfield Inn, Hampton Inn, Comfort Suites and Holiday Inn are registered trademarks of Marriott, Promus Hotels, Inc. ("Promus"), Choice and Holiday Hospitality Franchising, Inc. ("Holiday"), respectively. The Company expects that each of the respective franchisors will approve the transfer of the franchise licenses to the Lessee upon acquisition by the Company of the Initial Hotels, subject to any required PIPs.

  The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

  The franchise licenses generally will specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the Lessee must comply. The franchise licenses will obligate the Lessee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessee, display of signs, and the type, quality and age of FF&E included in guest rooms, lobbies and other common areas.

  Each franchise license will give the Lessee the right to operate the particular Initial Hotel until its expiration date. The franchise agreements will provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Initial Hotel. The Lessee will be entitled to terminate the franchise license only by giving at least 12 months' notice and paying a specified amount of liquidated damages. The license agreements will not renew automatically upon expiration. The Lessee will be responsible for making all payments under the franchise agreements to the franchisors. Under each franchise agreement, the Lessee will pay a franchise fee based on a percentage of revenue from the Initial Hotels.

  FAIRFIELD INN(R) IS A REGISTERED TRADEMARK OF MARRIOTT. HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS. COMFORT SUITES(R) IS A REGISTERED TRADEMARK OF CHOICE. HOLIDAY INN(R) IS A REGISTERED TRADEMARK OF HOLIDAY. NEITHER MARRIOTT, PROMUS, CHOICE OR HOLIDAY HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A MARRIOTT, PROMUS, CHOICE, OR HOLIDAY FRANCHISE LICENSE FOR THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SUCH FRANCHISOR (OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

OPERATING PRACTICES

  The Company's management recognizes the need for aggressive, market driven, creative management given the competitive conditions in the hospitality industry. Each of the Initial Hotels will be leased by the Lessee under the Percentage Leases. The Lessee will utilize the expertise of the Strategic Partner in the the management of the Initial Hotels. See "The Strategic Partner and the Lessee."

  The Lessee will utilize systems for marketing, rate achievement, expense management, physical facility maintenance, human resources, accounting and internal auditing. Each hotel files daily, weekly and monthly reports on items such as revenues, ADR and payroll (front desk, sales, maintenance and housekeeping). Expenses are managed by carefully tracking expenses per rented room as reported on reports designed to quickly identify unusually high or unexpected expenses. Managers are trained in all aspects of hotel operations, with particular emphasis placed on customer service. Managers are trained in negotiation of prices with corporate and other clients and to be responsive to marketing requirements in their particular markets. The Lessee intends to devote substantial resources to advertising, and will employ a mix of marketing techniques designed for each specific Initial Hotel, which may include individual toll free lines, billboards and direct marketing, as well as taking advantage of national advertising by the franchisors of the Initial Hotels.

  Each quarter, the general manager of each hotel develops a quarterly marketing plan with careful attention given to measurable results. Management monitors the results for each quarter as compared to the plan.

EMPLOYEES

  The Company intends to be self-advised and thus will utilize the services of its officers rather than retain an advisor. The Company initially will employ five persons. See "Management--Trustees and Executive Officers." The Lessee expects to employ approximately 500 people in operating the Initial Hotels. The Strategic Partner has advised the Company that its relationship with its employees is good.

ENVIRONMENTAL MATTERS

  Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at another property may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to use or to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the Initial Hotels, the Company, the Partnership or the Lessee, as the case may be, may be potentially liable for such costs.

  Phase I environmental audits have been obtained, or will be obtained prior to the closing of the Offering, on all of the Initial Hotels from various independent environmental engineers. The Phase I audits are intended to identify potential sources of contamination for which the Initial Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I audits include historical reviews of the Initial Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of asbestos, PCB's and underground storage tanks, and the preparation and issuance of a written report. The Phase I assessments did not include invasive procedures, such as soil sampling or ground water analysis.

  The Phase I audit reports have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Initial Hotels will not be affected by the condition of the properties in the vicinity of the Initial Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Partnership or the Company.

  The Company believes that the Initial Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither the Company nor, to the knowledge of the Company, any of the current owners of the Initial Hotels has been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its present or former properties.

COMPETITION

  The hotel industry is highly competitive. Each of the Initial Hotels is located in a developed area that includes other hotels, many of which are competitive with the Initial Hotels in their locality. The number of competitive hotels in a particular area could have a material adverse effect on revenues of the Initial Hotels or at hotels acquired in the future. See "The Initial Hotels--Descriptions of the Initial Hotels."

  There will be competition for investment opportunities from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company will compete for such investment opportunities with entities which have substantially greater financial resources than the Company, including access to capital or better relationships with franchisors, lenders and sellers. The Company's policy is to limit consolidated indebtedness to less than approximately 50% of the Company's total undepreciated cost for the hotels in which it has invested. The aggregate purchase price paid by the Company for the Initial Hotels is approximately $155.1 million (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels). Upon completion of the Formation Transactions, the indebtedness incurred under the Credit Facility will equal approximately 27% of the purchase prices paid by the Company for the Initial Hotels. The success of the Company's acquisition strategy may depend on its ability to access additional capital through issuance of equity securities. The Company's competitors may generally be able to accept more risk than the Company can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

DEPRECIATION

  The Company's initial basis in the Initial Hotels for federal income tax purposes generally will be equal to the purchase price paid by the Company. The Company plans to depreciate the depreciable property associated with the Initial Hotels for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Company plans to use MACRS for the furnishings and equipment in the Initial Hotels. Under MACRS, the Company generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Company places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Company plans to use ADS for the buildings and improvements comprising the Initial Hotels. Under ADS, the Company generally will depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

  To the extent that the Partnership in the future acquires, directly or indirectly, hotels in exchange for Units, the Partnership's initial basis in each such hotel for federal income tax purposes should be the same as the seller's basis in such hotel on the date of acquisition. Depending on the circumstances, the Partnership may be required to depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the sellers. The Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionately larger share of such deductions).

INSURANCE

  The Company will keep in force comprehensive insurance, including, fire, extended coverage, and when available on reasonable commercial terms, flood and earthquake insurance, with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however (generally of a catastrophic nature such as acts of war, earthquakes, etc.), are either uninsurable or are not economically insurable. Certain types of losses, such as those arising from subsidence activity, are insurable only to the extent that certain standard policy exceptions to insurability are waived by agreement with the insurer. The Lessee is required under the Lease to maintain liability, worker's compensation, rental loss, and other forms of insurance as the Company may require. See "Risk Factors--Real Estate Investment Risks." The Company believes, however, that the properties are adequately insured in accordance with industry standards.

LEGAL PROCEEDINGS

  Neither the Company nor the Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership. The Strategic Partner has advised the Company that it currently is not involved in any material litigation, other than as described in the Strategic Partner's public filings with the SEC under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The current owners of the Initial Hotels have represented to the Partnership that there is no material litigation threatened against the Initial Hotels.

                            FORMATION TRANSACTIONS

  The principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels are as follows:

  . In April 1998, the Company and the Partnership were formed as a Maryland real estate investment trust and a Virginia limited partnership, respectively.

  . In May 1998, the Partnership issued 67,742 Units to the Strategic Partner in exchange for the assignment to the Partnership of an option to purchase the Other Initial Hotels. Such Units will represent 0.5% of the total outstanding Units following the closing of the Offering. The Strategic Partner paid $630,000 in option payments in connection with obtaining the option to acquire the three Initial Hotels, which amount will be credited to the purchase price of such hotels. The Units are redeemable, at the option of the Strategic Partner, beginning on the first anniversary of the closing of the Offering, for Common Shares on a one-for-one basis, or cash, at the Company's option.

  . In May 1998, the Company borrowed $1.2 million from the Strategic Partner (the "Strategic Partner Loan") to fund certain earnest money deposits in connection with the acquisition of the Initial Hotels. Interest on the Strategic Partner Loan accrues at a rate of 12% per annum and the Company expects to repay the Strategic Partner Loan in full with the proceeds at the Offering.

  . In May 1998, the Company borrowed an aggregate of $4 million from two individuals (the "Pre-Offering Debt"), including $2 million to be borrowed from the Sands Partnership, to fund certain earnest money deposits and other expenses in connection with the Offering and the acquisition of the Initial Hotels. Interest on the Pre-Offering Debt accrues at a rate of 12% per annum, and the Company expects to repay the Pre-Offering Debt in full with a portion of the net proceeds of the Offering. In addition, the Company will pay approximately $850,000 to the Strategic Partner to cover expenses incurred by the Strategic Partner in connection with the Pre-Offering Debt.

  . The Company will sell 12,500,000 Common Shares in the Offering and will contribute all of the net proceeds from the Offering to the Partnership in exchange for a 1% general partnership interest and a 98.5% limited partnership interest in the Partnership to be held by HHT Ltd. The Company will be the sole general partner of the Partnership, and HHT Ltd. and the Strategic Partner will be the sole initial limited partners of the Partnership.

  . The Partnership will use the net proceeds of the Offering, together with approximately $42.6 million of borrowings under the Credit Facility, to acquire the 29 Initial Hotels concurrently with the closing of the Offering from two sellers unaffiliated with the Company for acquisition costs of $155.1 million in cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels as described above), including the repayment in full of the Strategic Partner Loan and the Pre-Offering Debt and to pay expenses incurred in connection with the Offering and the acquisition of the Initial Hotels.

  . The Company and the Strategic Partner will enter into the Strategic Alliance concurrently with the closing of the Offering, pursuant to which (i) the Strategic Partner will grant the Company an option and right of first refusal to purchase the Option Hotels and any hotel developed by the Strategic Partner during the term of the Strategic Alliance, (ii) the Strategic Partner will grant the Company a right of first opportunity to purchase any hotel identified for acquisition by the Strategic Partner, and (iii) the Strategic Partner will have a right of first offer to lease any hotel acquired by the Company that is not purchased subject to a condition that a specified party serve as the lessee or manager.

  . In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate the Initial Hotels. Therefore, the Partnership will lease each Initial Hotel to the Lessee for a term of seven years pursuant to a Percentage Lease that provides for rent equal to the greater of fixed annual Base Rent or Percentage Rent. In addition, the Strategic Partner will guarantee in full the payments to the Company under the terms of the Percentage Leases. The Lessee will hold the franchise license for each Initial Hotel. The Strategic Partner is discussing entering into an agreement with the current manager of the 26 Initial Fairfield Inns, pursuant to which such manager would provide transitional management services with respect to some or all of the Initial Fairfield Inns on an interim basis which the Company does not expect to extend beyond December 31, 1998.

  . Concurrently with the completion of the Offering, the Company will issue an aggregate of 45,000 Common Shares to officers of the Company and will grant to officers and Trustees of the Company options to purchase an aggregate of 1,660,000 Common Shares at an exercise price per share equal to the Offering Price. Twenty percent of such shares and options will vest immediately and 80% will vest at various times during the five year period following completion of the Offering.

  Following consummation of the Formation Transactions, the structure and relationships of the Company, the Partnership, the Initial Hotels and the Strategic Partner will be as follows:

[CHART SHOWING THE STRUCTURE AND RELATIONSHIPS OF THE COMPANY, THE PARTNERSHIP, THE INITIAL HOTELS AND THE STRATEGIC PARTNER APPEARS HERE]

BENEFITS TO RELATED PARTIES

 Receipt of Units by the Strategic Partner

  Prior to the Offering, the Strategic Partner received 67,742 Units from the Partnership in consideration for its assignment to the Partnership of its option to purchase three of the Initial Hotels. These Units represent approximately 0.5% of the equity interest in the Company on a consolidated basis and will have a total value of approximately $677,420, based on the Offering Price, as compared to the $630,000 that the Strategic Partner actually paid for such option. As of the first anniversary of the closing of the Offering, these Units are redeemable at the option of the Strategic Partner for Common Shares, or at the option of the Company, for cash, in accordance with the terms of the Partnership Agreement. See "Partnership Agreement--Redemption Rights."

 Payment to the Strategic Partner

  Prior to the Offering, the Strategic Partner incurred various costs in connection with the Pre-Offering Debt, which was incurred to fund expenses associated with the Offering and the Company's acquisition of the Initial

Hotels. The Company will pay the Strategic Partner $850,000 from the proceeds of the Offering as reimbursement for such expenses.

 The Pre-Offering Debt

  Richard Sands will become a member of the Company's Board of Trustees upon completion of the Offering. The Sands Partnership loaned the Company $2 million of the Pre-Offering Debt. The Pre-Offering Debt, including the portion loaned by the Sands Partnership, bears interest at a per annum rate of 12% and will be repaid with the net proceeds of the Offering. In connection with the funding of the Pre-Offering Debt, the Strategic Partner issued to the Sands Partnership warrants to purchase 250,000 shares of common stock of the Strategic Partner at a purchase price of $4.00 per share, which was the approximate market price of the Strategic Partner's common stock at the time of the Strategic Partner's issuance of such warrants

 Issuance of Shares and Grants of Options to Officers and Trustees

  Concurrently with the closing of the Offering, Messrs. Wilson, Sabin, George, Peek and Kolcio will receive 15,000, 10,000, 10,000, 5,000 and 5,000 Common Shares, valued at $150,000, $100,000, $100,000, $50,000 and $50,000 respectively, based on the Offering Price. In addition, those individuals will receive options to purchase 500,000, 500,000, 500,000, 50,000 and 50,000
Common Shares at the Offering Price, respectively. Twenty percent of such Common Shares and options will vest immediately and the remainder will vest at various times during the five year period following completion of the Offering, and with respect to the options, upon achievement of certain incentive-based criteria. See "Management--Executive Compensation."

                                  MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

  Initially, the Board of Trustees will consist of seven members, four of whom are Independent Trustees. All of the Trustees will serve staggered terms and the Board of Trustees will be divided into three classes. Mr. Wilson will serve as the Company's Chairman of the Board and Chief Executive Officer. Mr. Sabin will serve as the Company's President and Chief Financial Officer. Each of the Independent Trustees will begin their service on the Board of Trustees as of the closing of the Offering.

  Certain information regarding the trustees and executive officers of the Company is set forth below.

   NAME                      AGE POSITION
   ----                      --- --------
   E. Anthony Wilson (class   53 Chairman of the Board and Chief Executive Officer
    III)...................
   John M. Sabin (class       43 President, Chief Operating Officer, Chief Financial Officer
    II)....................      and Trustee
   Ralph L. Peek (class       50 Vice President, Treasurer and Trustee
    I).....................
   Richard C. Fox (class      51 Independent Trustee
    II)....................
   Richard E. Sands (class    47 Independent Trustee
    III)...................
   E. Philip Saunders         60 Independent Trustee
    (class I)..............
   John W. Stokes (class      59 Independent Trustee
    I).....................
   Michael T. George.......   39 Executive Vice President
   Taras M. Kolcio.........   32 Vice President and Controller

  E. Anthony Wilson will serve as the Chairman of the Board and Chief Executive Officer of the Company and the Strategic Partner. Mr. Wilson was a co-founder of the Strategic Partner, has served as its Chairman of the Board since its inception, and as Chief Executive Officer since January 1993. In 1984 he co-founded Hudson Hotels Corp. which was acquired by the Strategic Partner in June 1992. In addition to his hotel experience, Mr. Wilson was a founder of S&W Restaurants, and of Mid-America Properties, which is the owner of eight Chi-Chi's Restaurants, and was a partner and developer of the Ocean Club, a night club and restaurant, and Union Square, a theme restaurant. He has over 25 years experience in the hospitality and real estate industries as a developer, owner and manager. As general partner of Wilson Enterprises, L.P., real estate development firm in Rochester, New York, he has developed a significant amount of office, warehouse, apartments and related facilities for tenants, including Xerox Corporation, Eastman Kodak, Rochester Telephone Corp., R.T. French, Champion Products, the United States Government and other national corporations. Mr. Wilson is an alumnus of the School of Business at Indiana University. He has served as the Chairperson of the Strong Memorial Hospital Children's Fund, and has been a Director of the First National Bank of Rochester, Erdle Perforating Corp., and the Rochester Family of Mutual Funds.

  John M. Sabin serves as the Company's President, Chief Operating Officer and Chief Financial Officer and the Strategic Partner's Executive Vice President and Chief Financial Officer. From February 1997 to May 1998, Mr. Sabin served as Senior Vice President and Treasurer of Vistana, Inc., a publicly owned company that owns, operates and develops time share resorts, and served as Chief Financial Officer of Vistana from February 1997 to November 1997. From June 1996 to February 1997, Mr. Sabin served as Vice President--Finance of Choice Hotels International, Inc. From June 1995 to February 1997, Mr. Sabin also served as Vice President--Mergers and Acquisitions of Choice Hotels International, Inc. and, from December 1993 to October 1996, he served as Vice President--Finance and Assistant Treasurer of Manor Care, Inc., the former parent of Choice Hotels International, Inc. From 1990 to December 1993, Mr. Sabin served as Vice President--Corporate Mergers and Acquisitions of Marriott Corporation. In addition, Mr. Sabin is a director of Competitive Technologies, Inc., a publicly-owned technology licensing and transfer company. Mr. Sabin received B.S., M.Acc. (Masters of

Accountancy) and M.B.A. degrees from Brigham Young University and a J.D. degree from the J. Reuben Clark Law School at Brigham Young University.

  Ralph L. Peek has been a general partner with E. Anthony Wilson in Wilson Enterprises, L.P. since 1978 and he has been involved with the Strategic Partner and has served as a director of the Strategic Partner since its inception in 1987. As of December 31, 1996 Mr. Peek was named Vice President and Treasurer of the Strategic Partner. Mr. Peek is also a certified public accountant and received his degree from Rochester Institute of Technology.

  Richard C. Fox currently owns and operates 86 Wendy's restaurants and has been a franchisee of Wendy's for 21 years. Mr. Fox's restaurants are located principally in Rochester, New York, Ft. Wayne and South Bend, Indiana, Erie, Pennsylvania, Cleveland, Ohio and Buffalo, New York. Mr. Fox is originally from the Cleveland, Ohio area, is a graduate of Kenyon College and received his MBA from Harvard Business School in 1971. After graduating from Harvard, Mr. Fox worked with Price Waterhouse Co. In 1974, he moved to Columbus, Ohio to become the Financial Vice President of Wendy's International, Inc. He left Wendy's International, Inc. to become a Wendy's franchisee in 1976. Mr. Fox is a member of the Board of Trustees of the Norman Howard School, the McQuaid Jesuit High School, St. Thomas More Church, Genesee Country Museum and is a member of the Board of Directors of Vehicare Corp.

  Richard E. Sands is President and Chief Executive Officer of Canandaigua Brands, Inc., which is a publicly traded company that is headquartered in Fairport, New York, and has 16 production facilities in five states and over 2,500 employees. Mr. Sands has served Canandaigua Brands as Chief Executive Officer since 1993, as President and Chief Operating Officer from 1986 to 1993 and as Executive Vice President from 1982 to 1986. Canandaigua Brands is a leading producer and marketer of alcoholic beverage products with approximately $1.7 billion of sales for the year ended February 28, 1998. Mr. Sands received his Ph.D. in Social Psychology from the University of North Carolina at Chapel Hill. He joined his father, Marvin Sands, in the wine business after graduate school in 1979.

  E. Philip Saunders has been the Chairman and CEO of Griffith Energy, Inc., Sugar Creek Stores and Travel Ports of America in Rochester, New York for more than five years. He is a member of the Executive Committees for the Boy Scouts of America: Steuben Area Council, Bath, New York and the National Association of Truckstops Operators in Alexandria, Virginia. He is also a member of the Board of Directors for Hahn Automotive Warehouse, Inc., Blue Cross/Blue Shield, AAA Automobile Club and American Red Cross in Rochester, New York and Paul Smiths College in Paul Smiths, New York.

  John W. Stokes, Jr. is the Vice Chairman of Morgan Keegan & Company, Inc., the representative of the Underwriters, a position he has held since 1983. He has been an employee and Director of Morgan Keegan since 1970 and, from 1990 to 1997, he served as the President of the Equity Capital Markets Division of Morgan Keegan. He is a director of Morgan Keegan, Inc., a New York Stock Exchange listed company and the parent company of Morgan Keegan, O'Charley's, Inc. and RFS Hotel Investors, Inc. He is a graduate of Vanderbilt University.

  Michael T. George will serve as the Company's Executive Vice President. Mr. George is a Certified Hotel Administrator with approximately 17 years of experience in the hotel industry. From 1997 to 1998, he served as Chief Operating Officer of Sunstone Hotel Properties, the affiliated lessee of Sunstone Investors, Inc., a hotel REIT located in San Clemente, California that owns hotels under various brand names, including Marriott, Hilton, Sheraton, Holiday Inn, Hawthorn Suites, Residence Inn, Courtyard Inn by Marriott, Hampton Inn and Best Western. From 1995 to 1997, Mr. George served as Senior Vice President of Operations for Capstar Hotels Company located in Washington, D.C. From 1990 to 1995, Mr. George served as Vice President of Operations and ultimately as Chief Operating Officer for Devon Hotels Ltd. in Montreal. Prior to that time, Mr. George served in various capacities with Radisson Hotels, Hilton Hotels and Sheraton Hotels. In addition, for various durations over the last six years Mr. George has served on franchise operations boards for the national hotel chains Marriott, Westin and Hilton. Mr. George graduated from the Purdue Hotel and Restaurant Management School in 1981.

  Taras M. Kolcio will serve as the Company's and Strategic Partner's Vice President and Controller. Mr. Kolcio joined the Strategic Partner as its Controller in June 1993, and in November 1996 was named Chief Financial Officer, a position he held until May 1998. Prior to that he was a senior accountant at Deloitte & Touche for six years. Mr. Kolcio received his Bachelor of Science degree in Business Administration from the University of Buffalo, and is licensed as a certified public accountant in the State of New York. Mr. Kolcio is a member of the New York State Society of Certified Public Accountants.

AUDIT COMMITTEE

  The Audit Committee of the Board of Trustees (the "Audit Committee") will consist of three Independent Trustees. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

ACQUISITION COMMITTEE

  The Board of Trustees will appoint an Acquisition Committee of the Board of Trustees (the "Acquisition Committee") to consist of three Trustees two of which will be Independent Trustees. The Acquisition Committee will review potential hotel acquisitions, review the terms of proposed Percentage Leases for proposed hotel acquisitions and make recommendations to the full Board of Trustees with respect to proposed hotel acquisitions.

COMPENSATION COMMITTEE

  The Board of Trustees will also establish a Compensation Committee of (the "Compensation Committee") comprised of two or more of the Independent Trustees to determine compensation for the Company's executive officers and administer the Company's Share Incentive Plan.

  The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

EXECUTIVE COMPENSATION

  The Company was organized as a Maryland real estate investment trust in April 1998, and paid no cash compensation to its executive officers for the year ended December 31, 1997. The following table sets forth the base compensation payable to each of the executive officers of the Company during the fiscal year ending December 31, 1998.

                                                         LONG TERM
                                                        COMPENSATION
                                   ANNUAL                AWARDS AND
NAME AND PRINCIPAL POSITION       SALARY(1)              OPTIONS(2)
---------------------------       ---------             ------------
E. Anthony Wilson
 Chairman of the Board of
 Trustees and Chief Executive
 Officer........................  $217,500  15,000 Common Shares/500,000 Options
John M. Sabin
 President, Chief Operating
 Officer, Chief Financial
 Officer and Trustee............  $217,500  10,000 Common Shares/500,000 Options
Michael George
 Executive Vice President.......  $ 78,750  10,000 Common Shares/500,000 Options
Ralph L. Peek
 Vice President, Treasurer and
 Trustee........................  $ 20,000  5,000 Common Shares/50,000 Options
Taras M. Kolcio
 Vice President and Controller..  $ 20,000  5,000 Common Shares/50,000 Options

--------
(1) Amounts given are annualized salaries for the year ending December 31, 1998. Includes the Company's portion of the guaranteed bonus to be paid to each individual pursuant to their employment agreements with the Company on January 1, 1999, as described in "--Employment Agreements" below. Does not include salary or bonuses paid to the above individuals by the Strategic Partner. For the year ending December 31, 1998, the Strategic Partner will pay annualized salaries of $180,000, $60,000, $180,000, $80,000 and $80,000 to Messrs. Wilson, Sabin, George, Peek and Kolcio, respectively. See "--Employment Agreements."
(2) Twenty percent of the Common Shares granted to the indicated officers will vest as of the closing of the offering and on each of the second, third, fourth and fifth anniversaries of the closing of the Offering. Twenty percent of the options to purchase Common Shares at the Offering Price granted to the indicated officers will vest immediately and the remaining options will vest upon the Company's achievement of certain annual rates of growth in FFO per share. See "--Share Incentive Plan." In addition, the above named officers also receive shares of common stock and/or options to purchase shares of common stock of the Strategic Partner as compensation from the Strategic Partner.

EMPLOYMENT AGREEMENTS

  Mr. Wilson, Mr. Sabin and Mr. George each has entered into a five year employment agreement (each, an "Employment Agreement") with the Company and the Strategic Partner which provides for each officer's employment by both the Company and the Strategic Partner. The Employment Agreements provide that (i) 50% of Mr. Wilson's base salary of $360,000, bonus and benefits will be paid by the Company and 50% will be paid by the Strategic Partner, (ii) 75% of Mr. Sabin's base salary of $240,000, bonus and benefits will be paid by the Company and 25% will be paid by the Strategic Partner, and (iii) 25% of Mr. George's base salary of $240,000, bonus and benefits will be paid by the Company and 75% will be paid by the Strategic Partner. The Employment Agreements provide that Messrs. Wilson, Sabin and George will be eligible for participation in bonus pools for each of the Company and the Strategic Partner. The annual bonus pool is based on annual increases in FFO per share for the Company and increases in pre-tax earnings per share for the Strategic Partner. Messrs. Wilson, Sabin and George are entitled to receive guaranteed bonuses of $75,000, $50,000 and $50,000, respectively on January 1, 1999, payable by the Company and the Strategic Partner in the proportions described above. The Employment Agreements provide for the grants to Messrs. Wilson, Sabin and George of stock options by the Company and the Strategic Partner and deferred stock grants by the Company as described above. The Employment Agreements also provide for compensation upon termination of employment, including termination of employment following a change in control of the Company.

COMPENSATION OF TRUSTEES

  Upon commencement of service on the Board of Trustees, each Independent Trustee will receive 3,500 Common Shares, which will vest at a rate of 700 shares per year, and 15,000 options to purchase Common Shares at the Offering Price, which will vest at a rate of 3,000 shares per year, in each case beginning on the first anniversary of the date of grant. The Company will also pay the Independent Trustees $500 for attendance at any committee meeting of the Board of Trustees and will reimburse Independent Trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees. No officers or employees of the Company or the Strategic Partner shall be entitled to receive any additional salary or bonus for serving as a Trustee.

EXCULPATION AND INDEMNIFICATION

  The Declaration of Trust contains a provision which, subject to certain exceptions described below, eliminates the liability of a Trustee or officer to the Company or its shareholders for monetary damages for any breach of duty as a Trustee or officer. This provision does not eliminate such liability to the extent that it is proved that the Trustee or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

  The Company's Declaration of Trust also requires the Company to indemnify any Trustee or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Company, by reason of the fact that he is or was such a Trustee or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity provided that the Board of Trustees determines that the conduct in question was in the best interest of the Company and such person was acting on behalf of the Company. A Trustee or officer of the Company is entitled to be indemnified against all liabilities and expenses incurred by the Trustee or officer in the proceeding, except such liabilities and expenses as are incurred (i) if such person is an Independent Trustee or officer, because of his or her gross negligence, willful misconduct or knowing violation of the criminal law or
(ii) in the case of the Trustee other than the Independent Trustees, because of his or her negligence or misconduct. Unless a determination has been made that indemnification is not permissible, a Trustee or officer also is entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the Trustee or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Such advance shall be permissible when the proceeding has been initiated by a shareholder of the Company only if such advance is approved by a court of competent jurisdiction. The Board of Trustees of the Company also has the authority to extend to any person who is an employee or agent of the Company, or who is or was serving at the request of the Company as a Trustee, officer, employee or agent of another entity, the same indemnification rights held by trustees and officers, subject to all of the accompanying conditions and obligations.

1998 SHARE INCENTIVE PLAN

  Prior to the Offering, the Board of Trustees will adopt, and the sole shareholder of the Company will approve, the Share Incentive Plan. The Share Incentive Plan will be administered by the Board of Trustees prior to the Offering and by the Compensation Committee or its delegate following the Offering. The Compensation Committee may not delegate its authority with respect to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Board of Trustees, the Compensation Committee or the Compensation Committee's delegate, as appropriate.

  Officers and other employees of the Company and "parent" and "subsidiary" corporations (within the meaning of Code Section 424) of the Company are eligible to participate in the Share Incentive Plan. Under Code Section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of shares of the Company (or of any other "parent" corporation), and a "subsidiary" corporation generally is a corporation of which the Company (or any other "subsidiary" of the Company) owns at least 50 percent of the total combined voting power of all classes of stock. The Administrator will select the individuals who will participate in the Share Incentive Plan ("Participants"). Under the Share Incentive Plan, the Administrator may, from time to time, grant (i) share options, which may include associated performance based dividend equivalent rights; (ii) share appreciation rights ("SARs"); (iii) Share Awards; (iv) Performance Shares; and (v) cash incentive awards. The Share Incentive Plan authorizes the issuance of up to 1,786,000 Common Shares, no more than 500,000 of which may be issued pursuant to Share Awards and in settlement of Performance Shares.

  Options. The Share Incentive Plan provides for the grant of (i) share options intended to qualify as incentive share options under Section 422 of the Code ("ISOs") and (ii) options not so qualifying ("nonqualified options"). Code Section 422 imposes various requirements in order for an option to qualify as an ISO e.g., maximum ten year term of the option, option price not less than the fair market value of the underlying shares on the date of grant. In addition, under Code Section 422, no Participant may receive ISOs (under all incentive share option plans of the Company and its parent or subsidiary corporations) that are first exercisable in any calendar year for Common Shares having an aggregate fair market value (determined as of the date the ISO is granted) that exceeds $100,000 (the "$100,000 Limit"). To the extent options first become exercisable by a Participant in any calendar year for a number of Shares in excess of the $100,000 Limit, they will be treated as nonqualified options.

  The principal difference between options qualifying as ISOs under Code
Section 422 and nonqualified options is that a Participant generally will not recognize ordinary income at the time an ISO is granted or exercised, but rather will have a capital gain at the time the Participant disposes of shares acquired under the ISO; provided the Participant disposes of the shares subsequent to two years following the date of grant of the option and one year following the date of exercise of the option (the "Holding Period"). In contrast, the exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the Participant. If the Participant disposes of shares acquired under the ISO within the Holding Period, the Participant generally will recognize ordinary income equal to the lesser of (i) the excess of the amount realized on the disposition over the option price or (ii) the spread between the fair market value of the shares transferred upon exercise of the option over the option price, and the employer may claim a corresponding federal income tax deduction equal to the ordinary income recognized by the Participant. No Participant may be granted, in any calendar year, options for more than 500,000 Common Shares. For purposes of the preceding sentence, an option and Corresponding SAR (defined below) shall be treated as a single award. The Administrator may also grant performance based dividend equivalent rights in tandem with Options, which entitle the Participant to a cash payment for dividends that would have been paid on each Common Share for which the related Option is exercised had the Common Share been outstanding prior to exercise. A Participant will recognize ordinary income, and an employer will be entitled to a corresponding deduction, equal to the amount of the cash payment.

  SARs. SARs entitle the Participant to receive, with respect to each Common Share encompassed by such SAR, a payment based on a formula determined by the Administrator and set forth in the agreement with the Participant, which can be no less than the fair market value of the Common Shares on the date of grant. In the absence of such a determination, the Participant will be entitled to receive the excess of the fair market value of a Common Share on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a Common Share on the date of grant or, in the case of a corresponding SAR, the option price of the related option. The amount payable upon the exercise of an SAR may be paid in cash, Common Shares, or a combination of the two. No Participant may be granted, in any calendar year, SARs covering more than 500,000 Common Shares.

  SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two type of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the option to which the Corresponding SAR relates.

  No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Shares (on the date the Common Shares are first transferable or not subject to a substantial risk of forfeiture) received in settlement of the award. The employer is entitled to a corresponding deduction equal to the amount of income recognized by the Participant.

  Share Awards. Participants may also be issued Common Shares pursuant to a Share Award. The Administrator, in its discretion, may prescribe that a Participant's rights in Common Shares subject to a Share Award will be nontransferable or forfeitable or both unless certain conditions are satisfied. Those conditions may include, for example, a requirement that the Participant continue employment for a specified period or the satisfaction of performance objectives stated with respect to the Company's, a parent's or subsidiary's, or an operating unit's FFO per share, return on equity, earnings per share, total earnings, earnings growth, return on capital, or return on assets; the fair market value of the Common Shares; or other criteria specified by the Administrator. No Participant may be granted, in any calendar year, a Share Award for more than 115,000 Common Shares. A Participant recognizes income with respect to Common Shares subject to a Share Award (and a deduction may be taken by the employer) as of the first date that those Common Shares are transferable or not subject to a substantial risk of forfeiture, in an amount equal to the fair market value of such Common Shares on that date.

  Performance Shares. An award of Performance Shares entitles the Participant to receive a payment equal to the fair market value of a specified number of Common Shares if certain performance standards specified by the Administrator are met during a performance period of at least one year. The performance standards may be stated with respect to a Company's, a parent's or subsidiary's, or an operating unit's FFO per share, return on equity, earnings per share, total earnings, earnings growth, return on capital, or return on assets; the fair market value of the Common Shares; or other criteria specified by the Administrator. To the extent that Performance Shares are earned, the obligation may be settled in cash, Common Shares, or a combination of the two. No Participant may be granted, in any calendar year, a Performance Share award for more than 115,000 Common Shares. A Participant must recognize income equal to any cash that is paid and the fair market value of Common Shares, on the date the Common Shares are first transferable or not subject to a substantial risk of forfeiture, received by the Participant in settlement of the award of a Performance Share award. The employer is entitled to a corresponding deduction equal to the amount of income recognized by the Participant.

  Cash Incentive Awards. The Administrator shall prescribe the terms and conditions under which a cash incentive award may be earned. Those conditions may include may include, for example, a requirement that the Participant continue employment for a specified period or the satisfaction of performance objectives stated with respect to a Company's, a parent's or subsidiary's, or an operating unit's FFO per share, return on equity, earnings per share, total earnings, earnings growth, return on capital, or return on assets; the fair market value of the Common Shares; or other criteria specified by the Administrator. No Participant may receive a cash incentive award payment in any calendar year that exceeds $1 million. A Participant will recognize income equal to the value of any cash incentive award paid, and the employer will be entitled to a deduction for that amount.

  On, or upon certain events leading to, a Change in Control of the Company (as defined in the Share Incentive Plan), all Share Awards will vest, all Performance Shares and cash incentive awards will be earned, and all options and SARs will become exercisable. Any such accelerated vesting or exercisability shall be limited, however, to the extent that a limitation will permit the Participant to retain greater net after-tax receipts than he would retain absent such a limitation, taking into account federal and state income taxes, federal employment taxes and the excise tax imposed under Code Section 4999 on certain payments made in connection with a change of control of a company.

  On the effective date of the Offering, the Company will grant options for an aggregate of 1,600,000 Common Shares, including options for 500,000 Common Shares each to Messrs. Wilson, Sabin and George, at an exercise price equal to the Offering Price. See "--Executive Compensation." All such Options will be exercisable on the date of grant for 20% of the Common Shares subject to the Option. Such Options may become exercisable for up to an additional 20% of such Common Shares on December 31 in each of 1999-2002 (each an "Eligible Vesting Date") if certain growth rates in the Company's FFO per share are achieved. If the Company experiences a compound growth in FFO per share of 10% per annum as of each Eligible Vesting Date, 50% of the options eligible for vesting for that year and prior years (the "Eligible Options") will vest. For each additional percent (above 10%) of growth in FFO per share, an additional 5% of the Eligible Options will vest, such that 100% of the Eligible Options will vest upon the Company's achievement of a 20% compound growth rate of FFO per share. All Options will have a term of ten years, and will be granted as ISOs to the maximum extent permitted by the $100,000 Limit of Code Section 422, described above, given the period over which the Options will become exercisable. The balance of each Option will take the form of a nonqualified option. In addition, Share Awards for 45,000 Common Shares will be granted on the effective date of the Offering, including Share Awards for 15,000 Common Shares to Mr. Wilson and 10,000 Common Shares each to Messrs. Sabin and George. All such Share Awards will become vested for 20% of the Common Shares subject thereto on the date of grant, and for an additional 20% of such Common Shares on each December 31 for the years 1999 through 2002, assuming employment through such date.

THE TRUSTEES' PLAN

  Prior to the Offering, the Board of Trustees will also adopt, and the Company's sole shareholder will approve, the Trustees' Plan to provide incentives to attract and retain non-employee Trustees.

  The Trustees' Plan provides for the grant of nonqualified options and Share Awards to each eligible Trustee of the Company. No Trustee who is an employee of the Company or a "parent" or "subsidiary" corporation (within the meaning of Code Section 424 and defined above) of the Company is eligible to participate in the Trustees' Plan.

  The Trustees' Plan authorizes the issuance of up to 114,000 Common Shares and provides that each eligible Trustee who is a member of the Board of Trustees on the effective date of the Offering (a "Founding Trustee") will be granted on that date a nonqualified option for 15,000 Common Shares at an exercise price equal to the Offering Price and a Share Award for 3,500 Common Shares. Each eligible Trustee who is not a Founding Trustee will receive, on the date such Trustee is first elected or appointed to the Board, a nonqualified option for 15,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant, and a Share Award for 3,500 Common Shares.

  An option granted under the Trustees' Plan shall become exercisable for 3,000 Common Shares on each of the first through fifth anniversaries of the date of grant, provided that the Trustee is a member of the Board on the applicable anniversary. Options issued under the Trustees' Plan are exercisable for ten years from the date of grant. A Share Award granted under the Trustees' Plan will become vested for 700 Common Shares on each of the first through fifth anniversaries of the date of grant, provided that the Trustee is a member of the Board on the applicable anniversary.

  A Trustee's outstanding options will become fully exercisable and his or her outstanding Share Awards will become fully vested if the Trustee ceases to serve on the Board due to death or disability or on, or upon certain events leading to, a Change in Control of the Company (as defined in the Trustees'
Plan). Any accelerated exercisability or vesting in connection with a Change in Control of the Company shall be limited, however, to the extent that a limitation will permit the Trustee to retain greater net after-tax receipts than he would retain absent such a limitation, taking into account federal and state income taxes, federal self-employment taxes and the excise tax imposed under Code Section 4999 on certain payments made in connection with a change of control of a company.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company and the Partnership have entered into a number of transactions with the Strategic Partner and Lessee in connection with the organization of the Company and the acquisition and operation of the Initial Hotels. Messrs. Wilson, Sabin, George, Peek and Kolcio, officers of the Company, also serve as officers of the Strategic Partner and are deemed to collectively beneficially own approximately 35% of the Strategic Partner. Mr. Wilson and Mr. Peek are deemed to beneficially own, on a fully diluted basis, approximately 20% and 10%, respectively, of the Strategic Partner. In addition, Messrs. Wilson and Peek, Trustees of the Company, also serve as directors of the Strategic Partner. There can be no assurances that the terms of the transactions with the Strategic Partner and Lessee are as favorable as those which the Company could have received from third parties. See "Formation Transactions" and "Risk Factors--Conflicts of Interest."

THE STRATEGIC PARTNER

  Concurrently with the closing of the Offering, the Company will enter into the Strategic Alliance with the Strategic Partner. Pursuant to the Strategic Alliance, the Company will have an option, for a term of two years from the closing of the Offering, and right of first refusal to acquire the 25 Option Hotels owned by the Strategic Partner. In addition, the Company will have an option to buy any hotel property developed by the Strategic Partner within two years of the opening of such property, and a right of first refusal to buy any property owned, directly or indirectly, by the Strategic Partner during the term of the Strategic Alliance. The option permits the Company to purchase the hotel property at a price equal to 105% of the Strategic Partner's total cost associated with the property. The Company does not expect to exercise the option to buy any hotel property if the purchase price would exceed the property's fair market value. The right of first refusal requires that before a property is sold to a person or entity other than the Company, the Strategic Partner first must offer the property to the Company on the same terms and conditions as a proposed sale to a third party. The Company currently anticipates that a property would have achieved stabilized operating statistics and cash flows prior to the Company considering the purchase of such property. All investment decisions relating to transactions with the Strategic Partner must be approved by a majority of the Independent Trustees.

RECEIPT OF UNITS BY THE STRATEGIC PARTNER

  Prior to the Offering, the Strategic Partner received 67,742 Units in consideration for assigning to the Partnership its option to purchase the three Other Initial Hotels. These Units represent approximately 0.5% of the equity interest in the Company on a consolidated basis and will have a total value of approximately $677,420, based on the Offering Price, as compared to the $630,000 that the Strategic Partner actually paid for such option. Beginning on the first anniversary of the completion of the Offering, these Units are redeemable at the option of the Strategic Partner for Common Shares in accordance with the terms of the Partnership Agreement. See "Partnership Agreement--Redemption Rights."

REPAYMENT OF INDEBTEDNESS

  The Company will utilize approximately $5.2 million of the net proceeds of the Offering to repay the Strategic Partner Loan and the Pre-Offering Debt, which were incurred in connection with the Offering and the acquisition of the Initial Hotels.

PAYMENT TO THE STRATEGIC PARTNER

  Prior to the Offering, the Strategic Partner incurred various costs related to warrants issued by the Strategic Partner in connection with the Pre-Offering Debt, which was incurred to fund expenses associated with the Offering and the Company's acquisition of the Initial Hotels. The Company will pay the Strategic Partner $850,000 from the proceeds of the Offering as reimbursement for such expenses.

ISSUANCE OF SHARES AND GRANTS OF OPTIONS TO OFFICERS AND TRUSTEES

  Concurrently with the closing of the Offering, Messrs. Wilson, Sabin, George, Peek and Kolcio will receive 15,000, 10,000, 10,000, 5,000 and 5,000 Common Shares, valued at $150,000, $100,000, $100,000, $50,000 and $50,000 respectively, based on the Offering Price. In addition, those individuals will receive options to purchase 500,000, 500,000, 500,000, 50,000 and 50,000
Common Shares at the Offering Price, respectively. Twenty percent of such Common Shares and options will vest immediately and the remainder will vest at various times during the next five years.

ACCOUNTING SERVICES AND FEES

  The Strategic Partner has agreed to reimburse the Company for the Company's general and administrative expenses in excess of $150,000 per quarter through the end of 1998. The Strategic Partner has also agreed to provide accounting and bookkeeping services to the Company during the term of the Strategic Alliance. Beginning January 1, 1999, the Company has agreed to pay the Strategic Partner an annual amount, payable in quarterly installments, of $100,000 for the 29 Initial Hotels and $2,500 for each subsequently acquired hotel, for such accounting services. The Company may terminate such services at any time upon 30 days notice to the Strategic Partner. The Company expects that the Strategic Partner will provide the accounting services to the Company for the foreseeable future.

THE PERCENTAGE LEASES

  The Company and the Lessee will enter into the Percentage Leases, each with an initial term of seven years, relating to the Initial Hotels. The Company anticipates that a similar Percentage Lease will be executed with respect to any additional hotel properties acquired by the Company in the future. See "Business and Properties--The Percentage Leases." Pursuant to the terms of the Percentage Leases, the Lessee is required to pay the greater of Base Rent or Percentage Rent and certain other additional charges and is entitled to all profits from the operation of the Initial Hotels after the payment of operating and other expenses.

FRANCHISE LICENSES

  The Lessee will hold all of the franchise licenses for the Initial Hotels. The Company will pay all costs associated with the transfer of the franchise licenses for the Initial Hotels to the Lessee.

FINANCIAL ADVISORY FEE

  John W. Stokes, who has agreed to become a Trustee of the Company upon completion of the Offering and the Formation Transactions, is Vice Chairman of Morgan Keegan & Company, Inc., a representative of the several underwriters in the Offering. The Company has agreed to pay Morgan Keegan & Company, Inc. a financial advisory fee of $637,500 in connection with the Offering.

                     THE STRATEGIC PARTNER AND THE LESSEE

GENERAL

  The Company believes its operating and growth strategies will benefit from its alliance with the Strategic Partner. The Strategic Partner is an owner and operator of hotel properties and its common stock is traded on the Nasdaq Stock Market under the symbol "HUDS." Hudson Hotels Corp. was organized in 1987 to develop and franchise a national chain of economy, limited service lodging facilities operating under the name Microtel(R), which offer downsized rooms with high quality furnishings at rates below those available at competing national budget chains. In 1992, the Strategic Partner acquired Hudson Hotels Corp., a hotel management and development company. In 1995, the Strategic Partner signed an exclusive Joint Venture Agreement with U.S. Franchise Systems, Inc., pursuant to which U.S. Franchise Systems, Inc. purchased worldwide franchising and administration rights for the Microtel franchise chain. Since entering the Joint Venture Agreement, the Strategic Partner has focused its efforts on acquiring, managing and developing various hotel properties, including Microtels.

  During 1996, the Strategic Partner began a significant expansion program, which included the acquisition of the Option Hotels and development of six Microtel Inns. As of July 1, 1998, the Strategic Partner managed 40 hotel properties with 4,474 rooms primarily in the northeastern and southeastern United States, including Fairfield Inn, Hampton Inn, Comfort Inn and Microtel Inn hotels. Of the 40 hotel properties that the Strategic Partner manages, 25 are owned by the Strategic Partner. After the completion of the Formation Transactions, the Strategic Partner and its subsidiaries will manage 69 hotel properties, including the 29 Initial Hotels owned by the Company. The Strategic Partner is discussing entering into an agreement with the current manager of the 26 Initial Fairfield Inns, pursuant to which such manager would provide transitional management services with respect to some or all of the Initial Fairfield Inns on an interim basis which is not expected to extend beyond December 31, 1998.

  The Lessee will lease and operate each of the Initial Hotels, the Option Hotels, if acquired, and any other hotels acquired by the Company from the Strategic Partner, under the Percentage Leases. The Company's rights to purchase the Option Hotels and other hotels from the Strategic Partner are subject to entering into satisfactory lease agreements with the Lessee. Under the Percentage Leases, the Lessee will be responsible for managing all of the operations of the Initial Hotels. Under the Percentage Leases, the Lessee generally will be required to perform all operational and management functions necessary to operate the Initial Hotels. Such functions include accounting, periodic reporting, front-desk management, guest services, ordering supplies, advertising and marketing, maid service, laundry, and maintenance. The Lessee will be entitled to all profits and cash flow from the Initial Hotels after payment of rent under the Percentage Leases and other operating expenses. The Lessee or its Affiliates may manage other hotel properties in addition to the Initial Hotels and the Lessee is not required to devote all of its time and efforts to the Initial Hotels. The Lessee will hold the franchise licenses pursuant to which the Initial Hotels are operated.

  The Company must rely on the Lessee to generate sufficient cash flow from the operation of the Initial Hotels to enable the Lessee to meet the rent obligations under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are guaranteed by the Strategic Partner.

  The following table contains the summarized financial information of the Strategic Partner as of December 31, 1997 and March 31, 1998 and for the year ended December 31, 1997 and the three months ended March 31, 1998 follows:

                                                          DECEMBER 31, MARCH 31,
                                                              1997       1998
                                                          ------------ ---------
                                                              (IN THOUSANDS)
   Balance Sheet Data:
   Current assets........................................   $  6,411   $  6,818
   Non current assets....................................    145,707    144,985
   Current liabilities...................................      9,136      9,389
   Non current liabilities...............................    128,744    128,744
   Minority interest.....................................      1,099      1,099
   Shareholders' equity..................................     13,139     12,571

                                             YEAR ENDED     THREE MONTHS ENDED
                                          DECEMBER 31, 1997   MARCH 31, 1998
                                          ----------------- ------------------
   Statement of Operations Data:
   -----------------------------
   Gross revenues........................      $38,731           $12,007
   Income from operations................        5,983             2,303
   Net loss..............................       (1,892)             (545)

   Cash flow data:
   ---------------
   Cash provided by operating activities
    .....................................      $ 2,462           $    27
   Cash used in investing activities.....      (51,578)             (619)
   Cash provided by financing activi-
    ties.................................       48,729               266

MANAGEMENT TEAM

  Certain information with respect to key personnel of the Strategic Partner is set forth below.

  E. Anthony Wilson, biographical information for whom is set forth in "Management--Trustees and Executive Officers," serves as Chairman of the Board and Chief Executive Officer of the Strategic Partner.

  Michael T. George, biographical information for whom is set forth in "Management--Trustees and Executive Officers," will serve as the Strategic Partner's President and Chief Operating Officer.

  John M. Sabin, biographical information for whom is set forth in "Management--Trustees and Executive Officers," will serve as the Strategic Partner's Executive Vice President and Chief Financial Officer.

  Ralph L. Peek, biographical information for whom is set forth in "Management--Trustees and Executive Officers," will serve as the Strategic Partner's Vice President and Treasurer.

  Christopher B. Burns, age 41, serves as the Strategic Partner's Vice President for Development. Mr. Burns is responsible for real estate acquisition, hotel development and the acquisition and renovation of existing hotel facilities. Mr. Burns has worked in the hospitality industry for over 24 years, holding the positions of Director of Franchise Sales, Vice President of Hotel Operations, Food and Beverage Manager and General Manager for various hotel companies. He holds an Associates and Bachelor of Science degree in Hotel/Business Administration from the Rochester Institute of Technology.

  Dawn M. Richenberg, age 40, serves as the Strategic Partner's Vice President for Hotel Operations. Ms. Richenberg is responsible for overseeing the operations of all the Strategic Partner's managed properties. Her responsibilities include insuring that property maintenance and operations quality standards are met. Ms. Richenberg received her degree in education at the State University of New York College at Buffalo and brings 13 years of hotel operations and management experience to the Strategic Partner. She has worked for the Strategic Partner for 8 years and is a member of the New York State Hotel and Tourism Association and the American Hotel and Motel Association.

  Bruce A. Sahs, age 52, participated in the organization of the Strategic Partner and has served as Chief Financial Officer from its inception through December 1996. At various times from January 1993 to June 1998, Mr. Sahs has served as Executive Vice President, Chief Operating Officer, Treasurer and a Director of the Strategic Partner. Since June 1998, Mr. Sahs has served as Executive Vice President--Operations. Prior to his employment with the Strategic Partner, Mr. Sahs was a partner in a Rochester based Certified Public Accounting firm, practicing public accounting since 1967, specializing in hotel and restaurant auditing controls and management services. Mr. Sahs received his degree from the Rochester Institute of Technology, is a Certified Public Accountant, as well as a Certified Hotel Administrator. He is also a member of the New York State Society of Certified Public Accountants.

  Taras M. Kolcio, biographical information for whom is set forth in "Management--Trustees and Executive Officers," has served as the Strategic Partner's Chief Financial Officer. Mr. Kolcio will serve as the Strategic Partner's Vice President and Controller.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Shares by (i) each Trustee of the Company, (ii) each executive officer of the Company, and (iii) by all Trustees and executive officers of the Company as a group immediately following completion of the Formation Transactions. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares represents the number of Common Shares the person is expected to hold.

                                                    NUMBER OF SHARES  PERCENT
NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED OF CLASS
------------------------                           ------------------ --------
E. Anthony Wilson(1)..............................      115,000           *
John M. Sabin(2)..................................      110,000           *
Michael T. George(3)..............................      110,000           *
Ralph L. Peek(4)..................................       15,000           *
John W. Stokes(5).................................        6,500           *
E. Philip Saunders(6).............................        6,500           *
Richard C. Fox(7).................................        6,500           *
Richard E. Sands(8)...............................        6,500           *
Taras M. Kolcio(9)................................       15,000           *
                                                        -------         ---
Executive officers and trustees as a group (9
 persons).........................................      391,000         3.0%
                                                        =======         ===

*  Represents less than 1%.
--------
(1) Includes 15,000 restricted Common Shares, 12,000 of which are subject to forfeiture if Mr. Wilson's employment by the Company ceases, and 100,000 Common Shares issuable upon exercise of stock options granted to Mr. Wilson which option shares Mr. Wilson has the right to acquire within 60 days. Does not include 400,000 Common Shares issuable upon exercise of options which have not yet vested.
(2) Includes 10,000 restricted Common Shares, 8,000 of which are subject to forfeiture if Mr. Sabin's employment by the Company ceases, and 100,000 Common Shares issuable upon exercise of stock options granted to Mr. Sabin which option shares Mr. Sabin has the right to acquire within 60 days. Does not include 400,000 Common Shares issuable upon exercise of options which have not yet vested.
(3) Includes 10,000 restricted Common Shares, 8,000 of which are subject to forfeiture if Mr. George's employment by the Company ceases, and 100,000 Common Shares issuable upon exercise of stock options granted to Mr. George which options Mr. George has the right to acquire within 60 days. Does not include 400,000 Common Shares issuable upon exercise of the options, which have not yet vested.
(4) Includes 5,000 restricted Common Shares, 4,000 of which are subject to forfeiture if Mr. Peek's employment by the Company ceases, and 10,000 Common Shares issuable upon exercise of stock options granted to Mr. Peek which option shares Mr. Peek has the right to acquire within 60 days. Does not include 40,000 Common Shares issuable upon exercise of options which have not yet vested.
(5) Includes 3,500 restricted Common Shares, 2,800 of which are subject to forfeiture if Mr. Stokes's service as a Trustee ceases, and 3,000 Common Shares issuable upon exercise of stock options granted to Mr. Stokes which option shares Mr. Stokes has the right to acquire within 60 days. Does not include 12,000 Common Shares issuable upon exercise of options which have not yet vested.
(6) Includes 3,500 restricted Common Shares, 2,800 of which are subject to forfeiture if Mr. Saunders' service as a Trustee ceases, and 3,000 Common Shares issuable upon exercise of stock options granted to Mr. Saunders which option shares Mr. Saunders has the right to acquire within 60 days. Does not include 12,000 Common Shares issuable upon exercise of options which have not yet vested.
(7) Includes 3,500 restricted Common Shares, 2,800 of which are subject to forfeiture if Mr. Fox's service as a Trustee ceases, and 3,000 Common Shares issuable upon exercise of stock options granted to Mr. Fox which option shares Mr. Fox has the right to acquire within 60 days. Does not include 12,000 Common Shares issuable upon exercise of options which have not yet vested.
(8) Includes 3,500 restricted Common Shares, 2,800 of which are subject to forfeiture if Mr. Sands' service as a Trustee ceases, and 3,000 Common Shares issuable upon exercise of stock options granted to Mr. Sands which option shares Mr. Sands has the right to acquire within 60 days. Does not include 12,000 Common Shares 10,000 issuable upon exercise of options which have not yet vested.
(9) Includes 5,000 restricted Common Shares, 4,000 of which are subject to forfeiture if Mr. Kolcio's employment by the Company ceases, and 10,000 Common Shares issuable upon exercise of stock options granted to Mr. Kolcio which option shares Mr. Kolcio has the right to acquire within 60 days. Does not include 40,000 Common Shares issuable upon exercise of options which have not yet vested.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

  The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, and the Maryland REIT Law (as defined below). See "Additional Information."

GENERAL

  The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). Upon completion of this Offering and the related transactions, 12,559,000 Common Shares will be issued and outstanding and no Preferred Shares will be issued and outstanding. As permitted by Title 8 of the Maryland General Corporation Law (the "Maryland REIT Law"), the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Trust, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue.

  Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

  All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the Company's Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Common Shares are entitled to receive dividends on shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

  Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares have equal dividend, distribution, liquidation and other rights.

  Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's Declaration of Trust. The Company's Declaration of Trust provides that, notwithstanding a provision of law requiring such action to be taken or authorized by the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except with respect to: (a) the intentional disqualification of the Company as a REIT or revocation of its election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders of the Company); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the elections of Trustees); (d) the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (or any other portion of Article V thereof relating to Trustees) (which requires the affirmative vote of two-thirds of the Trustees or two-thirds of the outstanding shares entitled to vote on the matter); (e) the approval of any amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter) or that permit the amendment without any action by the shareholders, as described below; and
(f) the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Trust, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue.

PREFERRED SHARES

  The Declaration of Trust authorizes the Board of Trustees to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise might be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

  The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, not more than 50% in value of the

Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than its first REIT taxable year), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than its first REIT taxable year). See "Federal Income Tax Considerations--Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee will not qualify as rents from real property, which likely would result in loss of REIT status for the Company, if the Company were to own, actually or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

  Because the Board of Trustees believes it is essential for the Company to qualify and continue to qualify as a REIT and for other corporate purposes, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of (i) the number of outstanding Common Shares or (ii) the number of outstanding Preferred Shares of any class or series of Preferred Shares (the "Ownership Limit"). The Declaration of Trust provides that, subject to certain exceptions described below, any transfer of Common or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares.

  Subject to certain exceptions described below, the Declaration of Trust provides that any purported transfer of Common Shares or Preferred Shares or other event that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Code, will result in such shares being designated as "Shares-in-Trust" and transferred automatically to a trust (a "Trust") effective on the day before the purported transfer of such Common Shares or Preferred Shares. The record holder (the "Record Holder") of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common Shares or Preferred Shares to the Company for registration in the name of the Trust. The Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of a Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

  Shares-in-Trust will remain issued and outstanding Common Shares or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Record Holder will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Record Holder will vote all Shares-in-Trust. The Record Holder will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and
(ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Record Holder the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Record Holder the lesser of (i) the price per share such Prohibited Owner paid for the Common Shares or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Record Holder from the sale of such Shares-in-Trust. Any amounts received by the Record Holder in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last quoted price as reported by NYSE or other exchange on which the Common or Preferred Shares are then traded. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

  The Ownership Limit generally will not apply to the acquisition of Common or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limit under certain circumstances. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of Common and Preferred Shares entitled to vote on such matter at a regular or special meeting of the shareholders of the Company.

  All certificates representing Common or Preferred Shares will bear a legend referring to the restrictions described above.

  The Ownership Limit could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Shares might receive a premium for their shares of Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. See "Risk Factors--Anti-takeover Effect of Ownership Limit, Staggered Board, Power to Issue Additional Shares and Certain Provisions of Maryland Law."

OTHER MATTERS

  The transfer agent and registrar for the Company's Common Shares will be American Stock Transfer and Trust Company.

                      CERTAIN PROVISIONS OF MARYLAND LAW
                       AND OF THE COMPANY'S DECLARATION
                              OF TRUST AND BYLAWS

  The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company.

CLASSIFICATION OF THE BOARD OF TRUSTEES

  The Bylaws provide that the number of Trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than nine. At the closing of the Offering, there will be seven Trustees. The Trustees may increase or decrease the number of Trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of Trustees shall never be less than the number required by Maryland law and that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of Trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees.

  Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of Trustees, with initial terms expiring in 1999, 2000 and 2001, respectively. Beginning in 1999, Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Holders of Common Shares will have no right to cumulative voting in the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of Trustees whose terms expire at that meeting.

  The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. More than one annual meeting will generally be required to effect a change in a majority of the Board of Trustees. The staggered terms of Trustees may reduce the possibility of a tender offer or an attempt to change control of the Company or other transaction that might involve a premium price for holders of Common Shares, even though a tender offer, change of control or other transaction might be in the best interest of the shareholders. See "Risk Factors--Anti-takeover Effect of Ownership Limit, Staggered Board, Power to Issue Additional Shares and Certain Provisions of Maryland Law."

REMOVAL OF TRUSTEES

  The Declaration of Trust provides that a Trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent Trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

  Under the Maryland General Corporation Law ("MGCL"), as applicable to Maryland REITs, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was an Interested Shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Company's Board of Trustees intends to resolve to opt out of the business combination provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

  The MGCL, as applicable to Maryland REITs, provides that control shares (as defined below) of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

  The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common or Preferred Shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT

  The Declaration of Trust may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, provided, that certain provisions of the Declaration of Trust regarding (i) the Company's Board of Trustees, (ii) the restrictions on transfer of the Common Shares and the Preferred Shares, (iii) amendments to the Declaration of Trust by the Trustees and the shareholders of the Company and (iv) the termination of the Company may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters. In addition, the Declaration of Trust may be amended by the Board of Trustees, without shareholder approval to conform the Declaration of Trust to the Maryland REIT law. The Company's Bylaws may be amended or altered exclusively by the Board of Trustees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Maryland REIT Law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

  The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity, or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

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

OPERATIONS

  The Company is generally prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

DISSOLUTION OF THE COMPANY

  Pursuant to the Company's Declaration of Trust, and subject to the provisions of any class or series of shares of beneficial interest of the Company then outstanding, the shareholders of the Company, at any meeting thereof, may dissolve the Company by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF TRUSTEES NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and
(b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE DECLARATION OF TRUST AND BYLAWS

  The business combination provisions (of which the Company's Board of Trustees intends to resolve to opt out) and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees, the removal of Trustees and the restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the affect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

MARYLAND ASSET REQUIREMENTS

  To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires at least 75% of the value of the Company's assets to be held, directly or indirectly, in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. The Maryland REIT Law also prohibits the Company from using or applying land for farming, agricultural, horticultural or similar purposes.

          POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of the Company's policies with respect to investment, financing, conflict of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Trustees of the Company and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (ii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding Common Shares.

INVESTMENT POLICIES

 Investments in Real Estate or Interests in Real Estate

  The Company intends to acquire additional existing hotel properties throughout the United States that the Company believes are undervalued in current market conditions and that have achieved stabilized occupancy and ADR. The Company's principal investment policy is to acquire properties which offer the potential for high current rates of return to the Company, a substantial dividend to the Company's shareholders and long term increases in value. The Company initially intends to focus on the acquisition of limited service hotel properties with stabilized revenue streams that can be acquired at prices that are accretive to FFO per share and operate under strong, national franchise affiliations, such as the Fairfield Inn by Marriott and Hampton Inn brands. In addition, the Company may also consider acquiring limited service hotels such as Marriott Courtyard, Comfort Suites, Comfort Inn, Holiday Inn Express, Red Roof Inn, Econo Lodge and Microtel brands. The Company believes that a substantial number of existing hotel properties that meet its investment criteria are available at attractive prices. The Company may fund property acquisitions with cash, borrowings incurred under the Credit Facility or other indebtedness, or by using Units in the Partnership as consideration for such acquisitions.

  The Company also believes that the development experience of the officers of the Company and the Strategic Partner will enable it to identify underperforming and underdeveloped hotel properties or hotels that would benefit substantially from rebranding and quality management. The Company will have a right of first opportunity to acquire any hotel identified for acquisition by the Strategic Partner and an option and right of first refusal to acquire the Option Hotels and any hotel property developed by the Strategic Partner. The Company has not developed any policy as to the amount or percentage of assets that will be invested in any specific property.

 Development by the Strategic Partner

  The Strategic Partner intends to continue to pursue hotel development opportunities, and the Company intends to consider the acquisition of hotels developed by the Strategic Partner. The Company believes that new development of hotels by the Strategic Partner will provide opportunities to acquire well constructed, well positioned and competitively priced hotels. For as long as the Strategic Alliance is in effect, the Company will have an option to acquire any hotel properties developed by the Strategic Partner. The purchase price for a developed hotel will be equal to the Strategic Partner's development costs, plus a development fee of 5% of the development costs, for a total purchase price not to exceed the property's fair market value. The Company does not expect to exercise an option to purchase a development hotel from the Strategic Partner if the purchase price exceeds fair market value. The option will arise on the date such development hotel is opened and last for two years. In addition, the Company will have a right of first refusal to acquire any hotel property owned, directly or indirectly, by the Strategic Partner during the term of the Strategic Alliance. The right of first refusal will obligate the Strategic Partner to permit the Company to match any offer received from a third party to buy the developed hotel property. The Company currently anticipates that a property developed by the Strategic Partner will have achieved stabilized operations and cash flows before the Company would consider purchasing such property. All transactions with the Strategic Partner must be approved by a majority of the Independent Trustees. See "Management."

 Investments in Other Entities

  The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which may have priority over the equity interest of the Company.

 Investments in Real Estate Mortgages

  While the Company will emphasize equity real estate investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of other REITs. The Company does not presently intend to invest in mortgages or securities of other REITs. The Company may invest in participating or convertible mortgages if it concludes that by doing so it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation, because they permit the lender to either participate in increasing revenues from the property or convert some or all of that mortgage to equity.

FINANCING

  The Company has received commitments from Capital America for the $125 million Credit Facility which consists of the $100 million Line of Credit and the $50-75 million Permanent Financing. Concurrently with the closing of the Offering, the Company expects to incur approximately $42.6 million of indebtedness (representing approximately 27% of the Company's investment in the Initial Hotels, at cost) to fund, in part, the acquisition of the Initial Hotels. In addition, the Company intends to make additional investments in hotel properties and may incur additional indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from the Company's investments and working capital is insufficient. The Board of Trustees intends to limit the consolidated indebtedness of the Company to 50% of the Company's investment in hotel properties, valued at undepreciated total cost (the "Debt Policy"). However, the Company's organizational documents do not limit the amount of indebtedness the Company may incur, and the Company may modify the Debt Policy at any time.

  Borrowings may be incurred through the Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Partnership. Such indebtedness may be recourse to all or any part of the property of the Company or the Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Partnership may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotel properties. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

  If the Board of Trustees determines that the Company needs to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional Common Shares, Preferred Shares or other shares of beneficial interest of the Company in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

  The Company may make investments other than as previously described, although it does not currently intend to do so.

CONFLICT OF INTEREST POLICIES

  The Company has adopted certain policies and entered into certain agreements designed to address potential conflicts of interest. In addition, the Company is subject to provisions of its governing instruments and of

Maryland law, which address conflicts of interest. However, there can be no assurance that these policies, agreements and provisions will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. Except as set forth below, the Company's officers and Trustees are not prohibited from engaging for their own account in business activities of the types conducted or to be conducted by the Company.

 Declaration of Trust and Bylaw Provisions

  The Company's Declaration of Trust, with limited exceptions, requires that a majority of the Company's Board of Trustees be comprised of persons who are not officers, directors or employees of the Company, the Strategic Partner, the Lessee or an Affiliate of those entities. Such persons making up a majority of the Board of Trustees are referred to as "Independent Trustees." The Declaration of Trust provides that such Independent Trustee requirement may not be amended, altered, changed or repealed without the affirmative vote of not less than two-thirds of the outstanding Common Shares (and other shares of beneficial interest of the Company entitled to vote, if any exist). The Bylaws provide that any action pertaining to any transaction in which the Company is purchasing, selling, leasing or mortgaging any real estate asset or engaging in any other transaction in which the Strategic Partner or any advisor, Trustee or officer of the Company, the Strategic Partner, any lessee or contract manager of any property of the Company or any Affiliate of the foregoing has any direct or indirect interest, must be approved by a majority of the Trustees, including a majority of the Independent Trustees. This provision of the Bylaws may not be amended, altered, changed or repealed without the affirmative vote of at least a majority of the members of the Board of Trustees including a majority of the Independent Trustees or the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares (and other shares of beneficial interest of the Company entitled to vote, if any exist).

 Provisions of the Percentage Leases and the Strategic Alliance

  The Strategic Partner may not own, build, develop, lease, operate, manage, franchise or have any interest in any hotel properties within 3 miles of any hotel property in which the Company or the Partnership has invested, unless approved in advance by the Company. The Company will have a right of first refusal to acquire on the same terms proposed by any bona fide offer any new hotel properties developed by the Strategic Partner and will also have an option to acquire such hotel developments at any time within two years after the development hotel opens for business. The option price will be an amount equal to 105% of the Strategic Partner's development cost. If the option price exceeds the property's fair market value, the Company does not expect to acquire the development property. In addition, the Strategic Partner has agreed that neither it nor any of its Affiliates will receive any brokerage commissions with respect to hotel properties purchased by the Company. The Strategic Alliance may be amended only upon the consent in writing of the parties thereto.

 The Partnership

  Although HHT Ltd. and the Strategic Partner will be the sole initial limited partners of the Partnership upon completion of the Offering, the Partnership may issue Units in the Partnership in exchange for properties subsequent to the Offering, thus creating additional limited partners in the Partnership. A conflict of interest may arise between the Company, as general partner of the Partnership, and any future limited partners of the Partnership, due to the differing potential tax liability to the Company and the limited partners from the sale of a hotel resulting from the differing tax bases of the Company and the limited partners in such hotel. In an effort to address this conflict of interest, the Company's Bylaws provide that the Company's decisions with respect to the sale of a hotel will be made by the Independent Trustees. The Partnership Agreement gives the Company, as General Partner of the Partnership, full, complete and exclusive discretion in managing and controlling the business of the Partnership and in making all decisions affecting the business and assets of the Partnership.

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

 Provisions of Maryland Law

  Pursuant to Maryland law (the jurisdiction under which the Company is organized), each Trustee is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of the Company. In addition, under Maryland law, a transaction between the Company and any of its Trustees or between the Company and a corporation, firm or other entity in which a Trustee is a director or has a material financial interest is not void or voidable solely because of the Trustee's directorship or the Trustee's interest in the transaction if (i) the transaction is authorized, approved or ratified, after disclosure of the interest, by the affirmative vote of a majority of the disinterested Trustees, or by the affirmative vote of a majority of the votes cast by shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested Trustee or corporation, firm or other entity, or (ii) the transaction is fair and reasonable to the Company.

OTHER ACTIVITIES

  At the present time, the Company does not propose to engage in the making of loans to other persons; the investment in securities of issuers other than its wholly-owned subsidiaries, for the purpose of exercising control; or the underwriting of securities of other issuers. The Company has authority to offer shares of beneficial interest or other securities, which may rank senior to the Common Shares, and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. The Company has not issued Common Shares, interests or any other securities to date, except in connection with the formation of the Company. The Company has no outstanding loans to other entities or persons, including its officers and Trustees. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Partnership for the purpose of exercising control. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

  At all times, the Company intends to make investments in such a manner consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Company's Board of Trustees, with the consent of the holders of two-thirds of the outstanding Common Shares, determines that it is no longer in the best interests of the Company to qualify as a REIT.

WORKING CAPITAL RESERVES

  The Company will initially have minimal working capital reserves. In the future, the Company intends to set aside undistributed cash in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments. The Company anticipates that it will obtain the Line of Credit, which may assist the Company in meeting its distribution and working capital needs during its initial year of operation.

                       SHARES AVAILABLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding (or reserved for issuance upon redemption of Units) 12,626,742 Common Shares. The Common Shares issued in the Offering and the Common Shares issuable upon redemption will be freely tradeable by persons other than Affiliates of the Company without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Declaration of Trust. Common Shares issued to executive officers and key employees pursuant to the Share Incentive Plan, Common Shares issued to the Independent Trustees directly by the Company or pursuant to the Trustees' Plan and Common Shares issuable to the Strategic Partner upon conversion of Units are "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restrticted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares or of the average weekly trading volume of the shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any "Affiliate" of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an "Affiliate" of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company has agreed to file, as soon as practicable after the later of
(i) the first anniversary of the closing of the Offering or (ii) the request of any holder of Units, a registration statement with the Securities and Exchange Commission for the purpose of registering the sale of Common Shares issuable to holders of Units upon redemption thereof. The Company will use its best efforts to have the registration statement declared effective and to keep it effective for a period of two years. Upon effectiveness of such registration statement, those persons who receive Common Shares upon redemption of Units may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule 144. The Company will bear expenses incident to its registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Securities and Exchange Commission or state securities registration fees or transfer taxes relating to such shares. Registration rights may be granted to future sellers of hotel properties to the Partnership who elect to receive in lieu of cash, Common Shares, Units, or other securities convertible into Common Shares.

  Prior to the date of this Prospectus, there has been no public market for the Common Shares. Trading of the Common Shares on the NYSE is expected to commence following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares.

  For a description of certain restrictions on transfers of Common Shares held by certain Shareholders, see "Underwriting."

                             PARTNERSHIP AGREEMENT

  The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Although the Company, through HHT Ltd., and the Strategic Partner will be the sole limited partners of the Partnership upon completion of the Offering, the Partnership may issue Units in exchange for properties subsequent to the Offering, thus creating additional limited partners in the Partnership.

MANAGEMENT

  The Partnership has been organized as a Virginia limited partnership pursuant to the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"). Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the limited partners will have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, the Partnership. However, any amendment to the Partnership Agreement that would affect the Redemption Rights (as defined herein) would require the consent of limited partners (other than HHT Ltd.) holding more than 50% of the Units held by such partners.

TRANSFERABILITY OF INTERESTS

  The Company may not voluntarily withdraw from the Partnership or transfer or assign its interest in the Partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their Redemption Rights immediately prior to such transaction, or unless the successor to the Company contributes substantially all of its assets to the Partnership in return for an interest in the Partnership. With certain limited exceptions, the limited partners may not transfer their interests in the Partnership, in whole or in part, without the written consent of the Company, which consent the Company may withhold in its sole discretion. The Company may not consent to any transfer that would cause the Partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTION

  The Company will contribute, directly and through HHT Ltd., to the Partnership substantially all the net proceeds of the Offering as its initial capital contribution in exchange for a 1% general partnership interest and 98.5% limited partnership interest in the Partnership. Although the Partnership will receive substantially all the net proceeds of the Offering, the Company will be deemed to have made a capital contribution to the Partnership in the amount of substantially all the gross proceeds of the Offering and the Partnership will be deemed simultaneously to have paid the Underwriter's selling commissions and other expenses paid or incurred in connection with the Offering. The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute the proceeds of a securities offering as additional capital to the Partnership. Moreover, the Company is authorized to cause the Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Partnership. If the Company so contributes additional capital to the Partnership, the Company will receive additional Units and the Company's percentage interest in the Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. In addition, if the Company contributes additional capital to the Partnership, the Company will revalue the property of the Partnership to its

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fair market value (as determined by the Company) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

  Pursuant to the Partnership Agreement, the limited partners (other than HHT Ltd.) will receive the Redemption Rights (the "Redemption Rights"), which will enable them to cause the Partnership to redeem their interests in the Partnership in exchange for cash or, at the option of the Company, to cause the Company to buy their interests in the Partnership in exchange for Common Shares on a one-for-one basis. The redemption price will be paid in cash at the discretion of the Company or in the event that the issuance of Common Shares to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, Common Shares in excess of the Ownership Limit, (ii) result in shares of beneficial interest of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution),
(iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of Common Shares by such redeeming Limited Partner to be "integrated" with any other distribution of Common Shares for purposes of complying with the Securities Act. The Redemption Rights may be exercised by the limited partners, at any time after one year following the Closing Date, provided that (i) each Limited Partner may not exercise the Redemption Right for fewer than 1,000 Units or, if such Limited Partner holds fewer than 1,000 Units, all of the Units held by such Limited Partner and (ii) each Limited Partner may not exercise the Redemption Right more than two times annually. The number of Common Shares issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting or increasing the ownership interests of the limited partners or the shareholders of the Company.

OPERATIONS

  The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with the Company's retained capital gains), and to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of
Section 7704 of the Code.

  In addition to the administrative and operating costs and expenses incurred by the Partnership, the Partnership will pay all administrative costs and expenses of the Company (the "Company Expenses") and the Company Expenses will be treated as expenses of the Partnership. The Company Expenses generally will include (i) all expenses relating to the formation and continuity of existence of the Company, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the Company incurred in the ordinary course of its business on behalf of the Partnership. The Company Expenses, however, will not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties that are owned by the Company directly. The Company currently does not own any hotel directly.

DISTRIBUTIONS

  The Partnership Agreement provides that the Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) on a quarterly (or, at the election of the Company, more frequent) basis,

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in amounts determined by the Company in its sole discretion, to the partners in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the Company has a negative balance in its capital account following a liquidation of the Partnership, it will be obligated to contribute cash to the Partnership equal to the negative balance in its capital account.

ALLOCATIONS

  Income, gain and loss of the Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in the Partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

  The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the Company (unless the limited partners elect to continue the Partnership), (ii) the sale or other disposition of all or substantially all the assets of the Partnership, (iii) the redemption of all the outstanding Units, or (iv) an election by the General Partner.

TAX MATTERS

  Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Partnership.

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                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares. Hunton & Williams has acted as counsel to the Company, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations (except as discussed below), financial institutions or broker-dealers, and, except as discussed below, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  The statements in this discussion and the opinion of Hunton & Williams are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  The Company currently has in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intends to revoke its S election on the day prior to the closing of the Offering. The Company plans to make an election to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year beginning on the date of revocation of its S election and ending on December 31, 1998. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

  Hunton & Williams has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Hunton & Williams, commencing with the Company's short taxable year beginning on the day prior to the closing of the Offering and ending December 31, 1998, and assuming that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's

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properties, the Percentage Leases, and the future conduct of the Company's business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Hunton & Williams at the closing of the Offering. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify."

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the product of (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, and (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its net long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. The Company has never been a C corporation and has no assets the sale of which would be subject to corporate-level tax under the regulations announced in I.R.S. Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The Company anticipates issuing sufficient Common Shares with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding ownership and transfer of the Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

  For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is considered an individual, although a trust that is a qualified trust under Code section 401(a) is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

  The Company currently has one corporate subsidiary, HHT Ltd., and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. HHT Ltd. is a "qualified REIT subsidiary." Therefore, HHT Ltd. will not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests, described below. The Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

 Income Tests

  In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not

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be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply with respect to certain de minimis services or to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

  Pursuant to the Percentage Leases, the Lessee will lease from the Partnership the land, buildings, improvements, furnishings and equipment comprising the Initial Hotels for a seven-year period. The Percentage Leases provide that the Lessee will be obligated to pay to the Partnership (i) the greater of Base Rent and Percentage Rent (collectively, the "Rents") and (ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues for each of the Initial Hotels. The Base Rent accrues and is required to be paid monthly and the Percentage Rent accrues and is required to be paid quarterly.

  In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement,
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

  In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Partnership and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Initial Hotels during

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the term of the Percentage Leases, (iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Initial Hotels which are necessary for the continued operation of the Initial Hotels and the Lessee will dictate how the Initial Hotels are operated, maintained, and improved, (iv) the Lessee will bear all of the costs and expenses of operating the Initial Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, casualty insurance, the cost of capital improvements, and the cost of replacement or refurbishment of FF&E, to the extent such costs do not exceed the allowance for such costs provided by the Partnership under each Percentage Lease), (v) the Lessee will benefit from any savings in the costs of operating the Initial Hotels during the term of the Percentage
Leases, (vi) in the event of damage or destruction to an Initial Hotel, the Lessee will be at economic risk because it will be obligated to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, (vii) the Lessee will indemnify the Partnership, as applicable, against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (a) injury to persons or damage to property occurring at the Initial Hotels or (b) the Lessee's use, management, maintenance or repair of the Initial Hotels and such rents are fully guaranteed by the Strategic Partner, and (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Initial Hotels, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Initial Hotels.

  Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

  In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising an Initial Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in an Initial Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property associated with the Initial Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Because the Partnership will acquire the Initial Hotels for cash, the initial adjusted bases of the real and personal property in each such hotel will be equal to the portion of the purchase price properly allowable thereto. Such purchase price generally will be allocated among the real and personal property in the hotel based on their relative fair market values and will be contractually agreed to with the sellers of the Initial Hotels. With respect to any hotel that the Partnership acquires in the future in exchange for Units, the initial adjusted basis of the real and personal property in such hotel will be equal to the seller's adjusted basis in the real and personal property comprising such Hotel at the time of the acquisition by the Partnership. The Company anticipates that the initial Adjusted Basis Ratio for each Initial Hotel will be less than 15%. The Partnership will not acquire additional personal property for an Initial Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the adjusted basis of the personal property acquired by the Partnership exceeded the adjusted basis claimed by the Partnership, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the Adjusted Basis Ratio as to one or more of the Initial Hotels, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

  Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however,

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will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Initial Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the ownership interests in the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Company initially will not own, actually or constructively, any interest in the Lessee or the Strategic Partner, which owns 100% of the stock of the Lessee. The Strategic Partner will own Units, which are redeemable for cash or Common Shares. The Common Shares into which such Units are convertible will represent substantially less than 10% of the Company's outstanding Common Shares. Further, the redemption price for such Units will be paid in cash at the Company's option and is required to be paid in cash in the event the issuance of Common Shares to the Strategic Partner would cause the Company to own 10% or more of the Lessee. Thus, the Strategic Partner, for so long as it holds Units, will not be treated as constructively owning Common Shares. In addition, the Declaration of Trust prohibits a shareholder of the Company from acquiring or owning Common or Preferred Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a Related Party Tenant.

  A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Initial Hotels, or manage or operate the Initial Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. However, the Company may furnish or render a de minimis amount of "noncustomary services" to the tenants of an Initial Hotel other than through an independent contractor as long as the amount that the Company receives that is attributable to such services does not exceed 1% of its total receipts from the Initial Hotel. For that purpose, the amount attributable to the Company's noncustomary services will be deemed to be at least equal to 150% of the Company's cost of providing the services. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Partnership will not perform any noncustomary services for the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Initial Hotels and to manage or operate the Initial Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

  If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents from an Initial Hotel for a taxable year, the portion of the Rents that is attributable

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

to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rents attributable to personal property, plus any other non-qualifying income, during the taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services (other than certain de minimis services) to the tenants of the Initial Hotels, or manages or operates the Initial Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

  In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  The net income derived from any prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Initial Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company believes that no asset owned by the Company or the Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will be qualifying income for purposes of the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for an Initial Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

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

  It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or similar financial instrument to reduce its interest rate risk with respect to indebtedness incurred to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

  If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

 Asset Tests

  The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of the mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership, HHT Ltd., or any other qualified REIT subsidiary).

  For purposes of the asset tests, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership. The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it will not own any securities that do not satisfy the 75% asset test. In addition, the Company has represented that it will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

  If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the

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

Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

 Distribution Requirements

  The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements. The Company may elect to retain and pay income tax on its net long-term capital gains, as described in "--Taxation of Taxable U.S. Shareholders." Any such retained amount would be treated as having been distributed by the Company for purposes of the 4% excise tax described above.

  It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash available for distribution to shareholders than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional common or preferred shares.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

 Recordkeeping Requirement

  Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with such requirements.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (not including distributions designated as capital gain dividends or deemed distributions attributable to retained capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which
(A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as described in "--Capital Gains and Losses" (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be taxed as described in "--Capital Gains and Losses" assuming the Common Shares are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of Common Shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

  In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have

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

been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Shares may be disallowed if other Common Shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

  A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a dividend or distribution is taxable to its noncorporate stockholders at a 20%, 25% or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  Legislation is pending in the U.S. Congress that, if enacted, would provide a 20% long-term capital gains rate for sales and exchanges of capital assets held for more than one year.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  The Company will report to its U.S. shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and, according to Notice 98-16, will be effective for distributions made after December 31, 1999. See "Federal Income Tax Considerations--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of a pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and
(iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

  Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. (The Service has issued final regulations that modify the manner in which the Company complies with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.) Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  The Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the Common Shares will be publicly traded, no assurance can be given that the Company will be a "domestically controlled REIT." However, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of the Common Shares at all times during a specified testing period will not be subject to tax under FIRPTA if the Common Shares are "regularly traded" on an established securities market. If the gain on the sale of the Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations). Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

OTHER TAX CONSEQUENCES

  The Company, HHT Ltd., the Partnership, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

 Classification as a Partnership

  The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

  In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Partnership intends to be classified as a partnership and the Company has represented that the Partnership will not elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations.

  A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "--Requirements for Qualification--Income Tests." The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Partnership qualifies for the Private Placement Exclusion. However, if the Partnership were considered to be a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

  The Partnership has not requested, and does not intend to request, a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the closing of the Offering, Hunton & Williams will deliver its opinion that the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes, as described below. The opinion of Hunton & Williams will be based on existing law.

  If for any reason the Partnership was taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations-- Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification-- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIP AND ITS PARTNERS

  Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

  Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Partnership generally will elect to use the traditional method for allocating Code section 704(c) items with respect to the hotels it acquires in exchange for Units.

  Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

  If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

  Depreciation Deductions Available to the Partnership. Immediately after the Offering, the Company will make a cash contribution to the Partnership in exchange for a partnership interest in the Partnership. The Partnership's initial basis in the Initial Hotels for federal income tax purposes generally will be equal to the purchase price paid by the Partnership. The Partnership plans to depreciate such depreciable hotel property for federal income tax purposes under MACRS. Under MACRS, the Partnership generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Partnership generally will depreciate buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. To the extent that the Partnership acquires properties in exchange for Units in the future, the Partnership's initial basis in each property for federal income tax purposes should be the same as the transferor's basis in that property on the date of acquisition. Depending on the circumstances, the Partnership may be required to depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Initial Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions).

SALE OF THE COMPANY'S OR THE PARTNERSHIP'S PROPERTY

  Generally, any gain realized by the Company or the Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the Initial Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

  Any gain realized on the sale of any property held by the Company or the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations-- Requirements for Qualification--Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations-- Requirements For Qualification--Income Tests" above. The Company, however, does not presently intend to acquire or hold or to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Morgan Keegan & Company, Inc. ("Morgan Keegan"), Credit Lyonnais Securities (USA) Inc., Crowell, Weedon & Co., Interstate/Johnson Lane Corporation, Sutro & Co. Incorporated, Tucker Anthony Incorporated, and Wheat First Union, a division of Wheat First Securities, Inc. are acting as Representatives, has severally agreed to purchase from the Company, the respective number of Common Shares set forth opposite its name below.

      UNDERWRITER                                       NUMBER OF COMMON SHARES
      -----------                                       ------------------------
      Morgan Keegan & Company, Inc. ...................
      Credit Lyonnais Securities (USA) Inc. ...........
      Crowell, Weedon & Co. ...........................
      Interstate/Johnson Lane Corporation..............
      Sutro & Co. Incorporated.........................
      Tucker Anthony Incorporated......................
      Wheat First Securities, Inc. ....................
                                                               ----------
          Total........................................        12,500,000
                                                               ==========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Common Shares offered hereby, if any are taken.

  The Underwriters propose to offer the Common Shares in part directly to the public at the Offering Price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of
$   per share. The Underwriters may allow, and such dealers may allow, a
concession not in excess of $   per share to certain brokers and dealers.
After the Common Shares are released for sale to the public, the Offering Price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,875,000 Common Shares, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Common Shares to be purchased by each of them, as shown in the table above, bears to the 12,500,000 Common Shares.

  The Company and its officers and Trustees have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of any Common Shares or any securities of the Company (other than, with respect to the Company, pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the Common Shares or which are convertible or exchangeable into securities which are substantially similar to the Common Shares without the prior consent of Morgan Keegan.

  The Representatives have informed the Company that the Underwriters do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of Common Shares offered by them.

  Prior to this Offering, there has been no public market for the Common Shares. The Offering Price of the Common Shares will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the Offering Price of the Common Shares, in addition to prevailing market conditions, will be dividend yields and certain financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the expected operations of the Company, the current state of the hotel industry and an assessment of the Company's management.

  To facilitate the Offering of the Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares. Specifically, the Underwriters may over-allot Common Shares in connection with the Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. Any of these activities may maintain the market price of the Common Shares at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the syndicate of Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company has been advised by the Representatives that each presently intends to make a market in the Common Shares offered hereby; however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time. There can be no assurance that an active public market for the Common Shares will develop and continue after the Offering.

  The Company has agreed to pay Morgan Keegan in its individual capacity, a financial advisory fee equal to $637,500 in connection with the Offering. Such fee will be payable upon consummation of the closing of the Offering. In addition, Morgan Keegan has a right of refusal to lead manage any offering of the Company's securities initiated within 18 months of the closing of this Offering.

  John W. Stokes, Jr., who will be a Trustee of the Company upon completion of the Formation Transactions, is the Vice Chairman of Morgan Keegan and is a director of Morgan Keegan, Inc., a NYSE listed company and the parent company of Morgan Keegan.

  An affiliate of Credit Lyonnais Securities (USA), Inc., one of the Representatives, made a $75 million mortgage loan to the seller of the Initial Fairfield Inns. Upon the completion of the Company's acquisition of the Initial Fairfield Inns using the proceeds of the Offering, the seller of the Initial Fairfield Inns will repay the outstanding balance of such mortgage loan (approximately $69 million as of June 30, 1998).

  Morgan Keegan has advised the NYSE that the Underwriters will undertake to distribute the Common Shares such that the Company will have not less than 2,000 shareholders, each holding not less than 100 Common Shares.

                                    EXPERTS

  The balance sheet of Hudson Hotels Trust as of May 12, 1998 included in this Prospectus and the Combined Financial Statements of the Other Initial Hotels as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and the related financial statement schedule have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that Firm as experts in accounting and auditing.

  The financial statements and schedule included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                            REPORTS TO SHAREHOLDERS

  The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

  The validity of the Common Shares offered hereby will be passed upon for the Company by Hunton & Williams. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Hunton & Williams. The validity of the Common Shares offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia. Hunton & Williams and King & Spalding will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to certain matters of Maryland law.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules. The Strategic Partner is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC.

  The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Commission and the reports, proxy and information statements and other information filed by the Strategic Partner with the SEC can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company, the Strategic Partner and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

                                   GLOSSARY

  Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

  "ACMs" means asbestos-containing materials.

  "Acquisition Committee" means the Acquisition Committee of the Board of Trustees.

  "ADA" means Americans with Disabilities Act of 1990.

  "Administrator" means the Board of Trustees, the Compensation Committee, or the Board's delegate, as appropriate.

  "ADR" means average daily room rate.

  "ADS" means the alternative depreciation system of depreciation.

  "Affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

  "Audit Committee" means the Audit Committee of the Board of Trustees.

  "Base Rent" means the fixed obligation of the Lessee to pay a sum certain in monthly rent under each of the Percentage Leases.

  "Beneficiary" means the beneficiary of a Trust.

  "Board of Trustees" means the Board of Trustees of the Company.

  "Bylaws" means the Bylaws of the Company.

  "Capital America" means The Capital Company of America LLC.

  "Choice" means Choice Hotels International, Inc.

  "CMBS Debt" means the collateralized mortgage backed securities financing currently encumbering the Option Hotels.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Shares" means the Company's common shares of beneficial interest, par value $.01 per share.

  "Company" means Hudson Hotels Trust, a Maryland real estate investment trust.

  "Company Expenses" means the administrative costs and expenses of the Company.

  "Compensation Committee" means the Compensation Committee of the Board of Trustees.

  "Control Shares" means voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

  "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  "Credit Facility" means a combination of the $100 million Line of Credit and the $25 to $50 million Permanent Financing for which the Company has a commitment letter from Capital America.

  "CPI" means the United States Consumer Price Index.

  "Debt Policy" means the Board of Trustees' policy to limit the consolidated indebtedness of the Company to approximately 50% of the Company's investment in hotel properties, valued at undepreciated total cost. However, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur, and the Company's Board of Trustees may modify the Debt Policy at any time without the approval of the shareholders.

  "Declaration of Trust" means the Declaration of Trust of the Company.

  "Eligible Vesting Date" means December 31 for each year from 1999 to 2002 on which certain options granted to the Company's executive officers may vest.

  "Eligible Options" means the options granted to certain of the Company's executive officers that are eligible for vesting on December 31 for each year from 1999 to 2002.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exempt Organizations" means entities that generally are exempt from federal income tax (other than the tax on unrelated business taxable income under Section 511 of the Code).

  "FF&E" means furniture, fixtures and equipment.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

  "Formation Transactions" means the principal transactions in connection with the formation of the Company as a REIT and the acquisition of the Initial Hotels by the Company or the Partnership.

  "Founding Trustee" means a Trustee who is a member of the Board of Trustees on the effective date of the Offering.

  "Funds From Operations" or "FFO" means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

  "HHT Ltd" means HHT, Ltd. Inc. a wholly owned subsidiary of Hudson Hotels
Trust.

  "Holding Period" means two years following the date of grant of an option and one year following the date of exercise of the option, as that term is used in "Management and Trustees--1998 Share Incentive Plan."

  "Holiday" means Holiday Hospitality Franchising, Inc.

  "Independent Trustee" means a Trustee of the Company who is not, and who within the last two years has not been, (i) an officer, director or employee of the Company, the Strategic Partner or an Affiliate of the Company or (ii) an owner of greater than a 10% interest in the Strategic Partner or any affiliate of the Company.

  "Initial Fairfield Inns" means the 26 Fairfield Inn(R) by Marriott hotels the Company will own upon completion of the Formation Transactions.

  "Initial Hotels" means the 29 hotel properties to be acquired by the Company in the Formation Transactions as described herein.

  "ISO" means an incentive share option under Section 422 of the Code.

  "Joint Venture Agreement" means the 1995 Joint Venture Agreement between the Strategic Partner and U.S. Franchise Systems, Inc.

  "Lessee" means HHC Management Corp., a New York corporation, which will lease the Initial Hotels from the Company pursuant to the Percentage Leases. The Lessee is also referred to herein as a wholly-owned subsidiary of the Strategic Partner.

  "LIBOR" means the London Interbank Offered Rate.

  "Limited Partners" means the limited partners of the Partnership.

  "Line of Credit" means a $100 million line of credit facility for which the Company has a commitment letter from Capital America.

  "MACRS" means modified accelerated cost recovery system of depreciation.

  "Marriott" means Marriott International, Inc.

  "Maryland REIT Law" means Title 8 of the Maryland General Corporation Law.

  "MGCL" means the Maryland General Corporation Law.

  "Morgan Keegan" means the Morgan Keegan & Company, Inc.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.

  "NYSE" means the New York Stock Exchange.

  "Offering" means the offering of Common Shares hereby.

  "Offering Price" means the initial public offering price of the Common Shares offered hereby of $10.00 per share.

  "Option Hotels" means the 25 existing hotels currently owned by the Strategic Partner.

  "Other Initial Hotels" means the three Initial Hotels operated as a Hampton Inn, a Comfort Suites and a Holiday Inn.

  "Ownership Limit" means the direct or indirect ownership of more than 9.9% of the number of outstanding Common Shares or the number of outstanding Preferred Shares of any series of the Company.

  "Participants" means the individuals who will participate in the Share Incentive Plan.

  "Partnership" means Hudson Hotels Limited Partnership, L.P., a limited partnership organized under the laws of the State of Virginia.

  "Partnership Agreement" means the partnership agreement of the Partnership as amended and restated.

  "Percentage Leases" mean the operating leases between the Lessee and the Partnership pursuant to which the Lessee will lease the Initial Hotels from the Partnership.

  "Percentage Rent" means rent based on percentages of revenue payable by the Lessee pursuant to the Percentage Leases.

  "Permanent Financing" means the Company's $50-75 million long term credit facility for which the Company has a commitment letter from Capital America.

  "PIPs" means property improvement programs that may be required by the various franchisors of the Initial Hotels.

  "Preferred Shares" means the preferred shares of beneficial interest, par value $.01 per share, of the Company.

  "Pre-Offering Debt" means the Company's loans from two individuals in an aggregate amount of $4 million, which accrues interest at a rate of 12% per annum, which debt was incurred in May 1998 and will be paid in full with the proceeds of the Offering.

  "Prohibited Owner" means the record holder of Common or Preferred Shares that are designated as Shares-in-Trust.

  "Promus" means Promus Hotels, Inc.

  "Record Holder" means the Prohibited Owner.

  "Redemption Right" means the right of the persons receiving Units in the Formation Transactions to cause the redemption of Units in exchange for Common Shares of the Company or, at the option of the Company, cash.

  "Redemption rights" means the rights the limited partners of the Partnership (other than HHT Ltd.) will have to cause the Partnership to redeem their interests in the Partnership in exchange for cash or, at the option of the Company, Common Shares on a one-for-one basis.

  "REIT" means real estate investment trust.

  "Rent Break Points" means the dollar amounts of room revenue at which a percentage of room revenues begins to be paid to the Partnership as Percentage Rent and at which the percent of room revenue paid as percentage rent changes, as the case may be.

  "Representatives" means Morgan Keegan & Company, Inc., Credit Lyonnais Securities (USA) Inc., Crowell, Weedon & Co., Interstate/Johnson Lane Corporation, Sutro & Co. Incorporated, Tucker Anthony Incorporated and Wheat First Union.

  "REVPAR" means revenue per available room, determined by dividing room revenue by available rooms.

  "Rule 144" means the rule promulgated under the Securities Act that permits holders of restricted securities as well as Affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

  "Sands Partnership" means the partnership in which Richard Sands, who will become a Trustee of the Company upon completion of the Offering, is a general partner. The Sands Partnership loaned the Company approximately $2 million of the Pre-Offering Debt.

  "SEC" means the United States Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Service" means the U.S. Internal Revenue Service.

  "Share Incentive Plan" means the plan for the purpose of attracting and retaining executive officers and employees.

  "Shares-in-Trust" means Common Shares or Preferred Shares transferred automatically to the Trust as a result of a purported transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Code.

  "Strategic Alliance" means the strategic alliance agreement between the Company and the Strategic Partner.

  "Strategic Partner" means Hudson Hotels Corporation, a New York corporation.

  "Strategic Partner Loan" means the Company's indebtedness to the Strategic Partner in the amount of $1.2 million, which debt was incurred to fund certain deposits in connection with the acquisition of the Initial Hotels.

  "Treasury Regulations" means the income tax regulations promulgated under the Code.

  "Trust" means the trust into which the Shares-in-Trust are transferred.

  "Trustee" means a member of the Board of Trustees.

  "Trustees Plan" means the plan adopted by the Board of Trustees to attract and retain Independent Trustees.

  "Underwriters" means the Underwriters named in this Prospectus.

  "Underwriting Agreement" means the underwriting agreement between the Company and the Representatives pursuant to which the Shares will be sold.

  "Units" means units of partnership interest in the Partnership.

  "Voting Shares" means, at any time, all of the then outstanding shares of beneficial interest of the Company entitled to vote generally in the election of trustees.

    INDEX TO PRO FORMA CONDENSED COMBINED AND COMBINED FINANCIAL STATEMENTS

                                                                        PAGE(S)
                                                                        -------
HUDSON HOTELS TRUST:
  Pro Forma Condensed Statements of Operations for the Year Ended
   December 31, 1997 and the Three Months Ended March 31, 1997 and
   1998................................................................   F-2
  Pro Forma Condensed Combined Balance Sheet as of March 31, 1998......   F-3
  Notes to Balance Sheet...............................................   F-4
COMBINED INITIAL HOTELS:
  Pro Forma Condensed Combined Statement of Operations for the Year
   Ended December 31, 1997, and the Three Months Ended March 31, 1998
   and 1997............................................................   F-5
  Pro Forma Condensed Combined Statement of Operations for the Year
   Ended December 31, 1997 and the Three Months Ended March 31, 1997...   F-6
  Pro Forma Condensed Combined Statement of Operations for the Three
   Months Ended March 31, 1998.........................................   F-7
HUDSON HOTELS TRUST:
  Report of Independent Accountants....................................   F-8
  Balance Sheet as of May 12, 1998.....................................   F-9
  Notes to Balance Sheet...............................................  F-10
OTHER INITIAL HOTELS COMBINED FINANCIAL STATEMENTS:
  Report of Independent Accountants....................................  F-11
  Combined Balance Sheets as of December 31, 1996 and 1997.............  F-12
  Combined Statements of Operations and Accumulated Deficit for the
   Years Ended December 31, 1995, 1996 and 1997........................  F-13
  Combined Statements of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997.................................................  F-14
  Notes to Combined Financial Statements...............................  F-15
  Schedule III--Real Estate and Accumulated Depreciation...............  F-17
MFI PARTNERS, LIMITED PARTNERSHIP:
  Report of Independent Public Accountants.............................  F-18
  Balance Sheets as of December 31, 1996, and 1997.....................  F-19
  Balance Sheets as of December 31, 1996, and 1997.....................  F-20
  Statements of Operations for the Years Ended December 31, 1995, 1996
   and 1997............................................................  F-21
  Statements of Changes in Partners' Capital for the Years Ending
   December 31, 1995, 1996 and 1997....................................  F-22
  Statements of Cash Flows.............................................  F-23
  Notes to Financial Statements........................................  F-24
  Schedule III--Real Estate and Accumulated Depreciation...............  F-30

                              HUDSON HOTELS TRUST

                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

   YEAR ENDED DECEMBER 31, 1997, THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                           (UNAUDITED, IN THOUSANDS)

  The following unaudited Pro Forma Condensed Statements of Operations of Hudson Hotels Trust are presented as if the consummation of the Formation Transactions had occurred at the beginning of the periods presented. Such pro forma information is based in part upon the pro forma Condensed Combined Statements of Operations of the Combined Initial Hotels and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds". Such information should be read in conjunction with the Pro Forma Condensed Combined Statements of Operations of the Combined Initial Hotels and the Financial Statements and notes thereto of MFI Partners, Limited Partnership, and the Financial Statements and notes thereto of the Other Initial Hotels included at Pages F-11 through F-18 of this Prospectus.

  In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

  The following unaudited Pro Forma Condensed Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods.

                              PRO FORMA         PRO FORMA          PRO FORMA
                             YEAR ENDED     THREE MONTHS ENDED THREE MONTHS ENDED
                          DECEMBER 31, 1997   MARCH 31, 1997     MARCH 31, 1998
                          ----------------- ------------------ ------------------
Operating Data(1):
  Percentage lease
   revenue(2)............      $22,869            $5,236             $5,540
  Depreciation and
   amortization(3).......        5,341             1,335              1,335
  Real Estate and
   personal property
   taxes
   and insurance(4)......        2,646               662                628
  General and
   administrative(5).....          600               150                150
  Interest expense(6)....        3,193               798                798
  Ground lease...........          323                81                 81
  Minority interest......           54                11                 13
                               -------            ------             ------
    Net income applicable
     to
     common shareholders..     $10,712            $2,199             $2,535
                               =======            ======             ======
    Net income per common
     share(7)............      $  0.85            $ 0.18             $ 0.20
                               =======            ======             ======

--------
(1) The pro forma financial statements do not include a material non-recurring charge of $850 paid to the Strategic Partner to cover expenses incurred by the Strategic Partner in connection with the Pre-Offering Debt. The Company intends that such payment will be repaid and expensed out of Offering proceeds.
(2) Represents lease payments from the Lessee to the Company and is calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels for the period indicated.
(3) Represents depreciation on the Initial Hotels, amortization of capitalized franchise fees and amortization of stock compensation expense. Depreciation is computed based upon estimated useful lives of 39.5 and 7 years for buildings and improvements and furniture and equipment, respectively. Franchise fees are amortized over 10 years. Stock compensation is amortized over the five year vesting period. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.
(4) Represents real estate and personal property taxes and casualty insurance to be paid by the Company.
(5) Estimated at $150,000 per quarter for compensation, legal, audit and other expenses.
(6) Reflects the interest rate on the line of credit based on an assumed rate of 7.5% for each period presented.
(7) Pro forma earnings per Common Share is computed by dividing net income applicable to the holders of Common Shares by the pro forma weighted average number of Common Shares outstanding. The exchange of Units for Common Shares will have no effect on diluted pro forma earnings per Common Share as Unit holders and Shareholders effectively share equally in the net income of the Partnership.

                              HUDSON HOTELS TRUST

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                MARCH 31, 1998
                   (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

  The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the consummation of the Formation Transactions had occurred on March 31, 1998. Such pro forma information is based upon the combined balance sheets of MFI Partners, Limited Partnership and the Other Initial Hotels, which will be collectively referred to as "Initial Hotels", as adjusted for assets not acquired and liabilities not assumed and the application of the net proceeds of the Offering and Private Placement as set forth under the caption "Use of Proceeds". Such information should be read in conjunction with the Combined Financial Statements of the Initial Hotels and the Notes thereto included at pages F-11 through F-31 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made. The following unaudited Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1998, nor does it purport to represent the future financial position of the Company.

                           MFI PARTNERS    OTHER
                             LIMITED      INITIAL   COMBINED   PRO FORMA
                          PARTNERSHIP(A) HOTELS(B) HISTORICAL ADJUSTMENTS    PRO FORMA
                          -------------- --------- ---------- -----------    ---------
         ASSETS
Investments in hotel
 properties, at cost....     $126,020     $13,477   $139,497   $ 16,273 (C)  $155,770
Less accumulated
 depreciation...........      (16,239)     (5,227)   (21,466)    21,466
                             --------     -------   --------                 --------
Investments in hotel
 properties.............      109,781       8,250    118,031                  155,770
Cash and cash
 equivalents............        3,943         439      4,382     (3,320)(D)     1,062
Accounts receivable.....          731         279      1,010     (1,010)(F)
Deferred expenses.......        2,870         162      3,032     (2,459)(E)       573
Prepaid and other
 assets.................          225         303        528       (528)(F)
                             --------     -------   --------                 --------
    Total Assets........     $117,550     $ 9,433   $126,983                 $157,405
                             ========     =======   ========                 ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
        (DEFICIT)
Debt....................     $ 98,276     $ 6,697   $104,973   $(62,398)(G)  $ 42,575
Accounts payable, trade
 and other liabilities..        4,452       3,974      8,426     (8,426)(H)
                                                                    300 (E)       300
Minority interest.......                                            630 (L)       630
Shareholders' equity
 (deficit):
  Common stock..........                                            126 (I)       126
  Additional paid-in
   capital..............                                        115,214 (J)   115,214
  Unamortized stock
   compensation.........                                           (590)(M)      (590)
  Retained earning
   (deficit)............       14,822      (1,238)    13,584    (14,434)(K)      (850)
                             --------     -------   --------                 --------
    Total shareholders'
     equity (deficit)...       14,822      (1,238)    13,584                  113,900
                             --------     -------   --------                 --------
Total Liabilities and
 Shareholders' Equity...     $117,550     $ 9,433   $126,983                 $157,405
                             ========     =======   ========                 ========

         See Notes to the Pro Forma Condensed Combined Balance Sheet.

                              HUDSON HOTELS TRUST

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) Reflects the MFI Partners historical combined balance sheet at March 31, 1998.

(B) Reflects the Other Initial Hotels' historical combined balance sheet at March 31, 1998.

(C) Increase reflects the basis increase resulting from the purchase of the Initial Hotels for (i) $155.1 million cash (exclusive of the $630,000 in option payments paid by the Strategic Partner for the Other Initial Hotels) and (ii) 67,742 Units issued to the Strategic Partner in exchange for the assignment to the Company of an option to purchase the Initial Hotels for $630,000.

(D) Net decrease reflects the following proposed transactions:

                                                                (IN THOUSANDS)
   Proceeds of the offering....................................   $ 125,000
   Proceeds from Credit Facility...............................      42,575
   Proceeds from Pre-Offering Debt.............................       4,000
   Advance from Strategic Partner..............................       1,200
   Expenses of the Offering....................................     (10,250)
   Payments to acquire the Initial Hotels......................    (155,140)
   Payment of franchise fees for the Initial Hotels............        (273)
   Repayment of Pre-Offering Debt..............................      (4,000)
   Reimbursement to the Strategic Partner for deposit on
    Initial Hotels.............................................      (1,200)
   Payment to the Strategic Partner related to warrants issued by the Strategic Partner in connection with Pre-Offering
    Debt.......................................................        (850)
   Cash and cash equivalents not being purchased...............      (4,382)
                                                                  ---------
                                                                  $  (3,320)
                                                                  =========

(E) Net decrease represents cash paid for the transfer of franchises for the Initial Hotels ($273,000) plus an additional $300,000 to be paid over the next two years less the deferred expenses not being acquired.

(F) Decrease reflects assets of the Initial Hotels which are not being purchased.

(G) Net decrease represents the difference between the Company's $42,575 indebtedness under the Credit Facility used for the acquisition of the Initial Hotels less the $104,973 long-term debt of the Initial Hotels not assumed.

(H) Decrease reflects liabilities of the Initial Hotels which are not being assumed.

(I) Increase represents the par value of Common Shares expected to be sold in the Offering (12,500,000 shares), and Common Shares issued to officers and Trustees (59,000 shares). The 100 Common Shares issued upon incorporation will be redeemed from the Offering proceeds and are netted in this presentation.

(J) Net increase reflects the proceeds of the Offering ($125 million), less the par value of the Common Shares issued ($126) and the estimated expenses of the Offering ($10.2 million), plus $590,000 related to 59,000 shares of Common Shares granted to officers and Trustees.

(K) Represents the elimination of the net deficit of the Initial Hotels and the $850,000 payment to the Strategic Partner related to warrant issued by the Strategic Partner in connection with the Pre-Offering Debt.

(L) Represents an adjustment to arrive at the interest in the partnership that will not be owned by the Company as a result of issuing 67,742 units to the Strategic Partner in exchange for the assignment to the Company of an option to purchase the Initial Hotels $630,000.

(M) Represents 59,000 Common Shares granted to officers and Trustees which will be amortized over the five year vesting period.

                            COMBINED INITIAL HOTELS

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1997, AND THE THREE MONTHS ENDED MARCH 31, 1998 AND
                                     1997

  The following unaudited Pro Forma Condensed Combined Statements of Operations are intended to represent the proforma operations of the lessee as if the completion of the Formation Transactions had occurred at the beginning of the periods presented. Such pro forma information is based upon the combined statements of operations of the Initial Hotels and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds". Such information should be read in conjunction with the Financial Statements and Notes thereto of MFI Partners, Limited Partnership, and the Other Initial Hotels included at pages F-11 through F-30 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions have been made.

  The following unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what actual results of operations of the Combined Initial Hotels would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods.

                            COMBINED INITIAL HOTELS

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                           (UNAUDITED, IN THOUSANDS)

                                         OTHER
                                        INITIAL   COMBINED   PRO FORMA
                         MFI HOTELS(A) HOTELS(B) HISTORICAL ADJUSTMENTS   PRO FORMA
                         ------------- --------- ---------- -----------   ---------
Revenues:
  Room revenue..........    $44,880     $8,033    $52,913                  $52,913
  Other revenue.........      2,108      1,314      3,422                    3,422
                            -------     ------    -------                  -------
    Total revenue.......     46,988      9,347     56,335                   56,335
                            -------     ------    -------                  -------
Expenses:
  Property operating
   costs and expenses...     14,268      2,794     17,062                   17,062
  General and
   administrative.......      6,867        888      7,755     (2,227)(C)     5,528
  Franchise costs.......      2,914        674      3,588                    3,588
  Advertising and
   promotion............        538        214        752                      752
  Utilities.............      2,407        533      2,940                    2,940
  Repairs and
   maintenance..........      3,310        509      3,819                    3,819
  Real estate, personal
   property taxes
   and insurance........      2,271        350      2,621     (2,621)(D)
  Interest expense......      9,026        892      9,918     (9,918)(E)
  Depreciation and
   amortization.........      5,202        768      5,970     (5,970)(F)
  Other.................        521        137        658       (435)(D)       223
  Percentage lease
   payments.............                                      22,869 (G)    22,869
                            -------     ------    -------                  -------
Hotel operating income
 (loss).................    $  (336)    $1,588    $ 1,252                  $  (446)
                            =======     ======    =======                  =======

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                           (UNAUDITED, IN THOUSANDS)

                                         OTHER
                                        INITIAL   COMBINED   PRO FORMA
                         MFI HOTELS(A) HOTELS(B) HISTORICAL ADJUSTMENTS   PRO FORMA
                         ------------- --------- ---------- -----------   ---------
Revenues:
  Room revenue..........    $10,024     $1,736    $11,760                  $11,760
  Other revenue.........        510        340        850                      850
                            -------     ------    -------                  -------
    Total revenue.......     10,534      2,076     12,610                   12,610
                            -------     ------    -------                  -------
Expenses:
  Property operating
   costs and expenses...      3,211        651      3,862                    3,862
  General and
   administrative.......      1,692        190      1,882       (460)(C)     1,422
  Franchise costs.......        651        150        801                      801
  Advertising and
   promotion............        147         95        242                      242
  Utilities.............        672        146        818                      818
  Repairs and
   maintenance..........        559        110        669                      669
  Real estate, personal
   property taxes
   and insurance........        580         86        666       (666)(D)
  Interest expense......      2,285        266      2,551     (2,551)(E)
  Depreciation and
   amortization.........      1,214        189      1,403     (1,403)(F)
  Other.................        100         43        143        (92)(D)        51
  Percentage lease
   payments.............                                       5,236 (G)     5,236
                            -------     ------    -------                  -------
Hotel operating income
 (loss).................    $  (577)    $  150    $  (427)                 $  (491)
                            =======     ======    =======                  =======

                            COMBINED INITIAL HOTELS

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                           (UNAUDITED, IN THOUSANDS)

                                         OTHER
                                        INITIAL   COMBINED   PRO FORMA
                         MFI HOTELS(A) HOTELS(B) HISTORICAL ADJUSTMENTS   PRO FORMA
                         ------------- --------- ---------- -----------   ---------
Revenues:
  Room revenue..........    $10,698     $1,738    $12,436                  $12,436
  Other revenue.........        543        346        889                      889
                            -------     ------    -------                  -------
    Total revenue.......     11,241      2,084     13,325                   13,325
                            -------     ------    -------                  -------
Expenses:
  Property operating
   costs and expenses...      3,571        736      4,307                    4,307
  General and
   administrative.......      1,574        182      1,756       (337)(C)     1,419
  Franchise costs.......        695        146        841                      841
  Advertising and
   promotion............        155         41        196                      196
  Utilities.............        648        132        780                      780
  Repairs and
   maintenance..........        621         76        697                      697
  Real estate, personal
   property taxes
   and insurance........        574         87        661       (661)(D)
  Interest expense......      2,095        180      2,275     (2,275)(E)
  Depreciation and
   amortization.........      1,334        189      1,523     (1,523)(F)
  Other.................        199         44        243        (92)(D)       151
  Percentage lease
   payments.............                                       5,540 (G)     5,540
                            -------     ------    -------                  -------
Hotel operating income
 (loss).................    $  (225)    $  271    $    46                  $  (606)
                            =======     ======    =======                  =======

--------
(A) Reflects the MFI Partners historical statements of operations for the periods presented.
(B) Reflects the Other Initial Hotels' historical combined statements of operations for the periods presented.
(C) Reflects the elimination of management fees for contracts that terminate upon sale of the hotels to the Company.
(D) Reflects real estate and personal property taxes, property and casualty insurance and ground rents to be paid by the Partnership.
(E) Decrease reflects reduction of interest expenses due to the debt not being assumed by the Company.
(F) Reflects elimination of depreciation and amortization expense which is to be expensed by the Partnership.
(G) Represents lease payment calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the Initial Hotels. Due to the seasonality of the hotel business and the Percentage Rent provisions of the Percentage Leases, pro forma results for the three months are not indicative of the pro forma results for the full year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Hudson Hotels Trust

  We have audited the accompanying balance sheet of Hudson Hotels Trust as of May 12, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hudson Hotels Trust, as of May 12, 1998 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Rochester, New York
May 12, 1998

                              HUDSON HOTELS TRUST

                                  MAY 12, 1998

                                 BALANCE SHEET

                                       ASSETS
      Cash.............................................................  $1,000
                                                                         ======
                                SHAREHOLDERS' EQUITY
      Preferred stock, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding...................................
      Common stock, $.01 par value, 100,000,000 shares authorized, 100
       shares issued and outstanding...................................  $    1
      Additional paid in capital.......................................     999
                                                                         ------
        Total Shareholders' Equity.....................................  $1,000
                                                                         ======

    The accompanying notes are an integral part of this financial statement.

                              HUDSON HOTELS TRUST

                            NOTES TO BALANCE SHEET

1. ORGANIZATION AND BASIS OF FINANCIAL PRESENTATION

  Hudson Hotels Trust (the "Company") is a recently organized Maryland real estate investment trust which has been established to acquire equity interests in existing hotel properties and to own a 1% general partnership interest and 98.5% limited partnership interest in Hudson Hotels Limited Partnership, L.P. (the "Partnership"). Upon consummation of the proposed initial public offering ("Offering"), twenty-nine hotel properties will be acquired from unrelated third parties (the "Initial Hotels") for cash and the use of an acquisition line of credit.

  The Company expects to file its registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 12,500,000 shares of its common stock to the public. The Partnership also intends to issue 67,742 units to Hudson Hotels Corporation ("the Strategic Partner") in connection with the transfer to the Company of an option to acquire three of the initial hotels. The Company expects to qualify as a real estate investment trust under sections 856-860 of the Internal Revenue Code. Upon consummation of the Offering and Private Placement, the Company will contribute all of the net proceeds of the Offering to the Partnership in exchange for an approximately 1% general partnership interest and a 98.5% limited partnership interest in the Partnership. The Partnership will use such funds to acquire the Initial Hotels and for working capital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Distributions

  The Company intends to make regular quarterly distributions which are dependent upon receipt of distributions from the Partnership.

3. COMMITMENTS

  In conjunction with the aforementioned Offering and Private Placement, the Partnership will enter into purchase and sale agreements for the Initial Hotels. The Company will enter into a strategic alliance for management services to be provided to the Company by the Strategic Partner.

  The Company will also issue 59,000 restricted shares to its five officers and to its four initial independent directors in lieu of director fees. All shares will vest over a five year period beginning in 1998; the shares are subject to forfeiture if an officer or director does not remain an officer or director of the Company for the specified vesting period.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Hudson Hotels Trust

  We have audited the accompanying combined balance sheets of the Other Initial Hotels (described in Note 1) as of December 31, 1996 and 1997, and the related combined statements of operations and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule include on page F-17 of this Prospectus. These combined financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Other Initial Hotels as of December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relationship to the basic financial statements taken as a whole, represent fairly, in all material respects, the information required to be included therein.

                                                /s/ Coopers & Lybrand LLP

Rochester, New York
May 11, 1998

                              OTHER INITIAL HOTELS

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                          1996         1997
                                                       -----------  -----------
                        ASSETS
Investment in hotel property:
  Land................................................ $ 1,625,942  $ 1,625,942
  Buildings...........................................   7,448,539    7,490,297
  Furniture and equipment.............................   4,104,251    4,427,995
                                                       -----------  -----------
                                                        13,178,732   13,544,234
    Accumulated depreciation..........................   4,331,992    5,060,782
                                                       -----------  -----------
                                                         8,846,740    8,483,452
Cash..................................................     346,440      401,359
Accounts receivable, net..............................     212,312      226,964
Inventory.............................................      25,889       28,713
Prepaid expenses......................................      44,756       56,631
Other assets, net.....................................     308,240      187,878
                                                       -----------  -----------
    Total assets...................................... $ 9,784,377  $ 9,384,997
                                                       ===========  ===========
        LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Mortgages payable................................... $ 7,148,225  $ 6,772,618
  Notes payable related parties.......................   3,892,589    3,553,248
  Accounts payable....................................     145,986      245,418
  Accrued liabilities.................................     474,033      322,217
                                                       -----------  -----------
    Total liabilities.................................  11,660,833   10,893,501
Shareholders' deficit:
  Common stock........................................         100          100
  Accumulated deficit.................................  (1,118,556)    (530,431)
  Notes receivable shareholders'......................    (758,000)    (978,173)
                                                       -----------  -----------
Total shareholders' deficit...........................  (1,876,456)  (1,508,504)
                                                       -----------  -----------
    Total liabilities and shareholders' deficit....... $ 9,784,377  $ 9,384,997
                                                       ===========  ===========

     The accompanying notes are an integral part of the combined financial statements.

                              OTHER INITIAL HOTELS

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
Revenues:
  Room revenues.........................  $ 6,507,426  $ 7,649,374  $ 8,032,906
  Other revenues........................    1,386,255    1,340,288    1,314,156
                                          -----------  -----------  -----------
    Total revenues......................    7,893,681    8,989,662    9,347,062
                                          -----------  -----------  -----------
Expenses:
  Property operating costs and
   expenses.............................    2,590,427    2,776,008    2,794,274
  General and administrative............      857,494      914,340      887,774
  Franchise costs.......................      346,871      419,455      673,778
  Advertising and promotions............      380,531      397,273      213,748
  Utilities.............................      481,363      533,451      533,191
  Repairs and maintenance...............      501,417      581,550      509,156
  Real estate, property taxes and
   insurance............................      217,915      352,541      350,167
  Interest expense, net.................    1,176,349    1,069,745      891,850
  Depreciation and amortization.........      833,479      991,865      767,978
  Other.................................      214,733      149,935      137,021
                                          -----------  -----------  -----------
    Total expenses......................    7,600,579    8,186,163    7,758,937
                                          -----------  -----------  -----------
Net income..............................      293,102      803,499    1,588,125
Accumulated deficit--beginning of year..   (2,515,157)  (1,922,055)  (1,118,556)
Contributions...........................      300,000
Distributions...........................                             (1,000,000)
                                          -----------  -----------  -----------
Accumulated deficit--end of year........  $(1,922,055) $(1,118,556) $  (530,431)
                                          ===========  ===========  ===========

     The accompanying notes are an integral part of the combined financial statements.

                              OTHER INITIAL HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            1995         1996         1997
                                         -----------  -----------  -----------
Cash flows from operating activities:
  Net income............................ $   293,102  $   803,499  $ 1,588,125
                                         -----------  -----------  -----------
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization.......     833,479      991,865      767,978
    Changes in assets and liabilities:
      (Increase) decrease in assets:
        Accounts receivable, net........     (55,269)      52,014      (14,652)
        Prepaid expenses................     (52,116)      20,844      (11,875)
        Inventory.......................         389       (1,553)      (2,824)
        Other assets....................     115,764                    81,174
      Increase (decrease) in
       liabilities:
        Accounts payable................       7,266     (139,031)      99,432
        Accrued liabilities.............     (77,651)     191,589     (151,816)
        Unpaid interest--related
         parties, net...................     553,629      337,827      123,376
                                         -----------  -----------  -----------
      Total adjustments.................   1,325,491    1,453,555      890,793
                                         -----------  -----------  -----------
        Net cash provided by operating
         activities.....................   1,618,593    2,257,054    2,478,918
                                         -----------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures..................  (3,052,486)    (133,430)    (365,502)
  Proceeds from the sale of land........                   70,309
                                         -----------  -----------  -----------
        Net cash used in investing
         activities.....................  (3,052,486)     (63,121)    (365,502)
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from mortgages...............   4,686,674
  Payments on mortgages.................    (285,669)    (330,830)    (375,607)
  Payments on notes.....................  (2,736,570)  (1,800,512)    (682,890)
  Acquisition of intangibles............    (117,963)
  Distributions.........................                            (1,000,000)
                                         -----------  -----------  -----------
        Net cash provided by (used in)
         financing activities...........   1,546,472   (2,131,342)  (2,058,497)
                                         -----------  -----------  -----------
Net increase in cash....................     112,579       62,591       54,919
Cash--beginning year....................     171,270      283,849      346,440
                                         -----------  -----------  -----------
Cash--end of year....................... $   283,849  $   346,440  $   401,359
                                         ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest............................ $   802,386  $   771,124  $   580,271
                                         ===========  ===========  ===========
    Income taxes........................ $       553  $       674  $       301
                                         ===========  ===========  ===========
Supplemental disclosures of noncash
 financing activities:
  Noncash capital contribution recorded
   as a due from affiliate.............. $   300,000
                                         ===========

     The accompanying notes are an integral part of the combined financial statements.

                             OTHER INITIAL HOTELS

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION, BASIS OF PRESENTATION AND PROPOSED INITIAL PUBLIC OFFERING

  Hudson Hotels Trust (the "Company") is a recently organized Maryland real estate investment trust which has been established to acquire equity interests in existing hotel properties and to own approximately a 99.5% interest in Hudson Hotels Limited Partnership, L.P. (the "Partnership"). Upon consummation of the proposed initial public offering ("Offering") a portion of the proceeds will be used to acquire three hotel properties (a Holiday Inn, a Comfort Suites and a Hampton Inn) from unrelated parties (the "Other Initial Hotels").

 Basis of Presentation

  The accompanying combined financial statements of the Other Initial Hotels have been presented on a combined basis due to common ownership and management. All significant intercompany balances and transactions have been eliminated.

 Proposed Initial Public Offering

  The Company expects to file its registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 12,500,000 shares of its common stock to the public. The Company expects to qualify as a real estate investment trust under sections 856-860 of the Internal Revenue Code. Upon consummation of the offering, the Company will contribute all of the net proceeds of the Offering to the Partnership in exchange for approximately a 99.5% interest in the Partnership. The Partnership will use such funds to acquire hotel properties, including the Other Initial Hotels, fund renovations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories, consisting predominately of room linens, food and beverage are stated at the lower of cost (first-in, first-out) or market.

 Investments in Hotel Properties

  The hotel properties are stated at cost. Depreciation is computed using the straight-line and accelerated methods based upon the following estimated useful lives:

   Building and improvements....................................... 39.5 Years
   Furniture and equipment......................................... 3 to 7 Years

  Properties are written down to net realizable value when management believes that the unamortized cost cannot be recovered through operations.

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulation of depreciation are removed from the accounts, and the gain or loss is included in operations.

 Other Assets

  Other assets primarily consist of franchise fees and deferred loan costs. Amortization is computed using the straight-line method based upon the terms of the franchise and loan agreements which range from 5 years to 10 years.

                             OTHER INITIAL HOTELS

 Income Taxes

  The Other Initial Hotels are S Corporations and are thus not subject to federal or state income taxes. Accordingly, no provision for federal and state income taxes has been made in these financial statements.

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MORTGAGES PAYABLE

  Mortgages payable consists of the following at December 31:

                                                            1996       1997
                                                         ---------- ----------
   Mortgage payable in monthly installments of $14,550
    plus interest at LIBOR plus 2.6% (8.38% at December
    31, 1997) through July 2002 when a balloon payment
    of $1,754,000 is due................................ $2,728,850 $2,554,250
   Mortgage payable in monthly installments of $46,158
    including interest at LIBOR plus 2.5% (8.94% at
    December 31, 1997) through May 2002 when a balloon
    payment of $3,206,721 is due........................  4,419,375  4,218,368
                                                         ---------- ----------
                                                         $7,148,225 $6,772,618
                                                         ========== ==========

  The mortgages are guaranteed by certain shareholders and related entities. Annual maturities for the mortgage payable subsequent to December 31, 1997 are as follows:

            1998.............................. $  373,893
            1999..............................    391,853
            2000..............................    411,432
            2001..............................    413,210
            2002..............................  5,182,230
                                               ----------
                                               $6,772,618
                                               ==========

4. COMMITMENTS

  One of the hotels is located on land owned by a related party. The related lease requires annual payments of $100,000, or 4%, of gross revenues, whichever is greater, and expires in 2014 with two 10 year renewal options. Rents paid amounted to $200,000, $103,563 and $110,619 for 1995, 1996, and
1997, respectively. The year ended 1995 included a catch up payment for the period prior to the hotels opening in 1995.

  The hotels are required to remit monthly royalty fees of 4% of gross room revenues, plus additional fees for marketing assessments and reservation fees to its franchisors based on franchise agreements which extend from ten to twenty years. These agreements contain restrictions on the transferability of the franchise subject to approval by the franchisor. Total payments were approximately $346,871, $419,455 and $673,778 for 1995, 1996 and 1997,
respectively.

                            ACQUISITION PROPERTIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                           COST CAPITALIZED      GROSS AMOUNTS OF WHICH
                                                            SUBSEQUENT TO         CARRIED AT CLOSE OF
                              INITIAL COST                   ACQUISITION                 PERIOD
                  ------------------------------------- ----------------------- ------------------------
                                          BUILDINGS AND           BUILDINGS AND            BUILDINGS AND
  DESCRIPTION     ENCUMBRANCES    LAND    IMPROVEMENTS    LAND    IMPROVEMENTS     LAND    IMPROVEMENTS   TOTAL(A)
  -----------     ------------ ---------- ------------- --------  ------------- ---------- ------------- ----------
Hampton Inn--
Buffalo, NY.....   $4,218,368  $  902,479  $2,715,670   $(46,537)   $ 12,881    $  855,942  $2,728,551   $3,584,493
Comfort Suites--
Buffalo, NY.....    2,554,250     600,000   2,628,759        --       27,916       600,000   2,656,675    3,256,675
Holiday Inn--
Cleveland, OH...                  170,000   1,530,000        --      575,071       170,000   2,105,071    2,275,071
                   ----------  ----------  ----------   --------    --------    ----------  ----------   ----------
                   $6,772,618  $1,672,479  $6,874,429   $(46,537)   $615,868    $1,625,942  $7,490,297   $9,116,239
                   ==========  ==========  ==========   ========    ========    ==========  ==========   ==========
                                                                           LIFE UPON
                                                                             WHICH
                                                                          DEPRECIATION
                    ACCUMULATED                                            IN LATEST
                   DEPRECIATION   NET BOOK VALUE                             INCOME
                   BUILDINGS AND  BUILDINGS AND    DATE OF      DATE OF   STATEMENT IS
  DESCRIPTION     IMPROVEMENTS(B)  IMPROVEMENTS  CONSTRUCTION ACQUISITION   COMPUTED
  -----------     --------------- -------------- ------------ ----------- ------------
Hampton Inn--
Buffalo, NY.....    $  202,832      $3,381,661       1994                     39.5
Comfort Suites--
Buffalo, NY.....       652,683       2,603,992       1991                     39.5
Holiday Inn--
Cleveland, OH...       487,205       1,787,866                   1989         39.5
                  --------------- --------------
                    $1,342,720      $7,773,519
                  =============== ==============

-----

(a) Reconciliation of Land and Buildings and Improvements:
                                                   1995       1996       1997
                                                ---------- ---------- ----------
Beginning balance.............................  $6,451,399 $9,061,601 $9,074,481
 Additions during year or period:
 Improvements.................................   2,610,202     12,880     41,758
                                                ---------- ---------- ----------
Ending balance................................  $9,061,601 $9,074,481 $9,116,239

(b) Reconciliation of Accumulated Depreciation:

Beginning balance.............................  $  662,912 $  888,342 $1,114,833
 Depreciation for the year or period..........     225,430    226,491    227,887
                                                ---------- ---------- ----------
Ending balance................................  $  888,342 $1,114,833 $1,342,720

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
MFI Partners, Limited Partnership:

  We have audited the accompanying balance sheets of MFI Partners, Limited Partnership (the "Partnership"), a Delaware limited partnership, as of December 31, 1996 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for the three years ended December 31, 1995, 1996 and 1997. These financial statements and the schedule referred to below are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                            Arthur Andersen LLP

Washington, D.C.
March 13, 1998

                       MFI PARTNERS, LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                               1996      1997
                                                             --------  --------
                           ASSETS
Investment in real estate, at cost
  Land...................................................... $ 26,505  $ 26,505
  Buildings and improvements................................   86,277    86,529
  Furniture, fixtures and equipment.........................    9,680    12,691
                                                             --------  --------
                                                              122,462   125,725
    Less-Accumulated depreciation...........................  (10,618)  (15,088)
                                                             --------  --------
      Net investment in real estate, at cost                  111,844   110,637
Deferred charges, net.......................................    4,380     3,170
Cash and cash equivalents...................................    3,132     2,943
Cash-Restricted.............................................    1,934       171
Accounts receivable, trade..................................      674       527
Accounts receivable, credit card............................      145       168
Prepaid expenses and other assets...........................      306       345
                                                             --------  --------
      Total assets.......................................... $122,415  $117,961
                                                             ========  ========

   The accompanying notes are an integral part of these financial statements.

                       MFI PARTNERS, LIMITED PARTNERSHIP

                                 BALANCE SHEET
                        AS OF DECEMBER 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                1996     1997
                                                              -------- --------
              LIABILITIES AND PARTNERS' CAPITAL
MORTGAGE NOTES PAYABLE:
  First mortgage note payable, including 1996 and 1997
   current
   portions of $1,689 and $1,852, respectively............... $ 71,615 $ 69,926
  Subordinated mortgage note payable, including 1996 and 1997
   deferred interest of $2,083 and $2,254, respectively......   28,583   28,754
                                                              -------- --------
    Total mortgage notes payable.............................  100,198   98,680
                                                              -------- --------
ACCOUNTS PAYABLE.............................................      513      749
ACCRUED OPERATING EXPENSES...................................    1,224    1,308
ACCRUED PROPERTY TAXES.......................................      821      826
OTHER ACCRUED EXPENSES.......................................    1,437    1,195
DUE TO PARTNERS..............................................        7       46
OTHER LIABILITIES............................................      220      111
                                                              -------- --------
    Total liabilities........................................  104,420  102,915
                                                              -------- --------
GENERAL......................................................      585      489
LIMITED......................................................   17,410   14,557
                                                              -------- --------
    Total partners' capital..................................   17,995   15,046
                                                              -------- --------
    Total liabilities and partners' capital.................. $122,415 $117,961
                                                              ======== ========

   The accompanying notes are an integral part of these financial statements.

                       MFI PARTNERS, LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997

                             (AMOUNTS IN THOUSANDS)

                                                       1995    1996     1997
                                                      ------- -------  -------
REVENUES:
  Rooms.............................................. $41,793 $43,603  $44,880
  Telephone..........................................   1,098     977    1,001
  Other..............................................     844   1,166    1,107
                                                      ------- -------  -------
    Total revenues...................................  43,735  45,746   46,988
                                                      ------- -------  -------
COST OF SALES:
  Rooms..............................................  11,171  12,209   13,137
  Telephone..........................................     544     466      510
  Other..............................................     326     642      621
                                                      ------- -------  -------
    Total cost of sales..............................  12,041  13,317   14,268
                                                      ------- -------  -------
    Gross operating income...........................  31,694  32,429   32,720
                                                      ------- -------  -------
OPERATING EXPENSES:
  General and administrative.........................   4,627   5,003    5,198
  Advertising and promotion..........................     321     430      538
  Utilities..........................................   2,324   2,372    2,407
  Repairs and maintenance............................   1,962   2,301    3,310
  Franchise fees.....................................   2,716   2,831    2,914
  Real estate, personal property taxes, and
   insurance.........................................   2,244   2,255    2,271
  Management fees....................................   2,094   1,903    1,669
  Depreciation and amortization......................   5,355   4,879    5,202
  Ground rent........................................     324     324      324
  Other..............................................     318     312      193
                                                      ------- -------  -------
    Total operating expenses.........................  22,285  22,610   24,026
                                                      ------- -------  -------
    Operating income.................................   9,409   9,819    8,694
                                                      ------- -------  -------
NON-OPERATING EXPENSES:
  Interest expense, net..............................   9,155   9,136    9,026
  Other..............................................       2     (13)       4
                                                      ------- -------  -------
    Net (loss)/income................................ $   252 $   696  $  (336)
                                                      ======= =======  =======

   The accompanying notes are an integral part of these financial statements.

                       MFI PARTNERS, LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                      GENERAL LIMITED
                                                      PARTNER PARTNERS   TOTAL
                                                      ------- --------  -------
    Balance, December 31, 1994.......................  $834   $24,751   $25,585
      Capital distributions..........................  (140)   (4,157)   (4,297)
      Net income.....................................     9       243       252
                                                       ----   -------   -------
    Balance, December 31, 1995.......................   703    20,837    21,540
                                                       ----   -------   -------
      Capital distributions..........................  (139)   (4,102)   (4,241)
      Net income.....................................    21       675       696
                                                       ----   -------   -------
    Balance, December 31, 1996.......................   585    17,410    17,995
                                                       ----   -------   -------
      Capital distributions..........................   (85)   (2,528)   (2,613)
      Net loss.......................................   (11)     (325)     (336)
                                                       ----   -------   -------
    Balance, December 31, 1997.......................  $489   $14,557   $15,046
                                                       ====   =======   =======

   The accompanying notes are an integral part of these financial statements.

                       MFI PARTNERS, LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997

                             (AMOUNTS IN THOUSANDS)

                                                      1995     1996     1997
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................................. $   252  $   696  $  (336)
  Adjustments to reconcile net (loss) income to net
   cash provided by operating activities--
  Depreciation and amortization.....................   5,355    4,879    5,202
  Operating expenses paid by the property
   improvement fund.................................     176      406    1,213
  Interest income earned by the property improvement
   fund.............................................     (64)     (79)     (27)
  Amortization of finance costs reflected as
   interest expense.................................     546      487      478
  Interest deferred on subordinated mortgage note
   payable..........................................   1,064      457      171
  Changes in assets and liabilities affecting cash
   flows from
   operations:
    Decrease in accounts receivable.................    (105)     118      124
    Decrease in due from partners...................     144      --       --
    Increase in prepaid expenses and other assets ..      72      (45)     (39)
    Decrease in tax and insurance reserve fund......     701      173       12
    Increase in accounts payable....................    (104)     337      236
    Decrease in accrued expenses....................   1,038     (203)    (153)
    Increase (Decrease) in due to partners..........      (5)     (18)      39
    Decrease in other current liabilities...........      10      (16)    (109)
                                                     -------  -------  -------
     Total adjustments..............................   8,828    6,496    7,147
                                                     -------  -------  -------
     Net cash provided by operating activities......   9,080    7,192    6,811
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Improvements and additions to properties..........     (20)  (1,358)  (2,591)
  Additions to the property improvement fund........  (1,638)  (1,832)    (107)
  Organization and franchise agreements cost........     (24)     --       --
                                                     -------  -------  -------
     Net cash used in investing activities..........  (1,682)  (3,190)  (2,698)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of first mortgage note payable.........  (1,293)  (1,540)  (1,689)
  Distributions to partners.........................  (4,297)  (4,241)  (2,613)
                                                     -------  -------  -------
     Net cash used in financing activities..........  (5,590)  (5,781)  (4,302)
                                                     -------  -------  -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........   1,808   (1,779)    (189)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....   3,103    4,911    3,132
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......... $ 4,911  $ 3,132  $ 2,943
                                                     =======  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Capital additions funded from the property
   improvement fund.................................   $ 696  $ 1,673  $ 1,885
  Cash paid during the year for interest............ $ 7,057  $ 8,268  $ 8,580

   The accompanying notes are an integral part of these financial statements.

                       MFI PARTNERS, LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1996, AND 1997

1. THE PARTNERSHIP:

  MFI Partners, Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire, own and operate 26 Fairfield Inn by Marriott properties (the "Inns") located throughout the United States, and the land on which 23 of the Inns are situated. The Partnership entered into ground leases relative to the land underlying three of the Inns (the "Ground Leases"). The Partnership was formed on August 4, 1994, and operations commenced on August 5, 1994 (the "Closing Date"). On the Closing Date, the Partnership executed a purchase agreement with Host Marriott Corporation, HMH Properties Inc., and New Orleans Marriott Hotel Ventures L.P. to acquire the Inns and land for approximately $119,000,000. The total purchase price was paid from proceeds of a first mortgage note payable of $75,000,000 (the "First Mortgage," Note 3), a subordinated mortgage note payable of $26,500,000 retained by one of the sellers (the "Subordinate Mortgage," Note 3), and the initial capitalization of the Partnership, by $25,536,000. The remaining proceeds above the purchase price were used to pay for transaction costs and as initial operating capital. The Partnership is owned by three separate partnerships. Distributions are made based on the relative ownership percentages of the partners and upon cash flow priority guideline included in the First Mortgage agreement and the Subordinate Mortgage agreement. The guideline provides that net operating cash flow, as defined, after base management fees, franchise fees, property taxes, insurance, and ground lease payments be allocated in the following order:

    (1) Monthly interest and principal on the First Mortgage

    (2) Mandatory additional principal payment of the First Mortgage, as required

    (3) Quarterly interest on the Subordinated Mortgage

    (4) Payment of deferred and accrued management fees (see Note 6)

    (5) Available for distribution to equity holders

  Equity holders received cash distributions of approximately $4,297,000, $4,241,000 and $2,613,000 during 1995, 1996 and 1997 respectively.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Accounting

  The Partnership's records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year.

 Real Estate

  Real estate is recorded at cost and reported at the lower of its carrying amount or fair value in accordance with Statement of Financial Accounting Standards No. 121. A write down to fair value results when an impairment of the asset has occurred and management believes that its carrying amount cannot be recovered through future operations. No assets were written down in 1995, 1996 and 1997. Allocations of the purchase price of the real estate were based on relative market values at the date of purchase. Repairs and maintenance are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in operations. Depreciation is computed using the following methods over the useful lives of the assets:

  Building and Improvements            Straight-Line Method over 39 years
  Furniture, Fixtures, and Equipment   Double-Declining Balance Method over
                                       5 years

  All property and equipment is pledged as security for the debt described in
Note 3.

                       MFI PARTNERS, LIMITED PARTNERSHIP

 Deferred Charges, Net

  Deferred charges, net, consist of organization costs, initial franchise costs and financing costs and are presented net of any accumulated amortization. Organization costs incurred in the formation of the partnership are being amortized using the straight-line method over 60 months. Amortization of the franchise costs incurred in obtaining the franchise agreements is computed using the straight-line method with a useful life of approximately 20 years, the term of the franchise agreement. Amortization of financing costs incurred in obtaining the long-term debt or related financial instruments is computed using the effective interest method over the terms of the loan agreements. This amortization is included in the interest expense in the accompanying statements of operations.

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents, except the contractually restricted property improvement fund and tax and insurance reserve fund.

 Cash--Restricted

  Restricted cash consists of funds established for property improvements and the payment of taxes and insurance, as required under the various agreements into which the Partnership has entered.

 Revenue Recognition and Accounts Receivable

  Revenue is recognized as earned and all receivable deemed uncollectible are written off. The Partnership accounts for credit card revenues as receivables until paid in cash.

 Income Taxes

  Provisions for Federal or state income taxes have not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates profits and losses to the individual partners. Significant differences may exist between the net loss for financial reporting purposes and the net loss as reported in the Partnership's tax return.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MORTGAGE NOTES PAYABLE AND FINANCIAL INSTRUMENTS:

  On August 5, 1994, the Partnership borrowed $75,000,000 pursuant to the terms of a seven-year nonrecourse mortgage loan agreement (the "First Mortgage") with Credit Lyonnais to partially finance the purchase of the Inns. The debt is split into two tranches. The first tranche is secured by two Inns located in California, and the second tranche is secured by the remaining properties. All debt terms relate to both tranches. The mortgage currently requires monthly principal and interest payments. The mortgage bears interest at the Prime Rate plus 1.5 percent or LIBOR plus 2.5 percent, at the discretion of the borrower. For the purpose of interest payments, the outstanding principal amount may be split into a maximum of three different portions, each at a different interest rate with maturities ranging from 30 to 180 days. Principal payments are made to

                       MFI PARTNERS, LIMITED PARTNERSHIP
amortize the outstanding balance over 20 years at an interest rate of 9.25 percent per annum, with the full unpaid balance due on August 5, 2001. An additional annual principal payment of $1,400,000, payable in quarterly installments, is required based on the operating results of the Partnership not meeting minimum cash flow threshold requirements, as defined in the First Mortgage, of $14,250,000 and $15,000,000 effective August 5, 1996 and August 5, 1997, respectively. However, the Partnership has received a proposal from Credit Lyonnais to reduce the minimum cash flow threshold requirement to $13,500,000, effective August 5, 1997, in exchange for an amendment fee of approximately $70,000 and an additional, one-time, contribution of $1,400,000 to the Property Improvement Fund. The Partnership plans to fund this payment out of existing available cash. Among other restrictions, distributions and other uses of cash are determined based on a cash flow priority schedule contained in the First Mortgage agreement. The loan also includes a clause which permits the lender to call the loan if there is a material adverse change in the business. The partnership paid approximately $1,293,000, $1,540,000 and $1,689,000 in principal and approximately $6,384,000,
$6,304,000 and $6,162,000 in interest relating to the First Mortgage during 1995, 1996, and 1997, respectively. The outstanding loan balance at December 31, 1996 and 1997 is $71,615,000 and $69,926,000 respectively. During 1995, 1996 and 1997 the interest rates in effect varied from 7.94 percent to
8.69 percent, 7.81 percent to 8.47 percent and 7.88 percent to 8.47 percent respectively, and the weighted average interest rate was approximately 8.6 percent, 8.1 percent and 8.2 percent respectively.

  In conjunction with the First Mortgage, the Partnership purchased an interest rate cap (the "Cap") from The Bank of Tokyo, the hedge against a rise in interest rates, and sold an interest rate floor (the "Floor") to Credit Lyonnais, the lender of the First Mortgage, to offset the cost of the Cap. The Cap and Floor are agreements whereby the Partnership has paid or received a one-time "Premium" payment to or from another party in exchange for the right to receive or pay interest payments based on a particular notional amount and the difference between the agreed-upon Cap or Floor rate and the specified index. The notional amount of the Cap is $52,500,000 and amortizes under the same terms as the First Mortgage. The Cap matures on August 5, 2001. The Cap provides that the Partnership shall not bear the burden of interest cost in excess of 10.5 percent. Should the variable rate exceed 10.5 percent, the partnership would be reimbursed by The Bank of Tokyo for the incremental interest costs above 10.5 percent. The Partnership is subject to credit risk should the counterparty not perform under the Cap agreement. The total credit risk to the Partnership is the replacement cost of the Cap at current market interest rates. The Floor has the same notional amount as the Cap and has as three-year term which expired on August 1, 1997. The floor amortized under the same terms as the First Mortgage. The Floor rate increases throughout the life of the floor from 4.5 percent to 6.5 percent. Should LIBOR drop below the Floor rate, the Partnership has agreed to pay interest based upon the Floor rate plus 2.5 percent. On August 5, 1995 and 1996, the Floor rate increased to
6.5 percent and 6 percent respectively. As a result of this increase in the Floor rate and decreasing interest rates during 1995, 1996 and 1997, the Partnership made payments of approximately $24,000, $344,000 and $305,000 respectively, to Credit Lyonnais. No receipts relating to the Cap have been received in 1995, 1996 and 1997. The net cost of these financial instruments was $1,749,000, which has been capitalized as deferred charges and is being amortized as an adjustment to interest expense as described in Note 2. This amortization amounted to approximately $546,000, $487,000 and $478,000 in 1995, 1996 and 1997 respectively.

  On August 5, 1994, the Partnership also borrowed $26,500,000 pursuant to the terms of the purchase price mortgage (the "Subordinate Mortgage") from one of the sellers, Host Marriott Corporation, the partially finance the purchase of the Inns. The Subordinate Mortgage is subordinate to the First Mortgage. The Subordinate Mortgage is split into two tranches. The first tranche is secured by two Inns located in California, and the second tranche is secured by the remaining properties. All debt terms relate to both tranches. The mortgage currently requires quarterly interest payments, and no principal payments are required until maturity. The mortgage bears interest at LIBOR plus 4.5 percent and is capped at incrementally increasing rates during the term of the loan. Interest is paid quarterly based on an incrementally increasing pay rate. The pay rate is lower than the capped rate and the predicted variable rate of the Subordinate Mortgage. The difference between the amount accrued and the amount paid is deferred until the maturity of the Subordinate Mortgage. The debt matures on the later of

                       MFI PARTNERS, LIMITED PARTNERSHIP
one year from the date that the First Mortgage is paid in full or on August 4, 2001. In no event shall the maturity date be later than August 4, 2004. With respect to the Subordinate Mortgage, the Partnership incurred interest expense of approximately $2,470,000, $2,565,000 and $2,583,000 during 1995, 1996 and
1997 respectively, of which approximately $457,000 and $171,000 was deferred during 1996 and 1997 respectively. Accrued interest of approximately $616,000 and $610,000 was outstanding at December 31, 1996 and 1997 respectively. During 1995, 1996 and 1997 the Partnership paid interest of approximately $1,205,000, $1,966,000 and $2,418,000 respectively, in connection with the Subordinate Mortgage. The outstanding loan balance, including deferred interest, was approximately $28,583,000 and $28,754,000 at December 31, 1996 and 1997 respectively. As of December 31, 1996 and 1997, the interest rate and the pay rate were 9 percent.

  Aggregate annual minimum principal payments for outstanding debt at December 31, 1997, are as follows:

   YEAR                                                               AMOUNT
   ----                                                           --------------
                                                                  (IN THOUSANDS)
   1998..........................................................    $ 1,852
   1999..........................................................      2,031
   2000..........................................................      2,227
   2001..........................................................     90,316
                                                                     -------
                                                                     $96,426
                                                                     =======

4. DEFERRED CHARGES, NET

  Deferred charges consist of the following as of December 31, (Amounts in thousands):

                                                                1996     1997
                                                               -------  -------
   Organization costs......................................... $ 3,544  $ 3,544
   Franchise costs............................................     524      524
   Financing costs............................................   3,269    3,269
                                                               -------  -------
                                                                 7,337    7,337
     Less--Accumulated amortization...........................  (2,957)  (4,167)
                                                               -------  -------
   Deferred charges, net...................................... $ 4,380  $ 3,170
                                                               =======  =======

5. RELATED-PARTY TRANSACTIONS

  According to the partnership agreement, the general partner of the Partnership is to be reimbursed for certain costs incurred, as defined by the partnership agreement. At December 31, 1996 and 1997 approximately $7,000 and $46,000 respectively, are accrued and included in due to partners.

6. COMMITMENTS AND CONTINGENCIES

 Management Agreement

  The Inns are managed under a long-term management agreement (the "Management Agreement") which expires on December 31, 2004, and contains two five-year extension periods. The owners of the management company that operates the Inns are affiliated with owners of the Partnership by virtue of common ownership. The Management Agreement calls for base management fees of four percent of gross revenues, one percent of which shall be deferred and paid based on available cash flow, as defined in the First Mortgage Agreement. An additional incentive management fee of 15 percent of operating profit, as defined by the Management Agreement,

                       MFI PARTNERS, LIMITED PARTNERSHIP
may be earned if the properties exceed certain distribution levels. The manager also earns accounting fees in the amount of $18,000 per property per year and is reimbursed for certain out-of-pocket expenses, as defined by the Management Agreement. During 1997, the Partnership amended the Management Agreement to eliminate the 1% additional management fee and the accounting fee.

  During 1995, 1996 and 1997, the manager earned approximately $335,000, $61,400 and $2,100, respectively, in incentive management fees, of which $19,700 and $0, respectively, was accrued for at year-end 1996 and 1997. In 1995, 1996 and 1997, the management company earned approximately $1,759,000, $1,842,000 and 1,667,000, respectively, of base management fees and approximately $468,000, $468,000 and $262,000, respectively, of accounting fees. As of December 31, 1996 and 1997 approximately $106,000 and $0 respectively, of base management fees were deferred, and approximately $267,000 and $85,000 respectively, of management and accounting fees were accrued. Expenses related to the accounting fees have been included in general and administrative expenses in the accompanying statement of operations.

 Franchise agreement

  Franchise fees represent the expense for franchise royalties under the terms of the franchise agreements with Fairfield FMC Corporation (the "Franchise Agreement"), an affiliate of Marriott International. The Franchise Agreement expires on December 31, 2014. As part of the Franchise Agreement, the franchisor provides certain goods and services to the Partnership including training, advertising, reservation services, certain operational systems and tools, and certain trademarks and trade names. The initial cost of the Franchise Agreement was approximately $524,000, which was capitalized and is included in deferred charges on the accompanying balance sheets. The Franchise Agreement requires a fee of four percent of gross room revenues for franchise fees, a fee of 2.5 percent of gross rooms revenues for reimbursement of franchisor marketing costs, and a reservation fee of one percent of gross room revenue plus $2.15 per reservation placed through the franchisor's central reservation system. The franchise fees and franchisor marketing fees are included in franchise fees in the accompanying statements of operations, and the reservation fees are included in cost of sales in the accompanying statements of operation. During 1995, 1996 and 1997, the Partnership incurred approximately $2,716,000, $2,831,000 and $2,914,000, respectively, in franchise fees and approximately $435,000, $843,000 and $843,000, respectively, in reservation fees. As of December 31, 1996 and 1997, approximately $199,000 and $209,000, respectively, of franchise fees were accrued.

 Property Improvement Fund

  The First Mortgage requires the Partnership to make contributions to a property improvement fund in the amount of four percent of gross revenues. These funds are to be used exclusively for property improvement projects, and their release is at the discretion of the lender. Funds related to these contributions are reflected as restricted cash on the accompanying balance sheets. The fund was initially established with $241,000 received at closing. During 1995, 1996 and 1997 the Partnership remitted approximately an additional $1,648,000, $1,832,000 and $107,000, the latter which is net of $121,000 released by the lender, respectively, to the fund. Of such additions, approximately $872,000, $1,673,000 and $1,885,000 were refunded to the Partnership for amounts spent on property improvement projects, during 1995, 1996 and 1997, respectively. As of December 31, 1996 and 1997, the Partnership held approximately $1,922,000 and $170,000, respectively, in the fund.

 Tax and Insurance Reserve Fund

  The First Mortgage requires the Partnership to escrow amounts to be used to pay for taxes and insurance. These funds are reflected as restricted cash on the accompanying balance sheets. As of December 31, 1996 and 1997 the Partnership held approximately $12,500 and $300, respectively, in the fund. The fund was established with approximately $696,000 which was received from the seller at closing. During 1995, 1996 and 1997 the Partnership escrowed $2,447,000, $2,655,000 and $2,527,000, respectively of which approximately $3,195,000, $2,858,000, and $2,567,000, respectively was refunded to the
Partnership for amounts spent on taxes and insurance.

                       MFI PARTNERS, LIMITED PARTNERSHIP

 Ground Leases

  Three of the Inns are encumbered by ground leases held by various parties. The initial terms of these leases vary from 25 to 30 years and may be extended at the discretion of the lessee to vary from 50 to 75 years. The payments increase during the terms of the lease based upon fluctuating variable economic indicators. The Partnership incurred ground rent of approximately $324,000 in 1995, 1996 and 1997. The annual minimum ground lease payments in the future are as follows:

   YEAR                                                               AMOUNT
   ----                                                           --------------
                                                                  (IN THOUSANDS)
   1998..........................................................     $  318
   1999..........................................................        343
   2000..........................................................        343
   2001..........................................................        343
   2002..........................................................        343
   Thereafter....................................................      6,710
                                                                      ------
                                                                      $8,400
                                                                      ======

 Legal Matters

  The Partnership has been named as a defendant in various legal actions arising from the normal operation of its properties. The Partnership has proper and sufficient liability insurance to cover such claims and is vigorously defending all actions against it. Management of the Partnership, after consultation with its legal counsel, firmly believes that disposition of those claims will not result in any material liability.

7. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The estimated fair values of financial instruments at December 31, 1997, are summarized as follows:

                                                       CARRYING        FAIR
                                                        AMOUNT        VALUE
                                                     ------------  ------------
   Interest Rate Cap................................ $  1,018,000  $    106,000
   Long-Term Debt...................................  (96,426,000)  (96,426,000)

  The following methods and assumptions were used to estimate fair value.

  LONG-TERM DEBT--The carrying amount of long-term debt approximates fair value as interest rates on these instruments are either variable or the contractually fixed rate approximates the current interest rate being offered on similar instruments.

  INTEREST RATE CAP--The fair value of the Interest Rate Cap is based on quoted market prices for similar instruments with similar terms or on a discounted cash flow analysis.

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                                             COST CAPITALIZED    GROSS AMOUNTS OF WHICH
                                               SUBSEQUENT TO       CARRIED AT CLOSE OF
                        INITIAL COST            ACQUISITION              PERIOD                          ACCUMULATED
                  ------------------------- ------------------- -------------------------               DEPRECIATION
                              BUILDINGS AND       BUILDINGS AND             BUILDINGS AND               BUILDINGS AND
  DESCRIPTION        LAND     IMPROVEMENTS  LAND  IMPROVEMENTS     LAND     IMPROVEMENTS  TOTAL(A)(C)  IMPROVEMENTS(B)
  -----------     ----------- ------------- ----- ------------- ----------- ------------- ------------ ---------------
Fairfield Inn--
Akron, OH.......  $       --   $ 3,187,825  $ --    $  3,546    $       --   $ 3,191,371  $  3,191,371   $  275,866
Fairfield Inn--
Buffalo, NY.....      697,282    3,709,523    --      34,724        697,282    3,744,247     4,441,529      322,100
Fairfield Inn--
Cedar Rapids,
IA..............      421,437    3,276,058    --      22,498        421,437    3,298,556     3,719,993      284,172
Fairfield Inn--
Chattanooga,
TN..............    1,021,202    3,113,103    --      19,881      1,021,202    3,132,984     4,154,186      269,983
Fairfield Inn--
Columbus, OH....      561,520    3,048,521    --      36,095        561,520    3,084,616     3,646,136      264,974
Fairfield Inn--
Flagstaff, AZ...    1,568,633    3,546,508    --      91,681      1,568,633    3,638,189     5,206,822      310,024
Fairfield Inn--
Florence, KY....    1,047,755    3,803,515    --      43,988      1,047,755    3,847,503     4,895,258      330,560
Fairfield Inn--
Ft. Wayne, IN...      525,837    2,491,564    --      14,832        525,837    2,506,396     3,032,233      216,042
Fairfield Inn--
Glenview, IL....       18,190    3,355,918    --      44,043         18,190    3,399,961     3,418,151      291,846
Fairfield Inn--
Harrisburg, PA..      658,591    2,015,224    --       7,700        658,591    2,022,924     2,681,515      174,586
Fairfield Inn--
Hartford, CT....      865,102    2,862,672    --      13,635        865,102    2,876,307     3,741,409      248,100
Fairfield Inn--
Las Vegas, NV...    2,712,439    6,378,283    --      15,564      2,712,439    6,393,847     9,106,286      552,261
Fairfield Inn--
Louisville, KY..    2,013,709    3,819,178    --      13,460      2,013,709    3,832,638     5,846,347      330,829
Fairfield Inn--
Ontario, CA.....      576,670    1,460,543    --      13,433        576,670    1,473,976     2,050,646      126,811
Fairfield Inn--
Phoenix, AZ.....      799,495    2,508,875    --       5,574        799,495    2,514,449     3,313,944      217,211
Fairfield Inn--
Portland, ME        1,156,064    2,495,511    --      55,694      1,156,064    2,551,205     3,707,269      217,835
Fairfield Inn--
Rancho Cordova,
CA..............    1,000,980    2,796,045    --      17,979      1,000,980    2,814,024     3,815,004      242,491
Fairfield Inn--
Rocky Mount,
NC..............      716,822    2,933,606    --         --         716,822    2,933,606     3,650,428      253,751
Fairfield Inn--
Scottsdale, AZ..    2,690,061    3,850,153    --     169,111      2,690,061    4,019,264     6,709,325      339,041
Fairfield Inn--
Sharonville,
OH..............      868,045    2,990,124    --      36,249        868,045    3,026,373     3,894,418      259,928
Fairfield Inn--
Syracuse, NY....       49,952    3,220,648    --       7,700         49,952    3,228,348     3,278,300      278,853
Fairfield Inn--
Warrendale, PA..    1,597,435    4,184,943    --      10,822      1,597,435    4,195,765     5,793,200      362,373
Fairfield Inn--
Willoughby, OH..    1,207,675    3,163,224    --       6,857      1,207,675    3,170,081     4,377,756      273,856
Fairfield Inn--
Willowbrook,
IL..............      912,601    4,265,755    --      19,268        912,601    4,285,023     5,197,624      369,664
Fairfield Inn--
Wilmington, DE..    1,816,521    4,153,051    --      30,543      1,816,521    4,183,594     6,000,115      360,315
Fairfield Inn--
Winter Park,
FL..............    1,001,034    3,150,545    --      13,272      1,001,034    3,163,817     4,164,851      272,987
                  -----------  -----------  -----   --------    -----------  -----------  ------------   ----------
                  $26,505,052  $85,780,915  $ --    $748,149    $26,505,052  $86,529,064  $113,034,116   $7,446,459
                  ===========  ===========  =====   ========    ===========  ===========  ============   ==========
                                              LIFE UPON
                                                WHICH
                                             DEPRECIATION
                                              IN LATEST
                  NET BOOK VALUE                INCOME
                  BUILDINGS AND    DATE OF   STATEMENT IS
  DESCRIPTION      IMPROVEMENTS  ACQUISITION   COMPUTED
  -----------     -------------- ----------- ------------
Fairfield Inn--
Akron, OH.......   $  2,915,505     1994         39.5
Fairfield Inn--
Buffalo, NY.....      4,119,429     1994         39.5
Fairfield Inn--
Cedar Rapids,
IA..............      3,435,821     1994         39.5
Fairfield Inn--
Chattanooga,
TN..............      3,884,203     1994         39.5
Fairfield Inn--
Columbus, OH....      3,381,162     1994         39.5
Fairfield Inn--
Flagstaff, AZ...      4,896,798     1994         39.5
Fairfield Inn--
Florence, KY....      4,564,698     1994         39.5
Fairfield Inn--
Ft. Wayne, IN...      2,816,191     1994         39.5
Fairfield Inn--
Glenview, IL....      3,126,305     1994         39.5
Fairfield Inn--
Harrisburg, PA..      2,506,929     1994         39.5
Fairfield Inn--
Hartford, CT....      3,493,309     1994         39.5
Fairfield Inn--
Las Vegas, NV...      8,554,025     1994         39.5
Fairfield Inn--
Louisville, KY..      5,515,518     1994         39.5
Fairfield Inn--
Ontario, CA.....      1,923,835     1994         39.5
Fairfield Inn--
Phoenix, AZ.....      3,096,733     1994         39.5
Fairfield Inn--
Portland, ME          3,489,434     1994         39.5
Fairfield Inn--
Rancho Cordova,
CA..............      3,572,513     1994         39.5
Fairfield Inn--
Rocky Mount,
NC..............      3,396,677     1994         39.5
Fairfield Inn--
Scottsdale, AZ..      6,370,284     1994         39.5
Fairfield Inn--
Sharonville,
OH..............      3,634,490     1994         39.5
Fairfield Inn--
Syracuse, NY....      2,999,447     1994         39.5
Fairfield Inn--
Warrendale, PA..      5,430,827     1994         39.5
Fairfield Inn--
Willoughby, OH..      4,103,900     1994         39.5
Fairfield Inn--
Willowbrook,
IL..............      4,827,960     1994         39.5
Fairfield Inn--
Wilmington, DE..      5,639,800     1994         39.5
Fairfield Inn--
Winter Park,
FL..............      3,891,864     1994         39.5
                  --------------
                   $105,587,657
                  ==============

-----

(a) Reconciliation of Land and Buildings and Improvements:

                                            1995         1996         1997
                                        ------------ ------------ ------------
   Beginning balance................... $112,301,165 $112,454,782 $112,782,015
   Additions during year or period:
   Improvements........................      153,617      327,233      252,101
                                        ------------ ------------ ------------
   Ending balance...................... $112,454,782 $112,782,015 $113,034,116

(b) Reconciliation of Accumulated Depreciation:

   Beginning balance................... $    904,862 $  3,078,880 $  5,258,945
   Depreciation for the year or
   period..............................    2,173,998    2,180,085    2,187,514
                                        ------------ ------------ ------------
   Ending balance...................... $  3,078,860 $  5,258,945 $  7,446,459
                                        ============ ============ ============

(c)The aggregate cost for federal income tax purposes is $113,034,116.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COM-MON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                           SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  16
The Company..............................................................  26
Business and Properties..................................................  29
Use of Proceeds..........................................................  34
Distribution Policy......................................................  35
Pro Forma Capitalization.................................................  37
Selected Financial Information...........................................  38
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
The Initial Hotels.......................................................  45
Formation Transactions...................................................  64
Management...............................................................  67
Certain Relationships and Transactions...................................  75
The Strategic Partner and the Lessee.....................................  77
Principal Shareholders...................................................  79
Description of Shares of Beneficial Interest.............................  80
Certain Provisions of Maryland Law and of the Company's Declaration of
 Trust and Bylaws........................................................  85
Policies and Objectives with Respect to Certain Activities...............  89
Shares Available for Future Sale.........................................  92
Partnership Agreement....................................................  94
Federal Income Tax Considerations........................................  97
Underwriting............................................................. 113
Experts.................................................................. 114
Reports to Shareholders.................................................. 115
Legal Matters............................................................ 115
Additional Information................................................... 115
Glossary................................................................. 116
Index to Financial Statements............................................ F-1

  UNTIL      , 1998 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               12,500,000 SHARES


                  [LOGO OF HUDSON HOTELS TRUST APPEARS HERE]

                              HUDSON HOTELS TRUST

                                 COMMON SHARES

                                ---------------

                                  PROSPECTUS

                                ---------------

                         MORGAN KEEGAN & COMPANY, INC.
                     CREDIT LYONNAIS SECURITIES (USA) INC.
                             CROWELL, WEEDON & CO.
                            INTERSTATE/JOHNSON LANE
                                  CORPORATION
                           SUTRO & CO. INCORPORATED
                                TUCKER ANTHONY
                                 INCORPORATED
                               WHEAT FIRST UNION

                                 JULY  , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Shares.

   Securities and Exchange Commission, registration fee............. $   43,467
   NASD filing fee..................................................     15,000
   NYSE Listing Fee.................................................    119,208
   Financial Advisory Fee...........................................    637,500
   Printing and mailing.............................................    200,000
   Accountant's fees and expenses...................................    100,000
   Blue Sky fees and expenses.......................................      1,000
   Counsel fees and expenses........................................    350,000
   Miscellaneous....................................................     33,825
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

--------
*To be supplied by amendment.

ITEM 32. SALES TO SPECIAL PARTIES

  None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

  On May 1, 1998, the Company was capitalized with the issuance to Alan S. Lockwood of 100 Common Shares for a purchase price of $10 per share for an aggregate purchase price of $1,000. The Common Shares were purchased for investment and for the purpose of organizing the Company. The Company issued these Common Shares in reliance on an exemption from registration under
Section 4(2) of the Securities Act. Mr. Lockwood's Common Shares will be redeemed concurrently with the Offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

  The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, employee, agent or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former

Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnity its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

  None.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Index to Financial Statements


  (b) Exhibits:

 EXHIBIT
 NUMBER  EXHIBIT
 ------- -------
  1.1*   Form of Underwriting Agreement
  3.1**  Form of Amended and Restated Declaration of Trust of the Registrant
  3.2**  Form of By-Laws of the Registrant
  4.1    Form of Share Certificate (incorporated by reference to the Company's registration statement on
         form 8-A, filed with the Commission on July 21, 1998)
  5.1*   Opinion of Hunton & Williams
  8.1    Opinion of Hunton & Williams as to Tax Matters
 10.1**  Form of First Amended and Restated Agreement of Limited Partnership of
         Hudson Hotels Limited Partnership, L.P.
 10.2**  Purchase and Sale Agreement by and among MFI Partners, L.P., and
         Hudson Hotels Limited Partnership, L.P.
 10.3**  Agreement of Purchase and Sale by and among Hudson Hotels Corporation and various sellers named therein with respect to the Other Initial
         Hotels.

 EXHIBIT
 NUMBER  EXHIBIT
 ------- -------
 10.4**  Form of Percentage Lease
 10.5**  Form of the Strategic Alliance Agreement between Hudson Hotels
         Corporation, Hudson Hotels Properties I, Hudson Hotels Properties II,
         HHC Management Corp., Hudson Hotels Trust, and Hudson Hotels Limited
         Partnership, L.P.
 10.6**  Commitment Letter for Credit Facility
 10.7**  The 1998 Share Incentive Plan
 10.8**  The Trustees Plan
 10.9**  Form of Lease Guarantee
 21.1**  List of Subsidiaries of the Registrant
 23.1    Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)
 23.2    Consent of PricewaterhouseCoopers LLP
 23.3    Consent of Arthur Andersen LLP
 24.1    Powers of Attorney (Included on Signature Page)

--------
*  To be filed by amendment

** Previously filed

ITEM 37. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ROCHESTER, STATE OF NEW YORK ON THE 21ST DAY OF JULY, 1998.

                                          Hudson Hotels Trust
                                          a Maryland real estate investment
                                           trust
                                          (Registrant)


                                          By       /s/ E. Anthony Wilson
                                            -----------------------------------
                                                     E. ANTHONY WILSON
                                             CHAIRMAN OF THE BOARD OF TRUSTEES
                                                AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints E. Anthony Wilson and John M. Sabin and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

        /s/ E. Anthony Wilson          Chairman of the
-------------------------------------   Board of Trustees       July 21, 1998
          E. ANTHONY WILSON             and Chief Executive
                                        Officer (Principal
                                        Executive Officer)

         /s/ John M. Sabin*            President, Chief
-------------------------------------   Operating Officer,      July 21, 1998
            JOHN M. SABIN               Chief Financial
                                        Officer and Trustee
                                        (Principal
                                        Financial Officer)

                                       Vice President,
      /s/ Ralph L. Peek *               Treasurer and           July 21, 1998
-------------------------------------   Trustee
            RALPH L. PEEK

        /s/ Taras M. Kolcio *          Vice President and
-------------------------------------   Controller              July 21, 1998
           TARAS M. KOLCIO              (Principal
                                        Accounting Officer)

* By E. Anthony Wilson, attorney-in-fact.

 EXHIBIT
 NUMBER  EXHIBIT                                                           PAGE
 ------- -------                                                           ----
  1.1*   Form of Underwriting Agreement
  3.1**  Form of Amended and Restated Declaration of Trust of the
         Registrant
  3.2**  Form of By-Laws of the Registrant
  4.1    Form of Share Certificate (incorporated by reference to the
         Company's registration statement on form 8-A, filed with the
         Commission on July 21, 1998)
  5.1*   Opinion of Hunton & Williams
  8.1    Opinion of Hunton & Williams as to Tax Matters
 10.1**  Form of First Amended and Restated Agreement of Limited
         Partnership of Hudson Hotels Limited Partnership, L.P.
 10.2**  Purchase and Sale Agreement by and among MFI Partners, L.P., and Hudson Hotels Limited Partnership, L.P.
 10.3**  Agreement of Purchase and Sale by and among Hudson Hotels
         Corporation and various sellers named therein with respect to the Other Initial Hotels.
 10.4**  Form of Percentage Lease
 10.5**  Form of the Strategic Alliance Agreement between Hudson Hotels
         Corporation, Hudson Hotels Properties I, Hudson Hotels
         Properties II, HHC Management Co., Hudson Hotels Trust, and
         Hudson Hotels Limited Partnership, L.P.
 10.6**  Commitment Letter for Credit Facility
 10.7**  The 1998 Share Incentive Plan
 10.8**  The Trustees Plan
 10.9**  Form of Lease Guarantee
 21.1**  List of Subsidiaries of the Registrant
 23.1    Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)
 23.2**  Consent of PricewaterhouseCoopers LLP
 23.3**  Consent of Arthur Andersen LLP
 24.1    Powers of Attorney (Included on Signature Page)

--------
*To be filed by amendment

**Previously filed